As filed with the Securities and Exchange Commission on February 12, 2007
Registration Statement No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CITIZENS & NORTHERN CORPORATION
(Exact Name of Registrant as specified in its Charter)

Pennsylvania	6021	23-2951943

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
90-92 Main Street
Wellsboro, Pennsylvania 16901
(570) 724-3411
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
CRAIG G. LITCHFIELD
Chairman, President and Chief Executive Officer
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, Pennsylvania 16901
(570) 724-3411
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)
Copies to:

Charles J. Ferry, Esquire Carl D. Lundblad, Esquire Rhoads & Sinon LLP One South Market Square, 12th Floor Harrisburg, Pennsylvania 17108-1146 (717) 233-5731	Charles C. Cohen, Esquire Michael D. Winterhalter, Esquire Cohen & Grigsby 11 Stanwix Street, 15th Floor Pittsburgh, PA 15222-1319 (412) 297-4900
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
	Amount to be	offering price	aggregate	registration
Title of each class of securities to be registered	registered (1)	per share	offering price	fee (2)
Common Stock, $1.00 par value	637,658	n/a	n/a	$1,533.67

(1)	Represents the estimated maximum number of shares of Citizens & Northern common stock, $1.00 par value per share, to be issued to shareholders of Citizens Bancorp, Inc. in connection with the merger. In accordance with Rule 416, this registration statement also registers such additional number of shares of the Registrant’s common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) on the basis of the average of the bid and asked prices of the common stock of Citizens Bancorp, Inc. on February 9, 2007 of $27.91 and 1,016,824 shares of Citizens common stock to be exchanged or cancelled in the merger, reduced, pursuant to Rule 457(f)(3) by the amount of cash ($14,046,183) to be paid by the Registrant for such common stock.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2007
CITIZENS BANCORP, INC.
10 North Main Street
Coudersport, PA 16915
MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
     We cordially invite you to attend a special meeting of shareholders of Citizens Bancorp, Inc. to be held at 2:30 p.m., local time on Monday, _________ ___, 2007 at the main office of Citizens Trust Company, 10 North Main Street, Coudersport, Pennsylvania. At the special meeting, we will ask you to consider and vote upon a proposal to approve and adopt an agreement and plan of merger pursuant to which Citizens Bancorp, Inc. will merge with and into Citizens & Northern Corporation.
     If the merger is approved, you may elect to receive, for each share of Citizens common stock you own, either 1.297 shares of Citizens & Northern common stock or $28.57 in cash. You may elect to receive all cash, all Citizens & Northern common stock or a combination of cash and Citizens & Northern common stock, subject to the limitations described in the next paragraph.
     In general, elections will be limited by the requirement that 50% of the outstanding shares of Citizens common stock be exchanged for Citizens & Northern common stock and 50% of the outstanding shares of Citizens common stock be exchanged for cash. Therefore, the actual allocation of cash and common stock you receive will depend on the elections of other Citizens shareholders and may be different from what you elect. The federal income tax consequences to you will depend upon the value and form of the consideration you receive in exchange for your shares of Citizens common stock. You will receive a separate mailing that will contain instructions for making your election.
     Citizens & Northern common stock is traded on the Nasdaq Capital Market under the symbol “CZNC”. On February 9, 2007, the closing price of Citizens & Northern common stock was $22.30 per share, making the value of 1.297 shares on that date $28.92. Trades in Citizens common stock are quoted in the OTC Bulletin Board under the symbol “CZPY.” As of February 9, 2007, the last reported sales price for Citizens common stock was for $27.75 per share for a trade that occurred on February 7, 2007. These prices will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for Citizens & Northern and Citizens common stock.
     We cannot complete the merger unless the shareholders of Citizens approve it. Approval of the merger agreement requires the affirmative vote of at least a majority of the votes cast at the special meeting.
     The Citizens board of directors unanimously approved the merger agreement and recommends that you vote “FOR” the merger. We invite all shareholders of Citizens to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.
     The attached notice of special meeting and this document provide you with detailed information about the proposed transaction. We encourage you to read the entire document carefully. Please give particular attention to the discussion beginning on page 14 for risk factors relating to the transaction which you should consider.
     You should retain this document to assist you in making your election to receive cash, Citizens & Northern common stock or a combination of cash and Citizens & Northern common stock for your shares of Citizens common stock.

Sincerely, Charles H. Updegraff, Jr. Chairman, President & Chief Executive Officer

     Neither the SEC nor any state securities commission has approved or disapproved of the shares of Citizens & Northern Corporation to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The shares of Citizens & Northern common stock offered by this document are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties and are not insured by the FDIC or any other governmental agency.

     This document is dated _________ ___, 2007, and first mailed to shareholders on or about ______, 2007.

HOW TO OBTAIN MORE INFORMATION
     This document incorporates important business and financial information about Citizens & Northern that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at http://www.sec.gov or by requesting them in writing or by calling:
Jessica Brown, Secretary
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
(570) 724-3411
     Citizens has historically provided its shareholders with quarterly and annual financial reports. To obtain free copies of recent quarterly summary data and annual reports, please write or call:
Nancy S. Lent, Asstistant Secretary
Citizens Bancorp, Inc.
10 North Main Street
Coudersport, PA 16915
(814) 274-1929
     To obtain timely delivery of requested documents, you should request the information no later than _____, 2007.
     See “Where You Can Find More Information” at page 76 and “Incorporation of Certain Information by Reference” at page 76.

CITIZENS BANCORP, INC.
10 North Main Street
Coudersport, PA 16915
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Citizens Bancorp, Inc. will be held at the main office of Citizens Trust Company, 10 North Main Street, Coudersport, Pennsylvania on ____, 2007 at 2:30 p.m., local time, for the following purposes:
1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 21, 2006, by and between Citizens Bancorp, Inc. and Citizens & Northern Corporation, which provides, among other things, for the acquisition of Citizens by Citizens & Northern through the merger of Citizens with and into Citizens & Northern and the conversion of each share of Citizens common stock outstanding immediately prior to the merger into either $28.57 in cash or 1.297 shares of Citizens & Northern common stock, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying document.
2. To consider and vote upon a proposal to adjourn the meeting if more time is needed to solicit proxies.
3. To transact such other business as may properly come before the meeting.
     The board of directors has fixed the close of business on _____, 2007 as the record date for determining the shareholders of Citizens entitled to notice of and to vote at the special meeting and any adjournments or postponements of the meeting.
     The board of directors of Citizens unanimously recommends that you vote “FOR” approval of the merger agreement and related transactions.
     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the board of directors of Citizens urges you to complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope. Prior to the Citizens special meeting, you may revoke any proxy that you deliver by delivering a written notice to the Corporate Secretary of Citizens stating that you have revoked the proxy or by delivering a later dated proxy. Shareholders of record of Citizens common stock who attend the Citizens meeting may vote in person, even if they have previously delivered a signed proxy. If you are a shareholder whose shares are registered in “street name,” you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors

George M. Raup, Secretary
Coudersport, PA
                     ___, 2007

i

ii

Page

Control Share Transactions	73
Amendment of Articles of Incorporation	73
Amendment of Bylaws	74
Anti-takeover Provisions	74

Other Matters	74

Legal Matters	75

Experts	75

Shareholder Proposals	75

Where You Can Find More Information	76

Incorporation by Reference	76

Annexes

Annex A Agreement and Plan of Merger	A-1
Exhibit 1 Form of Bank Plan of Merger	A1-1
Exhibit 2 Form of Affiliates Letter	A2-1
Exhibit 3 Form of Tax Opinion	A3-1
Exhibit 4 Form of Opinion of Citizens & Northern Counsel	A4-1
Exhibit 5 Form of Opinion of Citizens Counsel	A5-1
Exhibit 6 Index Group	A6-1

Annex B Fairness Opinion of Ryan Beck & Co., Inc.	B-1

Annex C Statutory Provisions Relating to Rights of Dissenting Shareholders	C-1
EX-5
EX-8.1
EX-23.1
EX-23.2
EX-99.2

iii

Questions and Answers About the Transaction

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the merger agreement between Citizens Bancorp, Inc. and Citizens & Northern Corporation, providing for the merger of Citizens with and into Citizens & Northern.

Q:	Why are Citizens and Citizens & Northern proposing to merge?

A:	The board of directors of each of Citizens and Citizens & Northern believes that a combination of the two companies is in the best interests of its respective company. From Citizens’ perspective, Citizens’ board of directors believes that the transaction presents a more favorable opportunity for Citizens to maximize value for its shareholders than Citizens continuing to operate on a stand-alone basis. See “The Transaction — Reasons for the Transaction: Citizens’ Board of Directors” beginning on page 26 and “The Transaction — Reasons for the Transaction: Citizens & Northern’s Board of Directors” beginning on page 39.

Q:	How does the Citizens board of directors recommend I vote on the proposal?

A:	The Citizens board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	What will I receive in the transaction?

A:	If the merger agreement is approved and the merger is subsequently completed, you may elect to receive, for each share of Citizens common stock that you own, either 1.297 shares of Citizens & Northern common stock or $28.57 in cash. You may elect to receive all cash, all Citizens & Northern common stock, or a combination of cash and Citizens & Northern common stock for your shares of Citizens common stock, subject to allocation procedures designed to ensure 50% of the total outstanding shares of Citizens common stock is converted into the right to receive Citizens & Northern common stock and 50% is converted into the right to receive cash.

Q:	What are the tax consequences of the transaction to me?

A:	For United States federal income tax purposes, you will recognize income and/or gain equal to the lesser of: (1) the amount of cash you receive (including cash received for fractional shares); or (2) the amount of gain you realize. The amount of gain you realize equals the amount of cash you receive plus the fair market value of any Citizens & Northern common stock you receive less your adjusted basis in the shares of Citizens common stock that you surrender in the exchange. Your income or gain per share may vary if you acquired your Citizens common stock in more than one transaction.

No gain or loss will be recognized on the Citizens & Northern common stock that you receive. Your basis and holding periods in the Citizens & Northern common stock may vary per share depending upon if you acquired your Citizens common stock in more than one transaction. Due to the potential varying tax recognition, basis and holding period consequences which will be governed by your individual consequences, we urge you to consult with your tax advisor to fully understand the tax consequences to you. Additionally, the generalizations set forth above may not apply to all Citizens shareholders.

Q:	How do I vote?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Citizens special meeting. If you are a record owner of shares of Citizens common stock on the record date for the special meeting, you may attend Citizens’ special meeting in person and vote, whether or not you have signed and mailed your proxy card.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the merger agreement.

Q;	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send to the Secretary of Citizens a later-dated, signed proxy card before the Citizens special meeting. Second, you may attend Citizens’ special meeting in person and vote. Third, you may revoke any proxy by written notice to the Secretary of Citizens prior to Citizens’ special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	Do I have dissenters rights of appraisal in connection with the merger?

A:	Yes. Under Pennsylvania law, Citizens shareholders have the right to dissent from the merger and receive a payment in cash for the value of their shares of Citizens common stock, as determined by an appraisal process. This value may be less than the value of the consideration you would receive in the merger if you do not dissent. To perfect your dissenter’s rights, you must precisely follow the required statutory procedures. See “The Transaction-Rights of Dissenting Shareholders” at page 44 and the information attached at Annex C.

Q.	Should I send in my stock certificates now?

A.	No. You should not send in your stock certificates at this time. Approximately two weeks after the date of this document, you will receive a form of election on which you will indicate the form of merger consideration you wish to receive for your Citizens common stock. Please retain this document in connection with making your election to receive cash, Citizens & Northern common stock, or a combination of cash and Citizens & Northern common stock for your shares of Citizens common stock. You will have until the election date, which is two business days before the closing of the transaction, to return the completed and signed form of election, together with the certificates that represent your shares of Citizens common stock.

Q.	When do you expect to complete the transaction?

A.	We are working towards completing the transaction as quickly as possible and currently expect that the merger will be completed during the second quarter of 2007. In addition to the approval of Citizens shareholders, we must also obtain certain bank regulatory approvals. We expect to receive all necessary approvals no later than April 15, 2007.

Q.	Why haven’t you included financial information about Citizens in this document?

A.	As a Citizens shareholder, Citizens distributes annual and summary unaudited quarterly financial information to you. In considering the proposed merger, Citizens believes you need information concerning Citizens & Northern more than information concerning Citizens. Due to the size of Citizens & Northern relative to the size of Citizens, financial information about Citizens is not required to be provided in this document by any applicable law or regulation. However, if you would like to review copies of Citizens’ most recent quarterly and annual reports to shareholders, you may obtain them from Citizens. See “Where You Can Find More Information” on page 76.

Q.	Whom should I call with questions or to obtain additional copies of this document?

A.	You should call either of the following:

Citizens & Northern Corporation	Citizens Bancorp, Inc.
90-92 Main Street	10 North Main Street
Wellsboro, PA 16901	Coudersport, PA 16915
Attn: Jessica Brown, Secretary	Attn: Nancy S. Lent, Assistant Secretary
Phone No.: (570) 724-3411	Phone No.: (814) 274-1929

Summary
     This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to carefully read this entire document, its annexes and the other documents to which this document refers for a more complete understanding of the transaction. In addition, we incorporate by reference important business and financial information about Citizens & Northern into this document. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 76. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Special Meeting
Citizens Special Meeting to be Held                      __, 2007 (page 20)
     A special meeting of Citizens shareholders will be held on                      ___, 2007 at the main office of Citizens Trust Company, 10 North Main Street, Coudersport, Pennsylvania 2:30 p.m. local time.
Matters to be Considered at the Special Meeting (page 20)
     At the special meeting, you will consider and vote on a proposal to adopt and approve the merger agreement, a proposal to adjourn the meeting to solicit additional proxies if there are not sufficient votes to approve the merger agreement and such other matters as may properly come before the special meeting.
Record Date Set at                      __, 2007; One Vote per Share of Citizens Common Stock (page 20)
     You are entitled to vote at the special meeting if you were the record owner of shares of Citizens common stock as of the close of business on                      ___, 2007, the record date established for the special meeting. You are entitled to one vote for each share of Citizens common stock you owned of record on the record date. If you were the record owner of shares of Citizens common stock on the record date, you may vote those shares either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to Citizens in the enclosed envelope.
     On                      ___, 2007, a total of 1,016,824 votes were eligible to be cast at the Citizens special meeting.
Majority of Votes Cast at the Special Meeting Required to Approve Merger (page 20)
     Approval of the merger agreement requires the affirmative vote of at least a majority of the votes cast by Citizens shareholders at the special meeting. A majority of the issued and outstanding Citizens shares must be present in person or by proxy for any vote to be valid.
     The Citizens directors and executive officers have agreed to vote all of their shares of Citizens common stock for approval of the merger agreement. As of the record date, Citizens directors and executive officers beneficially owned and are entitled to vote approximately 15.76% of the shares entitled to vote at the special meeting. In addition, as of the record date, the trust department of Citizens Trust Company held 133,250 shares of Citizens common stock as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. Citizens Trust Company has voting power as to 47,416 of these shares, and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, we anticipate that these shares will be voted in favor of the transaction.
     In addition, on the record date, Citizens & Northern held 33,542 shares of Citizens common stock through one of its subsidiaries and the chief executive officer of Citizens & Northern beneficially owned 103 shares of Citizens common stock. Other than these shares, which together comprise approximately 3.3% of the shares entitled to vote at the special meeting, neither Citizens & Northern, nor, to the best of its knowledge, any of its directors or executive officers and its affiliates beneficially owned any shares of Citizens common stock.
The Merger
     The merger agreement provides for the merger of Citizens with and into Citizens & Northern, with Citizens & Northern as the surviving corporation. The merger agreement is attached as Annex A to this document. We encourage you to read the entire merger agreement, including the exhibits attached to the merger agreement, because it is the principal legal document that governs the transaction.
Citizens Shareholders Will Receive 1.297 Shares of Citizens & Northern Common Stock or $28.57 in Cash for Each Share of Citizens Common Stock (see page 40)
     Subject to the restrictions described below, you may elect to receive in exchange for each of your shares of Citizens common stock, either:
•	$28.57 in cash; or

•	1.297 shares of Citizens & Northern common stock.
     You may choose to exchange all of your shares for cash, or all of your shares for Citizens & Northern common stock, or some of your shares for cash and the rest of your shares for Citizens & Northern common stock, subject to the limitations described below. You will receive an election form approximately two weeks after the date of this document in order to make this election. You should retain this document in connection with making your election to receive cash, Citizens & Northern common stock or a combination of cash and Citizens & Northern common stock for your shares of Citizens common stock. You will have until the date specified in the election form, which will be approximately two business days before the closing of the transaction, to make your election and return your election form. If you do not return a properly completed election form by the election deadline, you will be deemed to have elected to receive either cash or Citizens & Northern common stock for your Citizens shares, depending on the elections of other Citizens shareholders. Complete information on the election procedure can be found in the section entitled “The Transaction — Election and Exchange Procedure” on page 41.

     You should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $28.57 per share of Citizens common stock. However, if you receive Citizens & Northern common stock as consideration, or a combination of Citizens & Northern common stock and cash, the value of the stock consideration will fluctuate and, on the closing date, may be higher or lower than $28.57 per share of Citizens common stock.
     Additionally, 50% of the total outstanding shares of Citizens common stock will be converted to the right to receive the cash consideration and 50% of the total outstanding shares of Citizens common stock will be converted to the right to receive Citizens & Northern stock. In the event that the holders of the outstanding shares of Citizens common stock elect to receive cash or stock that would exceed these limitations, the number of shares that you elect to exchange for cash or stock, as appropriate, will be adjusted through an allocation formula to satisfy the above limitations. Thus, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Citizens & Northern common stock even if you elect to receive all cash or all stock. See “The Transaction — Election and Exchange Procedure” and “The Transaction — Allocation of Citizens & Northern Common Stock and Cash” on pages 41 and 43, respectively.
     Citizens shareholders who would otherwise be entitled to a fraction of a whole share of Citizens & Northern common stock will instead receive a cash payment equal to the product of such fraction multiplied by the average closing sale price for a share of Citizens & Northern common stock for the twenty (20) trading days ending on and including the third trading day prior to the completion of the merger.
The Citizens Board Unanimously Recommends Approval of the Merger (see page 27)
     The Citizens board of directors believes that the merger transaction with Citizens & Northern is in the best interests of Citizens and its shareholders and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement. In unanimously approving the merger agreement, Citizens’ board considered, among other things, the earnings and financial conditions of Citizens and Citizens & Northern, the financial and other terms of the merger and the business and prospects of each of Citizens & Northern and Citizens.
Citizens’ Financial Advisor Says Merger Consideration is Fair From a Financial Point of View to Citizens Shareholders (see page 27)
     In deciding to approve the transaction, the Citizens board of directors considered among other factors, the opinion of its financial advisor, Ryan Beck & Co., Inc., that the merger consideration was fair from a financial point of view, as of the date of the opinion, to the Citizens shareholders.
     The full text of Ryan Beck’s opinion dated as of the date of this document, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex B to this document. We encourage you to read this opinion in its entirety.
     For its financial advisory services, Citizens paid Ryan Beck a fee of $20,000 upon execution of the engagement agreement. Citizens also agreed to pay Ryan Beck an advisory fee in an amount equal to 1.25% of the aggregate transaction value. Based upon the closing price of Citizens & Northern’s common stock on the day immediately prior to the public announcement of the proposed transaction, Ryan Beck’s fee would be approximately $360,000, $75,000 of which was paid upon execution of the merger agreement, with the balance, less the initial $20,000 retainer fee, due upon completion of the merger. Citizens has also agreed to reimburse Ryan Beck for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Ryan Beck and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities including liabilities under securities laws.
Operations and Management Following the Transaction (see page 55)
     Under the terms of the merger agreement, Citizens will merge with and into Citizens & Northern and Citizens will cease to exist as a separate entity. Additionally, Citizens’ bank subsidiary, Citizens Trust Company, will merge into Citizens & Northern’s bank subsidiary, with Citizens & Northern Bank as the surviving banking institution. Charles H. Updegraff, Jr., Chairman, President and Chief Executive Officer of Citizens, will be added as a director of Citizens & Northern and Citizens & Northern Bank and shall be appointed Executive Vice President and Chief Operating Officer of Citizens & Northern Bank. Additionally, for a period of two years following the effective date of the merger, Citizens & Northern has agreed to operate the former business of Citizens Trust Company as a separate division of Citizens & Northern Bank under the name “Citizens Trust Company, a division of Citizens & Northern Bank” and to appoint the current directors of Citizens Trust Company to a regional advisory board for such division, subject to Citizens & Northern’s policies concerning advisory board membership.
Certain Conditions Must be Satisfied Before the Transaction is Completed (see page 50)
     The completion of the transaction depends upon satisfaction or waiver of a number of conditions, including the following:
•	the approval of the merger agreement by Citizens shareholders;

•	the accuracy of the representations and warranties made in the merger agreement;

•	the performance of obligations by Citizens & Northern and Citizens under the merger agreement;

•	the receipt of required governmental approvals (including from banking and federal and state securities regulators) and the expiration or termination of all applicable statutory waiting periods relating to the transaction;

•	the absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the transaction; and

•	receipt by Citizens & Northern and Citizens of a tax opinion of Rhoads & Sinon LLP, counsel to Citizens & Northern, based on facts, assumptions and representations set forth in the opinion, to the effect that the transaction constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code.
The Merger Agreement Can Be Amended or Terminated (see page 53)
     The parties can mutually agree to terminate the merger agreement at any time prior to completing the transaction. In addition, either party acting alone can terminate the merger agreement in certain specified circumstances, including the failure to complete the transaction by August 31, 2007, unless the terminating party’s breach is the reason the transaction has not been completed.
We Must Obtain Regulatory Approvals to Complete the Transaction (see page 51)
     The transaction cannot be completed until required approvals are received from banking regulators. Citizens & Northern has filed applications to obtain approval from the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking. Although we believe regulatory approvals will be received in a timely manner, we cannot be certain when or if Citizens & Northern will obtain them.
Citizens’ Executive Officers and Directors Have Additional Interests in the Transaction (see page 56)
     When considering the recommendation of the Citizens board to approve the transaction, Citizens shareholders should be aware that some directors and executive officers of Citizens have interests in the transaction in addition to their interest as shareholders. These interests include, among others, provisions in the merger agreement regarding the appointment of Charles H. Updegraff, Jr., Chairman, President and Chief Executive Officer of Citizens, as a director of Citizens & Northern and Citizens & Northern Bank and as Executive Vice President and Chief Operating Officer of Citizens & Northern Bank, as well as the creation, composition and compensation of a Citizens Trust Company advisory board of Citizens & Northern Bank to be comprised of all Citizens Trust Company directors, subject to Citizens & Northern’s policies concerning advisory board membership.
     Also, following the merger, Citizens & Northern has agreed to provide directors and officers insurance for the directors and officers of Citizens and has agreed to provide indemnification to directors and officers of Citizens for claims occurring before the effective time of the merger.
     Citizens’ board of directors was aware of these interests and considered them in approving and recommending the merger.
Citizens Shareholders Have Dissenters Rights of Appraisal (see page 44)
     Citizens shareholders are entitled to assert certain rights of dissenting shareholders under Pennsylvania law. These dissenters rights may give you the opportunity to receive the fair value of your shares of Citizens common stock in cash instead of having each of your shares converted in the merger into the merger consideration of 1.297 shares of Citizens & Northern common stock or $28.57 in cash. In order to perfect your dissenters rights, you must strictly follow specific procedures under the Pennsylvania Business Corporation Law. If you do not follow the procedures set forth in the statutory provisions of the Pennsylvania Business Corporation Law, you may lose your dissenters rights with respect to the merger. Please refer to pages 44 through 46 for more information. You should also read carefully Annex C to this document, which is a copy of the relevant statutory provisions of Pennsylvania law related to dissenters rights.
     The Rights of Citizens & Northern Shareholders and Citizens Shareholders are Different (see page 71)
     Pennsylvania law and Citizens & Northern’s articles of incorporation and bylaws currently govern the rights of Citizens & Northern shareholders. Pennsylvania law and Citizens’ articles of incorporation and bylaws currently govern the rights of Citizens shareholders. These rights are not identical. When the merger is completed, Citizens shareholders who receive shares of Citizens & Northern common stock in the merger will become Citizens & Northern shareholders and have the rights of Citizens & Northern shareholders.

Important Federal Income Tax Consequences of the Transaction (see page 59)
     We have structured the transaction to be treated as a reorganization for U.S. federal income tax purposes. The following summary reflects the conclusions reached by Rhoads & Sinon LLP, legal counsel to Citizens & Northern, in its opinion and assumes that you hold your Citizens common stock as a capital asset. Generally, you will recognize income or gain equal to the amount of cash you receive (including cash in lieu of a fractional share of Citizens & Northern common stock) or the amount of gain you realize, whichever is less. The amount of gain you realize equals the amount of cash you receive plus the fair market value of Citizens & Northern common stock you receive minus your adjusted tax basis in the shares of Citizens common stock that you surrender in the exchange. You will not recognize any income or gain on the receipt of Citizens & Northern common stock. You will not recognize any loss on the receipt of Citizens & Northern common stock and will only recognize loss on the receipt of cash if you elect and receive only cash in exchange for your shares of Citizens common stock.
     This tax treatment may not apply to everyone. Tax matters are complicated and the tax consequences of this transaction to you will depend upon your individual circumstances. We urge you to contact your tax advisor to understand fully the transaction’s tax consequences to you.
     Rhoads & Sinon LLP, legal counsel to Citizens & Northern, has delivered a legal opinion to Citizens & Northern which reflects the legal conclusions contained in this document relating solely to the tax consequences of the transaction. Rhoads & Sinon will reconfirm its legal opinion and deliver it to Citizens & Northern and to Citizens immediately before the closing of the transaction. This opinion, however, will not bind the IRS, which could take a different view.
Citizens & Northern Will Account for the Transaction as a Purchase (see page 59)
     Citizens & Northern expects to account for the transaction using the purchase method of accounting. Under this method of accounting, all of the assets and liabilities of Citizens will be recorded on Citizens & Northern’s consolidated balance sheet at estimated fair value as of the effective date of the merger. The amount by which the purchase price paid by Citizens & Northern exceeds the fair value of the net assets acquired by Citizens & Northern through the transaction will be recorded as goodwill.
The Companies
Citizens Bancorp, Inc. (see page 68)
Citizens Bancorp, Inc. is a Pennsylvania corporation and a registered bank holding company based in Coudersport, Potter County, Pennsylvania. At September 30, 2006, Citizens had total consolidated assets of $142.6 million, deposits of $99.9 million and shareholders’ equity of $18.2 million. Citizens and its wholly owned bank subsidiary, Citizens Trust Company, engage in full service commercial and consumer banking businesses through three branch offices located in Cameron, McKean and Potter Counties, Pennsylvania.

     The principal executive offices of Citizens are located at:
Citizens Bancorp, Inc.
10 North Main Street
Coudersport, PA 16915
(814) 274-9150
Citizens & Northern Corporation (see page 63)
     Citizens & Northern Corporation is a Pennsylvania corporation that is a registered bank holding company based in Wellsboro, Tioga County, Pennsylvania. Its wholly-owned banking subsidiaries are Citizens & Northern Bank, a Pennsylvania chartered bank, and First State Bank, a New York state chartered bank. At September 30, 2006, Citizens & Northern and its subsidiaries had total consolidated assets of $1.1 billion, deposits of $756.4 million and shareholders’ equity of $129.7 million.
     The principal executive offices of Citizens & Northern are located at:
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
(570) 724-3411
Market Price and Dividend Information
     Citizens common stock trades over the counter and trading is very limited in volume. Quotations for Citizens common stock appear on the OTC Bulletin Board under the symbol “CZPY.”
     As of January 31, 2007, there were 1,016,824 shares of Citizens common stock outstanding, which were held by approximately 228 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.
     Citizens & Northern common stock is listed and trades on the Nasdaq Capital Market under the symbol “CZNC.” As of January 31, 2007, there were 8,300,059 shares of Citizens & Northern common stock outstanding, which were held by approximately 2,418 holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for 201,088 additional shares of Citizens & Northern common stock.
     The following table shows, for the indicated periods, the high and low sales prices per share for Citizens common stock, as reported on the OTC Bulletin Board, and Citizens & Northern common stock, as reported on the Nasdaq Capital Market, and dividends declared per share of Citizens and Citizens & Northern common stock.

	Citizens Common Stock			Citizens & Northern Common Stock
	Price		Dividend	Price		Dividend
	High	Low	Declared	High	Low	Declared
2005
First Quarter	$21.50	$21.00	$0.19	$32.25	$26.50	$0.23
Second Quarter	$22.00	$21.00	$0.19	$33.85	$25.80	$0.23
Third Quarter	$21.75	$21.00	$0.19	$37.51	$25.22	$0.23
Fourth Quarter	$21.50	$21.00	$0.20	$29.46	$24.49	$0.24

2006
First Quarter	$21.25	$21.05	$0.20	$29.93	$23.76	$0.24
Second Quarter	$21.75	$20.81	$0.20	$25.72	$20.11	$0.24
Third Quarter	$21.52	$20.28	$0.20	$24.12	$19.80	$0.24
Fourth Quarter	$27.75	$20.10	$0.22	$22.77	$21.29	$0.24

2007 First Quarter	$27.85	$27.50	$0.22	$22.80	$21.61	—
(through February 9)
     The last trade in Citizens common stock reported on the OTC Bulletin board before announcement of the proposed merger occurred on December 20, 2006. On that date and on February 9, 2007, the most recent date on which a trade in Citizens common stock is reported on the OTC Bulletin board prior to filing this document, the high, low and closing sales prices for Citizens common stock were as follows:

	December 20, 2006			February 7, 2007
	High	Low	Closing	High	Low	Closing
Citizens Common Stock	$20.45	$20.25	$20.45	$27.75	$27.56	$27.75
On December 20, 2006, the last full trading day before the public announcement of execution of the merger agreement, and on February 9, 2007, the latest practicable trading day before the filing of this document, the high, low and closing sales prices for Citizens & Northern shares were as follows.

	December 20, 2006			February 9, 2007
	High	Low	Closing	High	Low	Closing
Citizen & Northern Common Stock	$22.17	$21.85	$21.85	$22.47	$22.28	$22.30
     The market prices of Citizens common stock and Citizens & Northern common stock are subject to fluctuation. As a result, we urge you to obtain current market quotations for Citizens and Citizens & Northern shares.
Market Value of Securities
     The following table sets forth the market value per share of Citizens & Northern common stock, the market value per share of Citizens common stock and the equivalent market value per share of Citizens common stock on December 20, 2006 (the last business day preceding public announcement of the merger) and February 9, 2007 (the latest practicable trading day before filing this document). The equivalent market value per share for stock elections is based upon the exchange ratio of 1.297 shares of Citizens & Northern common stock multiplied by the closing sales price for Citizens

& Northern common stock on the date specified. The equivalent market value per share of Citizens common stock for cash elections is the fixed cash consideration of $28.57 per share. See “The Transaction — What You Will Receive.”
     The historical market values per share of Citizens & Northern common stock and Citizens common stock and the historical market value of Citizens & Northern common stock used to determine the equivalent market value per share of Citizens common stock are the per share closing sales prices on December 20, 2006 and February 9, 2007 respectively, as reported on the OTC Bulletin board, with respect to Citizens common stock, and the Nasdaq Capital Market with respect to Citizens & Northern common stock.

		Citizens
	Citizens &		Equivalent	Equivalent
	Northern		Market Value	Market Value
	Historical	Historical (1)	For Stock Election (2)	For Cash Election
December 20, 2006	$21.85	$20.45	$28.34	$28.57
February 9, 2007	$22.30	$27.75	$28.92	$28.57

(1)	There were no trades in Citizens common stock reported on the OTC Bulletin Board for February 9, 2007. The price shown for that date is the closing sales price on February 7, 2007, the latest practicable trading day before filing this document on which trades in Citizens common stock are reported.
(2)	The equivalent market value for a stock election was calculated based on the exchange ratio of 1.297.
Selected Historical Financial Data
     The following financial information is to aid you in understanding the financial aspects of the transaction. We derived this information from Citizens & Northern’s audited and unaudited financial statements and from information contained in Citizens & Northern’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as filed with the Securities and Exchange Commission. This information is only a summary and you should read it in conjunction with Citizens & Northern’s historical financial statements and the related notes contained in the annual and quarterly reports and other documents filed with the Securities and Exchange Commission and incorporated by reference into this document. See “Where You Can Find More Information” on page 76. You should not rely on the historical information as being indicative of results expected for any future interim period.

	As of or for the Nine Months		As of or for the Year Ended
	Ended September 30		December 31
	2006	2005	2005	2004	2003	2002	2001
INCOME STATEMENT (In Thousands)
Interest income	$47,999	$45,172	$61,108	$57,922	$55,223	$57,285	$54,661
Interest expense	22,677	18,538	25,687	22,606	23,537	26,315	28,356
Net interest income	25,322	26,634	35,421	35,316	31,686	30,970	26,305
Provision for loan losses	491	1,125	2,026	1,400	1,100	940	600
Net interest income after provision for loan losses	24,831	25,509	33,395	33,916	30,586	30,030	25,705
Noninterest income excluding securities gains and gains from sale of credit card loans	5,925	5,741	7,636	6,922	6,595	6,624	6,120
Securities gains	4,250	2,388	1,802	2,877	4,799	2,888	1,920
Gain from sale of credit card loans	—	—	1,906	—	—	—	—
Noninterest expense	23,459	21,604	28,962	26,001	22,114	20,849	18,671
Income before income tax provision	11,547	12,034	15,777	17,714	19,866	18,693	15,074
Income tax provision	2,255	2,154	2,793	2,851	3,609	3,734	3,022
Net income	$9,292	$9,880	$12,984	$14,863	$16,257	$14,959	$12,052
PER COMMON SHARE: (1)
Basic earnings per share	$1.11	$1.18	$1.55	$1.78	$1.95	$1.79	$1.44
Diluted earnings per share	$1.11	$1.17	$1.54	$1.77	$1.94	$1.79	$1.44
Cash dividends declared per share	$0.72	$0.69	$0.93	$0.89	$0.85	$0.77	$0.71
Stock dividend	0%	0%	1%	1%	1%	1%	1%
Book value at period-end	$15.65	$15.68	$15.74	$15.76	$15.03	$13.90	$12.02
Tangible book value at period-end	$15.25	$15.26	$15.33	$15.76	$15.03	$13.90	$12.02
Weighted average common shares outstanding — basic	8,355,173	8,371,387	8,375,062	8,349,994	8,334,882	8,334,380	8,349,229
Weighted average common shares outstanding — diluted	8,382,610	8,435,889	8,433,847	8,398,520	8,383,597	8,356,268	8,371,117
END OF PERIOD BALANCES (In Thousands)
Securities available for sale	$368,481	$449,059	$427,298	$475,085	$483,032	$512,175	$433,969
Securities held to maturity	417	424	422	433	560	707	1,448
Gross loans (2)	676,443	645,289	653,299	579,613	524,897	451,145	379,228
Allowance for loan losses	8,095	7,643	8,361	6,787	6,097	5,789	5,265
Total assets	1,125,287	1,183,599	1,162,954	1,123,002	1,066,901	1,018,768	866,999
Deposits	756,372	753,008	757,065	676,545	658,065	640,304	576,274
Borrowings	231,949	288,304	266,939	305,005	272,953	251,849	183,648
Stockholders’ equity	129,731	131,468	131,968	131,585	125,343	115,837	100,187
AVERAGE BALANCES (In Thousands)
Total assets	1,137,545	1,136,432	1,144,619	1,114,041	1,034,720	943,001	805,229
Earning assets	1,057,437	1,057,625	1,065,189	1,036,535	959,556	881,434	759,007
Gross loans (2)	657,447	607,981	618,344	551,352	485,150	410,670	346,353
Deposits	752,575	687,363	702,404	669,307	651,026	613,392	544,579
Stockholders’ equity	131,095	132,356	132,465	128,374	122,271	107,595	96,021
KEY RATIOS
Return on average assets	1.09%	1.16%	1.13%	1.33%	1.57%	1.59%	1.50%
Return on average equity	9.45%	9.95%	9.80%	11.58%	13.30%	13.90%	12.55%
Average equity to average assets	11.52%	11.65%	11.57%	11.52%	11.82%	11.41%	11.92%
Net interest margin (3)	3.44%	3.67%	3.62%	3.78%	3.70%	3.85%	3.80%
Efficiency	75.08%	66.73%	67.26%	61.56%	57.77%	55.46%	57.58%
Cash dividends as a % of diluted earnings per share	64.86%	58.97%	60.39%	50.28%	43.81%	43.02%	49.31%
Tier 1 leverage	11.21%	10.71%	10.62%	10.69%	10.80%	10.53%	11.18%
Tier 1 risk-based capital	16.47%	16.29%	16.52%	17.17%	18.67%	18.41%	21.01%
Total risk-based capital	17.91%	17.86%	18.19%	18.89%	20.61%	20.09%	22.94%

Notes to Citizens & Northern Selected Financial Data

(1)	All share and per share data has been restated to give retroactive effect to stock dividends and splits.

(2)	Includes loans held for sale.

(3)	Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

Risk Factors
     An investment in Citizens & Northern common stock in connection with the merger transaction involves certain risks, including, among others, the risks described below. In addition to the other information contained in this document, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.
Risk Factors Related to the Transaction
If the transaction is not completed, Citizens will have incurred substantial expenses without realizing the expected benefits.
     Citizens has incurred substantial expenses in connection with the transaction. The completion of the transaction depends on the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the transaction is not completed, these expenses could have a material adverse impact on the financial condition of Citizens because they would not have realized the expected benefits.
Although you will receive fixed value in terms of any cash consideration that you receive in the transaction, you will not know for sure the value of the Citizens & Northern common stock that you may receive at the time you vote on the merger or at the time you elect to receive cash or stock and you may receive Citizens & Northern common stock valued at less than $28.57 per share of Citizens common stock.
     You will not know the value of the Citizens & Northern common stock you will receive in the transaction at the time you vote or at the time you make an election as to the form of consideration. We currently expect that the transaction will close during the second quarter of 2007. You will be required to make your election to receive cash or shares of Citizens & Northern common stock prior to the closing. The actual value of the stock consideration received will be less than $28.57 per share of common stock exchanged in the transaction if the closing price of Citizens & Northern common stock on the closing date is less than $22.03.
You may not receive the form of consideration that you elect for your shares of Citizens common stock.
     The merger agreement requires that 50% of the total outstanding shares of Citizens common stock be converted into the right to receive the cash consideration and 50% of the total outstanding shares of Citizens common stock be converted into the right to receive Citizens & Northern common stock. In the event there is an over-election of the stock consideration, each Citizens shareholder who elects to receive Citizens & Northern common stock will receive some cash in addition to shares of Citizens & Northern common stock. Similarly, if there is an over-election of the cash consideration, each Citizens shareholder who elects to receive cash will receive some shares of Citizens & Northern common stock in addition to cash. Thus, you may not receive exactly the form of consideration that you request and you may receive a combination of cash and shares of Citizens & Northern common stock even if you request all cash or all stock.

If the Citizens board does not terminate the merger agreement if the twenty-day average of the closing sales prices for Citizens & Northern common stock at closing is below $17.62, the value of the stock consideration you receive could be less than $22.85 per share.
     If the transaction closes at a time when the twenty-day average of the closing sales prices for Citizens & Northern common stock is below $17.62, the consideration received by Citizens shareholders who receive Citizens & Northern common stock in exchange for their shares of Citizens common stock would be less than $22.85 per share of Citizens common stock. Citizens has the option, but is not required, to terminate the merger agreement if the twenty-day average of the Citizens & Northern common stock is below $17.62 and the decline in price of Citizens & Northern common stock since November 10, 2006 is at least 20% more than the change during this same period in an index based on the stock prices of 20 other bank and thrift holding companies. Citizens cannot predict now whether or not the Citizens board of directors would exercise its right to terminate the merger agreement if the above conditions are met. The merger agreement does not provide for a resolicitation of Citizens shareholders in the event the above conditions are met and the Citizens board, nevertheless, chooses to complete the transaction. The Citizens board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the above conditions are satisfied. In considering whether to exercise its right to terminate the merger agreement, the Citizens board would take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.
You will have less influence as a shareholder of Citizens & Northern than as a shareholder of Citizens.
     As a Citizens shareholder, you currently have the right to vote in the election of the board of directors of Citizens and on other matters affecting Citizens. The amount of Citizens & Northern common stock and/or cash you will receive for your shares of Citizens common stock will result in the transfer of control of Citizens to the shareholders of Citizens & Northern. If you receive Citizens & Northern common stock for some or all of your shares of Citizens common stock, your percentage ownership of Citizens & Northern will be significantly less than your percentage ownership of Citizens. Because of this, you will have less influence on the management and policies of Citizens & Northern than you now have on the management and policies of Citizens.
Citizens & Northern may fail to realize all of the anticipated benefits of the transaction.
     The success of the transaction will depend, in part, on Citizens & Northern’s ability to realize the anticipated benefits and cost savings from integrating the business of Citizens with the business of Citizens & Northern. If Citizens & Northern is not able to achieve these objectives, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected.
     Citizens and Citizens & Northern have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of the ongoing businesses of Citizens & Northern and/or Citizens, or inconsistencies in standards, controls, procedures and policies. The occurrence of any of the foregoing could adversely affect Citizens & Northern’s ability to maintain relationships with the respective clients, customers, depositories and employees of Citizens & Northern and Citizens and its ability to achieve the anticipated benefits of the merger. Integration efforts between Citizens & Northern and Citizens may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on each of Citizens and Citizens & Northern during the transition period.
The merger agreement limits Citizens’ ability to pursue alternatives to the merger transaction with Citizens & Northern and requires Citizens to pay a termination fee under certain circumstances.
     The merger agreement contains “no shop” provisions that, subject to certain exceptions, limit Citizens’ ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Citizens. Additionally, if the merger would fail to occur in certain circumstances that relate to a possible combination of Citizens with another acquiror, Citizens could be obligated to pay Citizens & Northern $900,000 as a termination fee. See “The Transaction-Termination Fee” beginning on page 54. These provisions may discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Citizens from considering or proposing an acquisition of Citizens even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Citizens than it might otherwise have proposed to pay.
Citizens’ directors have financial interests in the transaction that are different from, or in addition to, the interests of shareholders of Citizens.
     Executive officers of Citizens negotiated the terms of the merger agreement with their counterparts at Citizens & Northern, and the Citizens board of directors unanimously approved the merger agreement and recommended that Citizens shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this document, you should be aware that the Citizens directors have financial interests in the transaction that are different from, or in addition to, the interests of Citizens shareholders. For example, upon completion of the transaction, Charles H. Updegraff, Jr., currently the Chairman, President and Chief Executive Officer of Citizens, will be added as a director of Citizens & Northern and Citizens & Northern Bank and appointed as Executive Vice President and Chief Operating Officer of Citizens & Northern Bank. Additionally, Citizens &Northern Bank will create an advisory board for the newly created Citizens Trust Company division of Citizens & Northern Bank, comprised of the current directors of Citizens Trust Company who qualify for membership on such a board pursuant to Citizens & Northern’s policies concerning advisory boards. Mr. Updegraff and the directors of Citizens Trust Company who continue to serve on the advisory board will be entitled to certain compensation for their services in such capacities. These and other interests of the Citizens directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder. Please see “The Transaction — Interests of Management and Others in the Transaction” beginning on page 56 for information about these financial interests.
Risk Factors Related to Citizens & Northern’s Business
Changes in interest rates may have an adverse effect on Citizens & Northern’s profitability.
     Citizens & Northern’s business is affected by fiscal and monetary policies of the federal government, including those of the Federal Reserve board, which regulates the national money supply in order to manage recessionary and inflationary pressures. Among the techniques available to the Federal Reserve board are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits.

     Net interest income is the most significant component of Citizens & Northern’s net income, accounting for approximately 75.7% of total revenues in 2005 and 71.6% of total revenues in 2006. The narrowing of interest rate spreads (the difference between interest rates earned on loans and investments and interest rates paid on deposits and borrowings), could adversely affect Citizens & Northern’s earnings and financial condition. Among other things, regional and local economic conditions as well as fiscal and monetary policies of the federal government, including those of the Federal Reserve board, may affect prevailing interest rates. Citizens & Northern cannot predict or control changes in interest rates.
     When short-term interest rates fall, Citizens & Northern generally expects improvements in net interest income. However, a rising interest rate environment would adversely impact Citizens & Northern’s net interest income. In addition, increasing short-term rates tend to have a detrimental impact on mortgage loan origination volumes and related mortgage-banking income.
Changes in economic conditions and the composition of the loan portfolios of Citizens & Northern’s subsidiary banks could lead to higher loan charge-offs or an increase in their allowance for loan losses and may reduce Citizens & Northern’s income.
     Changes in national and regional economic conditions could impact the loan portfolios of Citizens & Northern’s subsidiary banks. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities Citizens & Northern serves. Weakness in the market areas served by Citizens & Northern could depress its earnings and consequently its financial condition because:
•	customers may not want or need Citizens & Northern’s products or services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing Citizens & Northern’s loans to borrowers may decline; and

•	the quality of Citizens & Northern’s loan portfolio may decline.
     Any of the later three scenarios could require Citizens & Northern to charge-off a higher percentage of its loans and/or increase its provision for loan and lease losses, which would reduce its income.
     In addition, the amount of Citizens & Northern’s provision for loan losses and the percentage of loans it is required to charge-off may be impacted by the overall risk composition of the loan portfolio. While Citizens & Northern believes that its allowance for loan losses as of September 30, 2006 is sufficient to cover losses inherent in the loan portfolio on that date, Citizens & Northern cannot assure you that it will not be required in the future to increase its loan-loss provision or charge-off a higher percentage of loans due to changes in the risk characteristics of the loan portfolio resulting from the merger, which would thereby reduce its net income.
The competition Citizens & Northern faces is increasing and may reduce Citizens & Northern’s customer base and negatively impact Citizens & Northern’s results of operations.
     There is significant competition among commercial banks and credit unions in the market areas served by Citizens & Northern. In addition, as a result of the deregulation of the financial industry, Citizens & Northern also competes with other providers of financial services such as savings and loan associations, consumer finance companies, securities firms, insurance companies, commercial finance and leasing companies, the mutual funds industry, full service brokerage firms and discount brokerage firms, some of which are subject to less extensive regulations than Citizens & Northern is with respect to the products and services they provide. Some of Citizens & Northern’s competitors have greater resources than Citizens & Northern has, and as such, may have higher lending limits and may offer other services not offered by Citizens & Northern.
     Citizens & Northern also experiences competition from a variety of institutions outside its market areas. Some of these institutions conduct business primarily over the internet and may thus be able to realize certain cost savings and offer products and services at more favorable rates and with greater convenience to the customer.
     Competition may adversely affect the interest rates Citizens & Northern pays on deposits and charges on loans, thereby potentially adversely affecting Citizens & Northern’s profitability. Citizens & Northern’s profitability depends upon its continued ability to successfully compete in the market areas it serves while achieving its investment objectives.
A Caution About Forward-Looking Information
     This document and the documents incorporated by reference into this document contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of Citizens & Northern and its subsidiaries, or the combined businesses of Citizens & Northern and Citizens. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:
•	regulatory approvals and clearances and other prerequisites or conditions to the merger may not be obtained, or may be received outside of expected time frames;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	revenues may be lower than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the ability of the combined company to conduct its current and future operations;

•	costs or difficulties related to the integration of the businesses of Citizens & Northern and Citizens may be greater than expected;

•	expected cost savings associated with the merger may not be fully realized or realized within the expected time frames;

•	deposit attrition, customer loss, or revenue loss following the merger may be greater than expected;

•	competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than Citizens & Northern; and

•	adverse changes may occur in the securities markets or with respect to inflation.
     This list is not exhaustive. Forward-looking statements speak only as of the date they are made. Citizens & Northern and Citizens do not undertake to update forward-looking statements to reflect future circumstances or events. If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statement.
     Further information on other factors that could affect the financial results of Citizens & Northern after the merger is included in this document under “Risk Factors” beginning on page 14 and in Citizens & Northern’s Securities and Exchange Commission filings incorporated by reference in this document.

The Special Meeting
Date, Time and Place
     Citizens will hold a special meeting of shareholders on                      ___, 2007 at 2:30 p.m., local time, at the main office of Citizens Trust Company, 10 North Main Street, Coudersport, Pennsylvania.
Matters to be Considered at the Special Meeting
     At the special meeting, Citizens shareholders will consider and vote upon proposals to:
•	approve and adopt the merger agreement;

•	adjourn the meeting if more time is needed to solicit proxies; and

•	transact any other business that may properly be brought before the meeting.
Recommendation of Citizens Board of Directors
     The Citizens board of directors unanimously approved the merger agreement and the related transactions and recommends a vote FOR approval and adoption of the merger agreement.
Shareholders Entitled to Vote
     You are entitled to notice of and to vote at the Citizens special meeting if you were a holder of record of Citizens common stock at the close of business on                      ___, 2007, the record date established by the Citizens board of directors for the special meeting. As of the record date, there were 1,016,824 shares of Citizens common stock issued and outstanding, held by approximately 228 holders of record. Each share entitles the holder to one vote. Shareholders may vote either in person or by proxy.
Quorum
     To have a quorum at the Citizens special meeting, the holders of at least a majority of the issued and outstanding shares of Citizens common stock entitled to vote must be present either in person or by properly executed proxy. Citizens intends to count the following shares as present at the special meeting for the purpose of determining a quorum:
•	shares of Citizens common stock present in person at the special meeting but not voting or abstaining on any matter;

•	shares of Citizens common stock represented by proxy on which the shareholder has abstained on any matter; and

•	shares of Citizens common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.
Required Vote; Voting Agreements
     Under the Citizens articles of incorporation, shareholder approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the votes cast at the special meeting. Approval of the adjournment proposal also requires the affirmative vote of the holders of a majority of the votes cast at the special meeting. At any subsequent reconvening of the special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner as they would have been voted at the original convening of the special meeting. However, any proxies which have been properly revoked or withdrawn will not be voted.
     The directors and executive officers of Citizens have agreed to vote all shares of Citizens common stock that they own or over which they exercise voting control for approval and adoption of the merger agreement. As of                      ___, 2007, the record date for the special meeting, Citizens directors and executive officers and their affiliates had the right to vote an aggregate of 160,243 shares of Citizens common stock. This number amounts to approximately 15.76% of the voting power of all outstanding shares on that date. In addition, as of the record date, the trust department of Citizens Trust Company held 133,250 shares of Citizens common stock as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. Citizens Trust Company has voting power as to 47,416 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, we anticipate that these shares will be voted in favor of the merger proposal and any proposal to adjourn the meeting if more time is needed to submit proxies.
     In addition, on the record date, Citizens & Northern held 33,542 shares of Citizens common stock through one its subsidiaries and the chief executive officer of Citizens & Northern beneficially owned 103 shares of Citizens common stock. Other than these shares, which together comprise approximately 3.3% of the shares entitled to vote at the special meeting, neither Citizens & Northern, nor, to the best of its knowledge any of its directors or executive officers and its affiliates, beneficially owned any shares of Citizens common stock.
Voting by Proxy
     All shares of Citizens common stock represented by properly executed proxy cards will be voted in accordance with the instructions indicated on those proxy cards, unless those proxies have been previously revoked. If you return a signed proxy card but fail to indicate how you want to vote, your shares of Citizens common stock will be voted FOR approval and adoption of the merger agreement and in favor of the adjournment proposal.
     You should not mail your common stock certificates with your proxy cards. You will receive separate instructions on how to make your election and exchange your shares. See “The Transaction-Election and Exchange Procedures” beginning on page 41.
Abstentions
     A properly executed proxy card marked “abstain” will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of all votes cast at the special meeting, a vote to “abstain” will not affect the vote on the merger agreement.
Broker-Held Shares
     Brokers who hold shares of Citizens common stock in “street name” for the beneficial owners of those shares cannot vote those shares without specific instructions from the beneficial owners. Therefore, if you are the beneficial owner of shares of Citizens common stock held by a broker in

“street name,” you should sign, date and return your proxy card to the broker in the envelope provided by the broker. If a broker indicates on the proxy card that it does not have discretionary authority as to shares of common stock to vote on a particular matter, those shares of common stock will be considered as present but shall not be voted with respect to that matter. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of all votes cast at the special meeting, if your shares are held in “street name” and you fail to instruct your broker how to vote, such failure will not affect the vote on the merger agreement.
Changing your Vote
     If you give the proxy we are soliciting, you may revoke it at any time before it is exercised:
•	by giving written notice to Citizens Bancorp, Inc., 10 North Main Street, Coudersport, PA 16915, Attention: George Raup, Secretary

•	by signing and returning a later-dated proxy, or

•	by voting in person at the special meeting.
     A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the Citizens special meeting without voting in person will not revoke an otherwise valid proxy.
Adjournment
     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement would not be able to be approved unless the meeting could be adjourned to a later date in order to permit further solicitation of proxies. Approval for the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any such adjournment or postponement.
Solicitation Of Proxies
     Citizens will bear its own cost of solicitation of proxies. Citizens & Northern has agreed to bear the expense of any proxy solicitor engaged by Citizens at Citizens & Northern’s request. In addition to solicitation by mail, Citizens’ directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. Citizens will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.
Dissenters Rights
     Citizens shareholders have a right to dissent from the merger transaction and to obtain payment in cash of the fair value of their Citizens shares by complying with the applicable requirements of the Pennsylvania Business Corporation Law, a copy of which is included as Annex C to this document. See “The Transaction — Rights of Dissenting Shareholders” beginning at page 44.

The Transaction
     The following information describes the material terms of the proposed transaction. This description, however, is not a complete statement of all provisions of the merger agreement and related documents. A copy of the merger agreement, including its exhibits, is attached to this document as Annex A to provide information regarding the terms of the proposed transaction. We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this document. Except for the merger agreement’s status as the contractual document between the parties with respect to the transaction described in it, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosure schedules exchanged by Citizens and Citizens & Northern. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.
General
     The merger agreement provides for the acquisition of Citizens by Citizens & Northern through the merger of Citizens with and into Citizens & Northern with Citizens & Northern continuing as the surviving corporation. In addition, Citizens Trust Company will merge into Citizens & Northern Bank with Citizens & Northern Bank surviving. When the merger is completed, the boards of directors of Citizens & Northern and Citizens & Northern Bank will each be increased to include Charles H. Updegraff, Jr., currently the Chairman, President and Chief Executive Officer of Citizens, and Mr. Updegraff will be appointed Executive Vice President and Chief Operating Officer of Citizens & Northern Bank.
     In the transaction, each share of Citizens common stock will be converted into the right to receive $28.57 in cash or 1.297 shares of Citizens & Northern common stock. You will receive a cash payment for any fractional shares due. The merger consideration is fixed and is not subject to adjustment other than to prevent dilution in the event of a stock split, stock dividend or similar transaction with respect to Citizens & Northern common stock; provided, however, that there will be no adjustment for the 1% stock dividend declared by Citizens & Northern in December 2006.
     We expect to complete the merger during the second quarter of 2007.
Background of the Merger
     From time to time over the last several years, the Citizens management and board of directors have considered various strategic alternatives as part of their primary mission to provide quality financial services to the community and enhance shareholder value. While not adopting a strategy to sell the bank, the board recognized that an opportunity to affiliate with the right partner would be one possible option toward accomplishing this mission.

     In the course of deliberations, the board recognized as an important concern that the bank’s ability to grow both deposits and loans was becoming increasingly difficult and limited by the slow growth of the local economy. The board also recognized that the corporation was over capitalized and that this was depressing the corporation’s return on equity. This trend, together with the increasing costs associated with compliance, led the board during a meeting on September 25, 2006, to consider various options, including the possibility of a strategic alliance with a larger, but still relatively local community bank.
     With the prior approval of the board, on October 5, 2006, Charles H. Updegraff, Jr., Chairman, President and Chief Executive Officer of Citizens, met with representatives of Cohen & Grigsby, P.C., Citizens’ legal counsel, and Ryan Beck & Co., Inc., an investment banking firm. Mr. Updegraff reviewed with those present his views of the current state of banking for a small rural bank with offices located in low growth areas. The discussion also included reviewing the bank’s earnings history, potential merger partners, excess capital and expectations of large shareholders. The meeting concluded with the understanding that Ryan Beck would assist the Citizens board in the review of its strategic options.
     On October 6, 2006, Mr. Updegraff met with Craig G. Litchfield, Chairman, President and Chief Executive Officer of Citizens & Northern, to explore the possibility of an acquisition transaction with Citizens. Messrs. Updegraff and Litchfield have been acquainted for years and had informally discussed such possibility on prior occasions. At the October 6 meeting, Mr. Litchfield and Mr. Updegraff discussed in general terms Citizens & Northern’s community banking philosophy and the possible benefits to both parties from a combination, including revenue enhancements and cost savings. In contemplation of possible additional discussions, Mr. Updegraff and Mr. Litchfield executed a confidentiality agreement during the meeting.
     At a Citizens board meeting on October 23, 2006, representatives of Ryan Beck presented an analysis of Citizens’ financial data and operating ratios, current merger and acquisition trends and a financial analysis of a possible transaction with Citizens & Northern and other potential partners. The board inquired specifically of Mr. Updegraff and Ryan Beck why Citizens & Northern may present a good potential fit for Citizens. Mr. Updegraff and representatives of Ryan Beck responded that there were no overlapping bank offices, the Citizens market was a logical extension to the west of Citizens & Northern’s present market and that potential cost savings associated with the transaction could make the acquisition accretive to Citizens & Northern shareholders in a short period of time. At the meeting, Ryan Beck and Cohen & Grigsby discussed with the board three options: stay independent, pursue a negotiated transaction with Citizens & Northern or pursue a controlled auction with multiple parties. Upon completion of a thorough discussion of the alternatives, a motion was made authorizing management to execute an engagement letter with Ryan Beck.
     On November 8, 2006, following a meeting of the executive committee of the Citizens & Northern board, Citizens & Northern presented a non-binding indication of interest letter to Citizens, which, among other things, proposed merger consideration equal to $29.15 for each Citizens share, composed of a maximum of 50% Citizens & Northern common stock and 50% cash, subject to satisfactory completion of due diligence and execution of a definitive acquisition agreement. The letter also confirmed Citizens & Northern’s willingness to appoint Mr. Updegraff as Chief Operating Officer of Citizens & Northern Bank and to appoint one Citizens director to the Citizens & Northern and Citizens & Northern Bank board of directors upon the effective date of the acquisition.
     At a meeting of the Citizens board on November 13, 2006, Mr. Updegraff, together with representatives of Ryan Beck and Cohen & Grigsby, P.C., reviewed the indication of interest letter in detail and responded to questions from the board. Representatives of Ryan Beck also reviewed various other alternatives available to Citizens, including engaging in a broad based share repurchase program, buying back only the shares of stock held by certain large shareholders and pursuing other strategies while remaining independent. The board reviewed the advantages and disadvantages of each alternative, including a detailed financial analysis of how each transaction would affect the company. Ryan Beck then reviewed a transaction analysis if Citizens & Northern were to acquire Citizens per the terms of the non-binding indication of interest letter. Ryan Beck noted that the purchase price would be 45% higher than the current trading price of the Citizens common stock and that Citizens shareholders could expect a significant increase in earnings per share and dividends per share at the proposed exchange ratio. The board also reviewed information demonstrating that the proposed price relative to earnings per share and book value was in line with current multiples for selected comparable merger transactions. The board also reviewed financial and stock market data for Citizens & Northern. After due consideration of Citizens’ circumstances, the indicated purchase price and other factors, the board authorized Mr. Updegraff to commence negotiation of a definitive acquisition agreement containing the terms set forth in the indication of interest letter and to execute an Exclusivity Agreement with Citizens & Northern which would prohibit Citizens from negotiating an acquisition with any party other than Citizens & Northern until December 31, 2006.
     Thereafter, Citizens & Northern submitted its due diligence request list to Citizens and instructed its counsel, Rhoads & Sinon LLP, to prepare a draft of the definitive acquisition agreement. Citizens & Northern’s counsel provided the first draft of the definitive acquisition agreement and related ancillary documents to Citizens’ counsel Cohen & Grigsby, and Ryan Beck on November 28, 2006 and during the weekend of December 2, 2006, Citizens & Northern conducted a due diligence review of Citizens. Arms length negotiations over many aspects of the proposed acquisition agreement took place over the next several weeks.
     Mr. Updegraff informed Mr. Litchfield in a telephone discussion on December 7, 2006, that it had come to his attention that Time Warner intended to close a call center located in Coudersport, Pennsylvania, which would result in the approximate loss of 500 jobs in the Coudersport community, which is the principal place of business of Citizens. Thereafter, Mr. Updegraff and Mr. Litchfield, together with representatives of their respective investment banking firms, discussed the impact of the Time Warner decision on Citizens and whether a downward adjustment in the price and exchange ratio for the merger was appropriate.
     On December 13, 2006, Mr. Litchfield proposed to Mr. Updegraff a reduction in the merger consideration from $29.15 per share to $28.57 per share to account for an expected downturn in the local economy as a result of the Time Warner layoffs. This revised price and exchange ratio was reflected in the next draft of the definitive acquisition agreement.
     The Citizens board met on December 18, 2006, in a regular meeting attended by representatives of Ryan Beck and Cohen & Grigsby to review the terms and conditions of the proposed final draft of the definitive acquisition agreement, including the reduction in price as a result of the pending Time Warner layoffs in the Coudersport area. Legal counsel reviewed with the board all of the major aspects of the proposed agreement, including:
•	the terms of the proposed exchange ratio of stock and cash;

•	conditions to closing the transaction;

•	rights of the parties to terminate the acquisition agreement under certain circumstances;

•	the conditions under which Citizens would be required to pay Citizens & Northern a termination fee in the event that the transaction did not close under certain circumstances;

•	the terms of severance for employees who might not continue employment with Citizens & Northern following the transaction; and

•	the terms of the voting agreements required from Citizens directors and affiliates.
     Legal counsel also reviewed with the Citizens board its fiduciary duties under Pennsylvania law. Ryan Beck presented to the Citizens board a transaction overview, analysis of selected acquisition transactions, discounted cash flow analysis, pro forma merger analysis and the proposed terms of the transaction. The board discussed the proposed terms, including the financial and non- financial aspects of the transaction. The Citizens board discussed the rationale for the reduced purchase price and discussed the possible benefits and risks of remaining independent or pursuing additional prospective partners. After due consideration of the advice and information furnished by its legal and financial advisors, as well as the local economy and the operating challenges potentially facing Citizens, the board tentatively agreed to proceed with the revised offer from Citizens & Northern. Since the Citizens & Northern board was meeting to review and approve the transaction on December 21, the Citizens board agreed to convene a special meeting with the board’s legal and financial advisors on Thursday, December 21, 2006, with a view to giving final approval at that time.
     The Citizens & Northern board of directors met on December 21, 2006, at which time counsel to Citizens & Northern reviewed the terms of the definitive agreement and related documents with the board. After due consideration of the acquisition agreement and consultation with its advisors, the Citizens & Northern board voted unanimously to approve the definitive agreement and authorized Mr. Litchfield to execute the agreement and related documents on behalf of Citizens & Northern.
     Also on December 21, the Citizens board met to take final action on the definitive agreement. Representatives of Cohen & Grigsby reviewed the terms and conditions of the agreement. A representative of Ryan Beck reviewed the financial terms of the transaction and delivered an oral opinion that the consideration, as of December 21, was fair to the Citizens shareholders from a financial point of view. After further discussion and following consideration of the reports of its advisors, the Citizens board of directors unanimously approved the agreement.
     The parties executed the definitive agreement and related documents following the Citizens board meeting on December 21, 2006 and issued a joint press release publicly announcing the transaction after the close of the financial markets on December 21, 2006.
Reasons for the Transaction: Citizens’ Board of Directors
     In the course of reaching its decision to approve the merger agreement, the Citizens board of directors reviewed the financial results of Citizens and assessed its future opportunities and challenges. The board also consulted with Ryan Beck & Co. and its legal counsel.
     After careful consideration, the board of directors of Citizens believes the merger is fair to, and in the best interests of Citizens and its shareholders. In reaching these conclusions, the Citizens board of directors considered a number of factors, including the following:
•	the challenges facing a small rural bank and the board of directors’ belief that remaining independent does not address these challenges in the long term;

•	the absence of operational or financial restructuring alternatives, such as share repurchases, that would overcome the challenges facing Citizens as a small rural bank;

•	the belief that the challenges facing Citizens can be more effectively managed as part of a larger, more geographically and functionally diverse institution;

•	the cost savings synergies that may be achieved from the merger;

•	historical information concerning Citizens’ and Citizens & Northern’s respective businesses, financial performance and condition, operations, management and competitive position, including the results of operations for each company;

•	current securities trading market conditions and historical information with respect to Citizens common stock and Citizens & Northern common stock;

•	the value and amount of consideration to be paid to Citizens shareholders pursuant to the merger;

•	a review of comparable merger transactions;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	detailed financial analysis and pro forma and other information with respect to Citizens and Citizens & Northern presented to the board of directors;

•	the significantly greater liquidity of Citizens & Northern common stock;

•	the opinion of Ryan Beck that the merger consideration was fair, as of such date, from a financial point of view, to Citizens shareholders, and the procedures and methods used by Ryan Beck to reach that opinion; and

•	the impact of the merger on Citizens’ customers, community and employees.
     The list of factors considered by the Citizens board of directors is not exhaustive, but we have highlighted the important factors considered. Individual directors may have given different weights to these factors in reaching their decision; however, the Citizens board of directors did not assign specific weights or priority to any one factor.
Recommendation of the Citizens Board of Directors
     The Citizens board of directors has unanimously approved the merger agreement, and believes that the proposed merger transaction is in the best interests of Citizens and its shareholders. Accordingly, the Citizens board of directors unanimously recommends that Citizens shareholders vote “FOR” approval of the merger agreement.
Opinion of Citizens’ Financial Advisor
     Ryan Beck acted as financial advisor to Citizens in connection with its potential acquisition by Citizens & Northern pursuant to the merger agreement. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of financial institutions in connection with mergers, acquisitions and other securities-related transactions. Citizens selected Ryan Beck as its financial advisor based on Ryan Beck’s qualifications, expertise and reputation as a nationally recognized specialist in the financial services industry with extensive experience in advising banks and thrifts.
     On December 21, 2006, the Citizens board held a meeting to evaluate the proposed merger with Citizens & Northern. In its capacity as Citizens’ financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to accept the Citizens & Northern proposal and the pricing of the Merger was made by the board of directors of Citizens. At the December 21 meeting, Ryan Beck rendered an oral opinion to the Citizens board (the written opinion was delivered separately and dated as of December 21, 2006) and reconfirmed the opinion in writing as of the date of this document, (a copy of which is attached as Annex B), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration offered to Citizens shareholders was fair as of the respective dates from a financial point of view. No limitations were imposed by the Citizens board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.
     The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Annex B to this document. Shareholders of Citizens are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration offered to Citizens shareholders and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting. Ryan Beck has not considered, nor is it expressing any opinion herein with respect to, the price at which Citizens & Northern common stock will trade following consummation of the merger. The summary of the Ryan Beck opinion set forth in this document is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.
     Material and Information Considered with Respect to the Proposed Merger. In connection with its opinion, Ryan Beck reviewed the following information:
•	the merger agreement and related documents;

•	Citizens & Northern’s annual reports on Form 10-K, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003;

•	Citizens & Northern’s quarterly reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006;

•	Citizens’ annual reports for the years ended December 31, 2005, 2004 and 2003;

•	Citizens’ quarterly call reports for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006;

•	certain other public and non-public information, primarily financial in nature, related to the respective businesses, earnings, assets and prospects of Citizens and Citizens & Northern provided to Ryan Beck by management of the respective companies or obtained by Ryan Beck from other sources;

•	the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Citizens and Citizens & Northern;

•	the historical stock prices and trading volumes of Citizens’ and Citizens & Northern’s common stock; and

•	the terms of acquisitions of banking organizations which Ryan Beck deemed generally comparable in whole or in part to Citizens.
     Additionally, Ryan Beck:

•	conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

•	analyzed the impact of the merger on Citizens & Northern;

•	considered the future prospects of Citizens in the event it remained independent; and

•	participated in meetings and telephone conferences with certain members of Citizens’ and Citizens & Northern’s senior management to discuss Citizens’ and Citizens & Northern’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies that may arise from the merger.
     In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Citizens and Citizens & Northern that was publicly available or provided to Ryan Beck by Citizens and Citizens & Northern. Ryan Beck is not an expert in the evaluation of loan portfolios or the allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Citizens and Citizens & Northern as of September 30, 2006, and Ryan Beck has assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the management of Citizens and Citizens & Northern. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Citizens or Citizens & Northern nor did Ryan Beck review any loan files of Citizens or Citizens & Northern. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Citizens and Citizens & Northern.
     The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily conducive to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.
     The forecasts and projections utilized in the analysis were based on information provided by Citizens and Citizens & Northern management. Citizens and Citizens & Northern do not publicly disclose internal management projections of the type discussed with Ryan Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Citizens or Citizens & Northern. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.
     Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its reconfirmed opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which Citizens & Northern’s common stock might trade subsequent to the merger.
     The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.
     Analysis of Selected Publicly Traded Companies. Ryan Beck compared Citizens’ financial data as of September 30, 2006, to a peer group of 25 banking organizations in Pennsylvania, Ohio and New York with assets between $100 million and $350 million, tangible equity as a percentage of tangible assets greater than 8.00% and for which last twelve month earnings per share, public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Citizens.
     The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended September 30, 2006 for Citizens and as of the most recent twelve month period available for the peer group companies. The market valuation multiples are based on market prices as of December 20, 2006.

	Citizens		Peer		Peer
	Bancorp, Inc. (1)		Average (1)		Median (1)
Capitalization
Total Assets (000s)	$142,663		$210,556		$212,695
Total Deposits (000s)	98,802		171,985		166,885
Total Shareholders’ Equity (000s)	18,240		22,898		21,380
Total Equity / Assets	12.79%		11.00%		9.88%
Tangible Equity / Tangible Assets	12.79		10.86		9.70
Leverage Ratio	12.88		11.69		10.57
Tier I Capital / Risk-Adjusted Assets	27.64		18.05		16.78
Total Capital / Risk-Adjusted Assets	28.50		19.21		17.65
Total Borrowings / Total Assets	17.56		5.57		4.17

Asset Quality
Non-Performing Loans / Loans	0.09		0.91		0.69
Non-Performing Loans + 90 Days Past Due / Loans	0.09		1.04		1.18
Loan Loss Reserves / NPLs	1,132.08		186.37		92.29
Loan Loss Reserves / NPLs + 90 Days Past Due	1,132.08		775.53		115.12
Loan Loss Reserves / Loans	0.98		1.17		1.13
Non-Performing Assets / Assets	0.12		0.71		0.48
Non-Performing Assets + 90 Days Past Due / Assets	0.12		0.80		0.82
Non-Performing Assets / Equity	0.96		7.29		4.95

Loan & Deposit Composition
Total Loans / Total Assets	42.93		67.78		69.75
Total Loans / Deposits	61.99		82.98		85.19
1-4 Family Loans / Total Loans	57.21		44.22		48.69
5+ Family Loans / Total Loans	0.17		2.14		0.93
Construction & Developmental Loans / Total Loans	0.10		3.26		2.81
Other Real Estate Loans / Total Loans	12.06		24.94		23.84
Real Estate Loans/Total Loans	69.54		74.57		79.62
Consumer Loans / Total Loans	7.19		8.04		4.24
Commercial Loans / Total Loans	16.74		14.73		11.39
Non-Interest Bearing Deposits/Total Deposits	11.99		15.97		13.59
Transaction Accounts/Total Deposits	54.91		53.35		53.62
Total CD’s/Total Deposits	45.09		46.65		46.38
Time Deposits > $100,000 / Total Deposits	8.16		15.37		13.28

Performance
Return on Average Assets	1.02		0.96		0.99
Return on Average Equity	8.21		8.95		9.83
Net Interest Margin	2.87		4.09		3.94
Yield / Cost Spread	2.31		3.81		3.77
Yield on Interest Earning Assets	5.83		6.59		6.41
Cost of Interest Bearing Liabilities	3.52		2.78		2.69
Non Interest Income / Average Assets	1.08		0.63		0.67
Non Interest Expense/Avg Assets	2.43		2.97		3.01
Efficiency Ratio	64.31		66.03		65.34

Growth Rates
Asset Growth	(2.63)		5.00		3.97
Loan Growth Rate	2.14		6.13		4.72
Deposit Growth Rate	0.04		4.30		3.53
Revenue Growth Rate	(0.29)		6.76		5.48
EPS Growth Rate	2.16		17.22		1.47

Market Statistics
Stock Price at December 20, 2006	$20.45
Price / LTM EPS	14.40	x	20.16	x	16.30	x
Price / Book Value	113.99%		149.39%		145.98%
Price / Tangible Book Value	113.99		151.80		146.58
Market Capitalization ($M)	$20.79		$34.37		$31.21
Dividend Yield	4.30%		2.08%		2.35%

(1)	As of or for the most recent twelve-month period available for the peer group. Citizens’ data is as of September 30, 2006.

     Ryan Beck noted that Citizens had total loans as a percentage of deposits of 61.99%, lower than the peer median of 85.19%. Ryan Beck also noted that 69.54% of Citizens’ loan portfolio is real estate oriented, lower than the peer group median of 79.62%. Approximately 57.21% of Citizens’ loans are 1-4 family loans, higher than the peer group median of 48.69%. Citizens’ portfolio of construction & development loans at 0.10% was lower than the peer median of 2.81%. Citizens’ commercial loans at 16.74% of total loans were higher than the peer group median of 11.39%. Citizens’ transaction account deposits equaled 54.91% of total deposits, slightly higher than the peer group median of 53.62%, but Citizens’ non-interest bearing demand deposits were only 11.99% of total deposits, lower than the peer group median of 13.59%. Citizens’ jumbo deposits, or time deposits with balances greater than $100,000, represented 8.16% of total deposits, lower than the peer median of 13.28%.
     Citizens’ return on average assets of 1.02% was slightly higher than the peer group median of 0.99%, but Citizens’ return on average equity of 8.21% was lower than the peer group median of 9.83%. Contributing to Citizens’ performance was its net interest margin of 2.87%, which was significantly lower than the peer group median of 3.94%. Citizens’ efficiency ratio of 64.31% was slightly lower than the peer group median of 65.34%. Ryan Beck also noted that Citizens’ non-interest income as a percentage of average assets at 1.08% was significantly higher than the peer group median of 0.67%.
     Additionally, Ryan Beck noted that Citizens had non-performing loans as a percentage of total loans of 0.09%, which was significantly lower than the peer median of 0.69%. At 0.98%, Citizens maintained a level of loan loss reserves as a percentage of total loans below the peer median of 1.13%. Citizens’ capital ratios were significantly higher than the peer group medians as evidenced by its tangible equity to tangible assets ratio of 12.79% compared to 9.70% for the peer group. Citizens’ asset, loan and deposit growth rates over the past twelve months of -2.63%, 2.14% and 0.04%, respectively, were lower than the peer median growth rates of 3.97%, 4.72% and 3.53%, respectively. Over the same period, Citizens’ revenue decreased 0.29% and earnings per share increased by 2.16%, while peer median revenue and earnings per share increased by 5.48% and 1.47%, respectively.
     Based on its December 20, 2006 stock price, Citizens’ stock traded at 14.40 times last twelve months earnings per share, below the peer group median of 16.30 times. Citizens’ price-to-book and price-to-tangible book value ratio of 113.99% was lower than the respective peer group medians of 145.98% and 146.58%. Citizens’ dividend yield of 4.30% was significantly higher than the peer group median of 2.35%.
     Ryan Beck also compared Citizens & Northern’s financial data as of September 30, 2006, to a nationwide peer group of 32 banking organizations with assets between $750 million and $2.5 billion, and with latest twelve months return on average assets greater than between 0.75% and 1.00%, and tangible equity as a percentage of tangible assets greater than 8.00% for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Citizens & Northern.
     The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended September 30, 2006 for Citizens & Northern and as of the most recent twelve month period available for the peer group companies. The market valuation multiples are based on market prices as of December 20, 2006.

Citizens &
Northern	Peer	Peer
Corporation (1)	Average (1)	Median (1)
Capitalization
Total Assets (000s)	$1,125,287	$1,233,777	$1,086,486
Total Deposits (000s)	756,372	959,277	853,279
Total Shareholders’ Equity (000s)	129,731	131,346	112,241
Total Equity / Assets	11.53%	10.55%	9.99%
Tangible Equity / Tangible Assets	11.27	9.59	9.33
Leverage Ratio	11.00	10.38	9.86
Tier I Capital / Risk-Adjusted Assets	16.49	13.63	12.51
Total Capital / Risk-Adjusted Assets	17.94	14.98	14.29
Total Borrowings / Total Assets	20.61	10.24	7.83

Asset Quality
Non-Performing Loans / Loans	1.33	0.38	0.29
Non-Performing Loans + 90 Days Past Due / Loans	1.53	0.52	0.37
Loan Loss Reserves / NPLs	89.69	307.58	239.47
Loan Loss Reserves / NPLs + 90 Days Past Due	78.17	969.30	361.25
Loan Loss Reserves / Loans	1.20	1.32	1.19
Non-Performing Assets / Assets	0.83	0.32	0.25
Non-Performing Assets + 90 Days Past Due / Assets	0.94	0.41	0.31
Non-Performing Assets / Equity	7.17	2.94	2.53

Loan & Deposit Composition
Total Loans / Total Assets	60.11	68.34	67.29
Total Loans / Deposits	89.43	87.99	88.75
1-4 Family Loans / Total Loans	54.39	28.92	28.31
5+ Family Loans / Total Loans	1.04	3.19	1.12
Construction & Developmental Loans / Total Loans	1.36	13.24	12.83
Other Real Estate Loans / Total Loans	26.86	32.29	29.44
Real Estate Loans/Total Loans	83.64	77.66	79.15
Consumer Loans / Total Loans	4.78	6.50	4.85
Commercial Loans / Total Loans	5.97	12.60	11.44
Non-Interest Bearing Deposits/Total Deposits	13.69	16.31	14.84
Transaction Accounts/Total Deposits	54.73	53.79	53.07
Total CD’s/Total Deposits	45.27	46.21	46.93
Time Deposits > $100,000 / Total Deposits	12.29	24.04	18.39

Performance
Return on Average Assets	1.08	1.03	1.05
Return on Average Equity	9.48	10.19	9.82
Net Interest Margin	3.40	4.00	3.99
Yield / Cost Spread	2.75	3.56	3.69
Yield on Interest Earning Assets	6.03	6.76	6.65
Cost of Interest Bearing Liabilities	3.28	3.23	3.20
Non Interest Income / Average Assets	0.68	0.92	0.91
Non Interest Expense/Avg Assets	2.68	2.95	3.02
Efficiency Ratio	68.74	62.00	63.89

Growth Rates
Asset Growth	(4.93)	9.00	6.56
Loan Growth Rate	4.83	13.17	12.82
Deposit Growth Rate	0.45	9.01	6.53
Revenue Growth Rate	(3.47)	9.32	5.40
EPS Growth Rate	(9.64)	7.68	5.84

Market Statistics
Stock Price at December 20, 2006	$22.07
Price / LTM EPS	14.71	x	18.66	x	17.68	x
Price / Book Value	139.68%	171.47%	168.49%
Price / Tangible Book Value	143.31	190.46	180.03
Market Capitalization ($M)	$181.18	$226.76	$195.49
Dividend Yield	4.35%	2.03%	1.83%

(1)	As of or for the most recent twelve-month period available for the peer group. Citizens & Northern data is as of September 30, 2006.

     Ryan Beck noted that Citizens & Northern had total loans as a percentage of deposits of 89.43%, slightly higher than the peer median of 88.75%. Ryan Beck also noted that 83.64% of Citizens & Northern’s loan portfolio is real estate oriented, higher than the peer group median of 79.15%. Approximately 26.86% of Citizens & Northern’s loans are commercial real estate loans, significantly lower than the peer group median of 29.44%. Citizens & Northern’s portfolio of construction & development loans at 1.36% was significantly lower than the peer median of 12.83%. At 5.97% of total loans, Citizens & Northern’s commercial loans were lower than the peer median of 11.44%. Citizens & Northern’s transaction account deposits equaled 54.73% of total deposits, slightly higher than the peer group median of 53.07%, while Citizens & Northern’s non-interest bearing demand deposits were 13.69% of total deposits, versus the peer group median of 14.84%. Citizens & Northern’s jumbo deposits, or time deposits with balances greater than $100,000, represented 12.29% of total deposits, less than the peer median of 18.39%.
     Citizens & Northern’s return on average assets of 1.08% was slightly higher than the peer group median of 1.05%, but Citizens & Northern’s return on average equity of 9.48% was slightly lower than the peer group median of 9.82%. Citizens & Northern’s net interest margin of 3.40% was lower than the peer group median of 3.99%, and Citizens & Northern’s efficiency ratio of 68.74% was higher than the peer group median of 63.89%. Ryan Beck also noted that Citizens & Northern’s non-interest income as a percentage of average assets at 0.68% was lower than the peer group median of 0.91%.
     Additionally, Ryan Beck noted that Citizens & Northern had non-performing loans as a percentage of total loans of 1.33%, which was significantly higher than the peer median of 0.29%. At 1.20%, Citizens & Northern maintained a level of loan loss reserves as a percentage of total loans similar to the peer median of 1.19%. Citizens & Northern’s capital ratios were significantly higher than the peer group medians as evidenced by its tangible equity to tangible assets ratio of 11.27%, compared to a median of 9.33% for the peer group. Citizens & Northern’s asset, loan and deposit growth rates over the past twelve months of -4.93%, 4.83% and 0.45%, respectively, were lower than the peer median growth rates of 6.56%, 12.82% and 6.53%, respectively. Over the same period, Citizens & Northern’s revenue and earnings per share decreased by 3.47% and 9.64%, respectively, while peer median revenue and earnings per share increased by 5.40% and 5.84%, respectively.
     Based on its December 20, 2006 stock price, Citizens & Northern’s stock traded at 14.71 times last twelve months earnings per share, below the peer group median of 17.68 times. Citizens & Northern’s price-to-book and price-to-tangible book value ratios of 139.68% and 143.31%, respectively, were both lower than the respective peer group medians of 168.49% and 180.03%. Citizens & Northern’s dividend yield of 4.35% was significantly higher than the peer group median of 1.83%.
     Analysis of Selected Transactions. Ryan Beck compared the financial terms of the Merger with those of a group of 20 bank acquisitions announced since January 1, 2004, for which pricing data pertaining to the transactions was publicly available. The group included selected transactions located outside of metropolitan areas in which the seller was a commercial bank or thrift; seller had assets greater than $50 million and less than $250 million; seller had ROAA between 0.75% and 1.25%; and seller had tangible equity as a percentage of tangible assets greater than 9.00%.

     The following table compares selected ratios of Citizens with the average and median ratios of the sellers in the above peer group of announced transactions.

		Peer
		Group	Peer Group
	Citizens	Average	Median

Total Assets (000s)	$142,663	$124,189	$122,458
Tangible Equity / Tangible Assets	12.79%	11.57%	11.39%
YTD Return on Average Assets	0.99%	0.96%	0.93%
YTD Return on Average Equity	7.58%	8.47%	8.54%
Non-Performing Assets / Assets	0.12%	0.54%	0.32%
Efficiency Ratio	68.23%	66.03%	66.37%
     Ryan Beck noted that Citizens’ tangible equity as a percentage of tangible assets of 12.79% was significantly higher than the peer group median of 11.39%. Ryan Beck also noted that Citizens’ return on average assets of 0.99% was higher than the peer group median 0.93%, but Citizens’ return on average equity of 7.58% was lower than the peer median of 8.54% due to Citizens’higher capital levels. Citizens’ non-performing assets as a percentage of assets of 0.12% compared favorably to the peer median ratio of 0.32% while Citizens’ efficiency ratio of 68.23% was higher than the peer median of 66.37%.
     The median pricing ratios for the comparable transactions are illustrated in the following table:

			Price /	Core
	Price /	Price / Tangible	LTM	Deposit
	Book Value	Book Value	Earnings	Premium

Peer Group Median	156.08%	161.85%	19.18x	12.77%
     The imputed value of Citizens based upon the median ratios of the comparable transactions can be seen in the table below:

	Price /		Core
Price /	Tangible	Price / LTM	Deposit
Book Value	Book Value	Earnings	Premium	Average	Median

$28.00	$29.04	$27.24	$29.44	$28.43	$28.52
     The median pricing ratios for the comparable transactions adjusted for the change in the Nasdaq Bank Index between the date of announcement of the transaction and the date of the analysis are illustrated in the following table:

			Price /	Core
	Price /	Price / Tangible	LTM	Deposit
	Book Value	Book Value	Earnings	Premium

Peer Group Median	172.06%	174.81%	20.67x	13.84%

     The imputed value of Citizens based upon the adjusted median ratios of the comparable transactions can be seen in the table below:

	Price /		Core
Price /	Tangible	Price / LTM	Deposit
Book Value	Book Value	Earnings	Premium	Average	Median

$30.87	$31.36	$29.34	$30.41	$30.49	$30.64
     Based on the Citizens & Northern stock closing price on December 20, 2006 and a 50% stock, 50% cash mix, the merger consideration had an indicated blended value on that date of $28.45 per share.
     Assuming a transaction value of $28.45 per share based on the terms of the merger, Ryan Beck calculated the transaction value as a multiple of Citizens’ September 30, 2006 stated book value per share ($17.94), tangible book value per share ($17.94), and tangible book premium over core deposits as follows:

Price to stated book value	158.62%
Price to tangible book value	158.62%
Multiple of last-twelve-months earnings per share	20.04	x
Tangible book premium over core deposits	11.67%
     Ryan Beck noted that the value of the consideration being offered to Citizens’ shareholders of $28.45 per share was slightly lower than the median imputed value of the comparable transactions prior to the market adjustment of $28.52 and lower than the median imputed value of the comparable transactions after the market adjustment of $30.64. As noted in the “Background of the Merger” section, one of the largest employers in Coudersport had recently announced the elimination of 500 local jobs. The news caused Citizens & Northern to lower its price from the offer of $29.15 that had been agreed to prior to the local economic news.
     No company used as a comparison in the above analyses is identical to Citizens, Citizens & Northern or the combined resulting company, and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.
     Discounted Dividend Analysis. Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that Citizens could produce in perpetuity. As a basis for performing this analysis, Ryan Beck utilized 2007 to 2011 earnings per share estimates for Citizens which were based on information provided by Citizens management. These projections are based upon various factors and assumptions, many of which are beyond the control of Citizens. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Citizens values, Ryan Beck utilized the following assumptions: discount rates ranging from 11.00% to 13.00%, terminal price/earnings multiples ranging from 15x to 17x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Citizens’ non-interest expense equal to Citizens & Northern management’s estimates of 5.25% in the first year following the merger with 21.00% thereafter. The discounted dividend analysis produced the range of net present values per share of Citizens common stock illustrated in the chart below:

		Discount Rates
		11%	12%	13%
Terminal Year Multiple of Earnings	15x	$26.93	$26.08	$25.28
	16x	$27.85	$26.96	$26.11
	17x	$28.77	$27.83	$26.94
     Ryan Beck noted that the estimated transaction value of $28.45 per share was above the midpoint of the estimated values derived from the discounted dividend analysis.
     These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Citizens common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.
     Financial Impact Analysis: In order to measure the impact of the merger on the combined company’s operating results and financial position after the merger, Ryan Beck analyzed the pro forma effects of the merger for 2007. In performing this analysis, Ryan Beck utilized a pro forma summary balance sheet and income statement for Citizens & Northern. For its analysis, Ryan Beck used Citizens & Northern management’s estimates of earnings for Citizens & Northern in 2006, 2007 and 2008, and a 5.00% projected growth rate to estimate 2009 through 2011 earnings for Citizens & Northern. For Citizens’ projected earnings, Ryan Beck used Citizens management’s estimates for 2006, 2007 and 2008, and used a projected growth rate of 3.00% to estimate 2009 to 2011 earnings for Citizens. In its analysis, Ryan Beck utilized Citizens & Northern’s after-tax cost savings assumptions of approximately 5.25% of Citizens’ non-interest expense base for 2007 and 21.0% for 2008 through 2011. No assumptions were made regarding revenue enhancements following the completion of the transaction and no assumptions were made regarding mark-to-market purchase accounting adjustments.
     This analysis indicated that the merger would be slightly accretive to Citizens & Northern’s earnings in 2007 by approximately 0.01% and would be accretive to Citizens & Northern’s 2008 estimated earnings per share by approximately 2.05%, before the effect of any stock repurchases. Ryan Beck also estimated that the transaction would be 2.78% accretive to Citizens & Northern’s stated book value per share and would be 5.83% dilutive to Citizens & Northern’s tangible book value per share. The transaction analysis indicated that, at closing, Citizens & Northern’s tangible equity to tangible assets would be 10.43%, lower than the 11.42% projected in our analysis before the merger.

     Contribution Analysis: As a means to gauge the impact of Citizens’ and Citizens & Northern’s potential financial impact on the combined organization, Ryan Beck prepared a contribution analysis which compared the relative contributions each entity would make toward total assets, loans, deposits, common equity, tangible common equity and earnings. Ryan Beck analyzed the contribution of the last-twelve-months net income as well as the 2007 and 2008 projected net income for each company as estimated by their respective management teams. For this analysis, Ryan Beck assumed a 100% stock transaction and an exchange ratio of 1.297 shares of Citizens & Northern stock for Citizens stock and estimated that Citizens shareholders would own 13.83% of the combined company on a pro forma basis. This figure is above the relative contributions of Citizens for total assets at 11.25%, total loans at 8.30%, total deposits at 11.55% and total tangible equity at 12.61%. The estimated Citizens’ stock ownership exceeds Citizens’ projected 2007 net income contribution of 12.05% without accounting for synergies and 12.91% after accounting for synergies. The estimated Citizens’ stock ownership also exceeds Citizens’ projected 2008 net income contribution of 10.84% without accounting for synergies. Citizens’ estimated stock ownership is slightly below Citizens’ projected 2008 net income contribution of 13.85% after accounting for synergies.
     In connection with Ryan Beck’s updated opinion dated as of the date of this document and contained in Annex B, Ryan Beck reviewed this document and confirmed the appropriateness of its reliance on the analyses used to render its December 21, 2006 written opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions upon which the December 21, 2006 opinion was based.
     Citizens paid Ryan Beck a non-refundable retainer fee of $20,000 upon execution of the engagement letter. Citizens also has agreed to pay Ryan Beck a transaction fee in connection with the transaction in the amount equal to 1.25% of the aggregate transaction value payable. Based on the average per share closing price of Citizens & Northern’s common stock immediately prior to the public announcement of the transaction, Ryan Beck’s fee would be approximately $360,000, $75,000 of which was paid upon execution of the merger agreement, with the balance, less the initial $20,000 retainer fee, due upon completion of the merger. Citizens has also agreed to reimburse certain of Ryan Beck’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Ryan Beck and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.
     Prior to this transaction, Ryan Beck did not have an investment banking relationship with Citizens or Citizens & Northern. Ryan Beck expects to solicit investment banking business from Citizens & Northern in the future.
     Ryan Beck acts as a market maker in the common stock of Citizens & Northern. Ryan Beck is not a market maker in the common stock of Citizens. In the ordinary course of its business as a broker dealer, however, Ryan Beck may actively trade securities of Citizens or Citizens & Northern for its own account and the account of its customers and, accordingly, may at any time hold long or short positions in such securities.

Reasons For The Transaction: Citizens & Northern’s Board of Directors
     Citizens & Northern’s acquisition strategy consists of identifying financial institutions with business philosophies similar to those of Citizens & Northern, which operate in markets that are geographically compatible with Citizens & Northern ‘s operations and which can be acquired at an acceptable cost.
     In connection with its approval of the transaction with Citizens, the Citizens & Northern board of directors reviewed the terms of the proposed reorganization agreement and its potential impact on Citizens & Northern. In reaching its decision to approve the reorganization agreement, Citizens & Northern’s board of directors, with the assistance of management and Citizens & Northern’s advisors, considered the following factors:
•	its observation that the acquisition of Citizens represents an attractive opportunity for Citizens & Northern to expand the geographic market area currently served by Citizens & Northern Bank, into the contiguous markets of Cameron, McKean and Potter Counties;

•	its familiarity with Citizens’ management team and employees, particularly its President, Charles H. Updegraff, Jr., who have the leadership and talent to ensure the continuation of Citizens & Northern’s tradition of strong performance community offices;

•	Citizens’ customer service-oriented emphasis with local decision-making ability and a clear focus on the community, which are consistent with Citizens & Northern’s business approach;

•	its understanding of the business, operations, financial condition, earnings and prospects of each of Citizens & Northern and Citizens;

•	its understanding of the historical and current pro forma financial performance and condition, business operations, capital levels and asset quality of Citizens;

•	a review of comparable transactions, including a comparison of the price being paid in the transaction with the prices paid in other comparable financial institution acquisitions, expressed as, among other things, multiples of book value and earnings;

•	its understanding that the transaction should be accretive to Citizens & Northern’s earnings within a year;

•	perceived opportunities to increase the combined company’s commercial lending, and to reduce the combined company’s operating expenses, following the transaction;

•	the structure of the merger consideration and the financial and other terms of the transaction, including the fixed stock and fixed cash components;

•	its understanding of the likelihood that the regulatory approvals needed to complete the transaction would be obtained; and

•	its review of the terms of the merger agreement with Citizens & Northern’s legal advisors.

     This discussion of factors considered by Citizens & Northern’s board of directors is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement and related transactions, Citizens & Northern’s board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Citizens & Northern’s board of directors based its decision on the totality of information presented to it. In addition, individual members of the Citizens & Northern board may have given differing weight or priority to different factors.
     Citizens & Northern’s board of directors also considered potential risks associated with the transaction, including (1) the challenges of integrating Citizens’ businesses, operations and workforce with those of Citizens & Northern, (2) the conversion of Citizens’ systems into Citizens & Northern’s systems, (3) the need to obtain Citizens shareholder approval and regulatory approval in order to complete the transaction, (4) the risks associated with achieving anticipated cost savings, potential revenue enhancements and other potential financial benefits as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels, and (5) the risk that the final purchase price allocation based on the fair value of acquired assets at acquisition date and related adjustments to yield and/or amortization schedules of acquired assets and liabilities may be materially different than those assumed.
     The foregoing discussion contains a number of forward-looking statements that reflect the current views of Citizens & Northern with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed under the section entitled “A Caution About Forward-Looking Information” on page 18 of this document. For more information on the factors that could affect actual results, see “Risk Factors” beginning on page 14.
What you will Receive
     If the merger is completed, each share of Citizens common stock that you hold at the time of the merger will automatically be converted into the right to receive cash or shares of Citizens & Northern common stock. You will be mailed a form of election approximately two weeks after the date of this document in order to make your election. Subject to the restrictions described below, you may elect to receive, in exchange for each of your shares of Citizens common stock, either:
•	$28.57 in cash; or

•	1.297 shares of Citizens & Northern common stock.
     You may choose to exchange all of your shares for cash, or all of your shares for Citizens & Northern common stock, or some of your shares for cash and the rest of your shares for Citizens & Northern common stock.
     Under the terms of the merger agreement, 50% of the total outstanding shares of Citizens common stock will be exchanged for cash and 50% of the total outstanding shares of Citizens common stock will be exchanged for Citizens & Northern common stock. In the event that the holders of the outstanding shares of Citizens common stock elect to receive cash or stock that would exceed these limitations, the number of shares that you elected to exchange for cash or stock, as appropriate, will be adjusted through an allocation formula described below.
     If you do not make a valid election, you will be deemed to have made no election. No election shares will be converted into stock consideration, cash consideration or a mix of stock and cash consideration, depending on the elections of other Citizens shareholders.
     You may receive significantly more or less cash or more or fewer shares of Citizens common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above see the sections entitled “The Transaction — Election and Exchange Procedures” and “The Transaction — Allocation of Citizens & Northern Common Stock and Cash,” on pages 41 and 42, respectively.
Election and Exchange Procedures
     Subject to the allocation process described in the next section, each Citizens shareholder may elect to receive with respect to his or her shares of Citizens common stock, all Citizens & Northern common stock, all cash or a combination of Citizens & Northern common stock and cash.
     Stock Election Shares. Citizens shareholders who validly elect to receive Citizens & Northern common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder’s shares of Citizens common stock equal to the shareholder’s stock election, subject to the allocation process described below. In our discussion below, we refer to shares with respect to which shareholders have made stock elections as “stock election shares.”
     Cash Election Shares. Citizens shareholders who validly elect to receive cash for some or all of their shares will receive $28.57 in cash per share for that portion of the shareholder’s shares of Citizens common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to shares with respect to which Citizens shareholders have made cash elections as “cash election shares.”
     No-Election Shares. Shares held by Citizens shareholders (i) who indicate that they have no preference as to whether they receive Citizens & Northern common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect dissenters’ rights, will be deemed to be “no election shares.” See “Allocation of Citizens & Northern Common Stock and Cash” below.
     Accordingly, there is no assurance that a Citizens shareholder will receive the form of consideration that the shareholder elects with respect to any or all of his or her shares of Citizens common stock. If the elections of Citizens shareholders would exceed the specified limits, then the procedures for allocating Citizens & Northern common stock and cash to be received by Citizens shareholders will be followed by Citizens & Northern’s exchange agent. See “Allocation of Citizens & Northern Common Stock and Cash” below.
     Election Form. Approximately two weeks following the date of this document, Citizens & Northern’s exchange agent will mail an election form to you along with instructions on electing to receive Citizens & Northern common stock or cash or a combination of stock and cash for your Citizens stock. The deadline for making your election will be 5:00 p.m. on the day that is two business days prior to closing of the merger. You must carefully follow the instructions from Citizens & Northern’s exchange agent. Your election will be properly made only if, by the deadline date, you have submitted to Citizens & Northern’s exchange agent at its designated office, a properly completed and signed election form. If your election is not properly made, your shares of Citizens stock will be treated as “no election shares.” Neither Citizens & Northern nor its exchange agent will be under any obligation to notify any person of any defects in an election form.
     No later than five (5) days after the effective date of the merger, Citizens & Northern’s exchange agent will mail to you, a letter of transmittal with instructions for submitting your Citizens stock certificate in exchange for Citizens & Northern common stock or the cash consideration of $28.57 per share. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your Citizens stock certificate(s). Whether you will receive Citizens & Northern common stock or cash will depend on the election of other Citizens shareholders. (See “Allocation of Citizens & Northern Common Stock and Cash,” below.) Upon surrender of your Citizens stock certificate(s) to Citizens & Northern’s exchange agent together with a properly completed letter of transmittal, Citizens & Northern’s exchange agent will mail to you a certificate representing shares of Citizens & Northern common stock or a check (or a combination of stock certificate and check) for the merger consideration. No interest will be paid on any cash payment.
     Certificates representing shares of Citizens & Northern common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a Citizens & Northern shareholder from the effective date. Until the certificates representing Citizens common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Citizens & Northern common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Citizens & Northern has the right to withhold dividends or any other distributions on its shares until the Citizens stock certificates are surrendered for exchange.
     Until surrendered, each Citizens stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will either Citizens & Northern or Citizens be liable to any former Citizens shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.
     Citizens & Northern will not issue any fractions of a share of common stock. Rather, Citizens & Northern will pay cash for any fractional share interest any Citizens shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Citizens & Northern will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average closing sales price for Citizens & Northern common stock for the twenty (20) trading days ending on the third business day prior to the closing. Shares of Citizens common stock issued and held by Citizens as treasury shares as of the effective date of the merger, if any, will be canceled.

Allocation of Citizens & Northern Common Stock and Cash
     Notwithstanding the election of Citizens shareholders to receive cash, Citizens & Northern common stock or a combination of stock and cash in the merger, (i) the number of shares of Citizens common stock that will be exchanged for Citizens & Northern common stock will be equal to 50% of the total number of shares of Citizens common stock issued and outstanding on the effective date of the merger, and (ii) the number of shares of Citizens common stock that will be exchanged for $28.57 in cash per share will be equal to 50% of the total number of shares of Citizens common stock issued and outstanding on the effective date of the merger.
     Over-election of the Stock Consideration. If the aggregate number of stock election shares is more than 50% of the total number of shares of Citizens common stock issued and outstanding on the effective date of the merger, then:
•	all cash election shares (other than dissenting shares) and no election shares will be converted into the right to receive $28.57 cash per share;

•	Citizens & Northern’s exchange agent will convert on a pro rata basis a sufficient number of stock election shares into cash election shares such that the number of election shares shall equal 50% of the total number of shares of Citizens common stock issued and outstanding on the effective date;

•	all shares converted into cash election shares through the pro rata process described above will be converted into the right to receive $28.57 cash per share; and

•	the remaining stock election shares will be converted into shares of Citizens & Northern common stock.
     Over-election of the Cash Consideration. If the aggregate number of cash election shares, including the number of any dissenting shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, is more than 50% of the total number of shares of Citizens common stock issued and outstanding on the effective date of the merger, then:
•	all stock election shares and no election shares will be converted into shares of Citizens & Northern common stock;

•	Citizens & Northern’s exchange agent will convert on a pro rata basis a sufficient number of cash election shares (other than dissenting shares), into stock election shares such that the number of cash election shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal 50% of the total number of shares of Citizens common stock issued and outstanding on the effective date of the merger; and

•	the remaining cash election shares will be converted into the right to receive $28.57 in cash per share.

Effective Date
     The merger transaction will take effect when all conditions, including obtaining shareholder and regulatory approval, have been satisfied or waived, or as soon as practicable thereafter as Citizens & Northern and Citizens may mutually select. Regulatory approval cannot be waived. We presently expect closing on the transaction to occur during the second quarter of 2007. See “The Transaction- Conditions to the Merger” and “The Transaction —Regulatory Approvals,” beginning on pages 50 and 51, respectively.
Rights of Dissenting Shareholders
     Citizens shareholders have the right to dissent from the merger and, if the merger is completed, to receive payment in cash for the “fair value” of all of his, her or its shares, determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988.
     The discussion below describes the steps that you must take if you want to exercise your dissenters’ rights. You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters rights. If you fail to follow these steps, you will lose your dissenters rights and you will receive the same consideration for each of your shares of Citizens common stock as the Citizens shareholders who do not exercise dissenters’ rights. Therefore, if you are contemplating exercising your dissenters rights, we urge you to read carefully the applicable provisions of Pennsylvania law, which are included within Annex C to this document. This summary is qualified in its entirety by the full text of Annex C.
     In the following discussion of dissenters rights, the term “fair value” means the value of a share of Citizens common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.
Timing of Notice Requirement. Before the effective date of the transaction, send any written notice or demand required in order to exercise your dissenters rights to Charles H. Updegraff, Jr., President, Citizens Bancorp, Inc., 10 North Main Street, Coudersport, PA 16915. After the effective date of the merger, send any correspondence to Jessica Brown, Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.
Notice of Intention to Dissent. If you wish to dissent from the merger, you must do the following:
•	prior to the vote on the merger agreement by Citizens shareholders at the special meeting, file a written notice of your intention to demand payment of the fair value of your shares of Citizens common stock if the merger with Citizens & Northern is completed;

•	make no change in your beneficial ownership of Citizens common stock after you give notice of your intention to demand fair value of your shares of Citizens common stock; and

•	not vote in favor of the merger agreement at the special meeting.

     Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent.
Notice to Demand Payment. If the merger is approved by the required vote of Citizens shareholders, Citizens & Northern will mail a notice to all those shareholders who gave notice of their intention to demand payment of the fair value of their shares and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit your certificates for Citizens common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.
Failure to Comply With Required Steps to Dissent. You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters rights. If you fail to follow these steps, you will lose the right to dissent and you will receive the same merger consideration as those Citizens shareholders who do not dissent.
Payment of Fair Value of Shares. Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Citizens & Northern will send dissenting shareholders, who have deposited their stock certificates, the amount that Citizens & Northern estimates to be the fair value of the Citizens common stock. The remittance or notice will be accompanied by:
•	a closing balance sheet and statement of income of Citizens for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of Citizens & Northern’s estimate of the fair value of Citizens common stock; and

•	a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.
Estimate by Dissenting Shareholder of Fair Value of Shares. If a dissenting shareholder believes that the amount stated or remitted by Citizens & Northern is less than the fair value of the Citizens common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the Citizens common stock to Citizens & Northern within 30 days after Citizens & Northern mails its remittance. If the dissenting shareholder does not file its estimate of fair value within 30 days after the mailing by Citizens & Northern of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Citizens & Northern.
Valuation Proceedings. If any demands for payment remain unsettled within 60 days after the latest to occur of:
•	the effective date of the merger;

•	timely receipt by Citizens & Northern of any demands for payment; or

•	timely receipt by Citizens & Northern of any estimates by dissenters of the fair value, then Citizens & Northern may file an application, in the Court of Common Pleas of Potter County, requesting that the court determine the fair value of the Citizens common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.
     If Citizens & Northern were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Citizens & Northern, may file an application in the name of Citizens & Northern at any time within the 30 day period after the expiration of the 60 day period and request that the Potter County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Potter County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Citizens & Northern’s estimate of the fair value of the Citizens common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Potter County Court of Common Pleas finds fair and equitable.
Cost and Expenses. The costs and expenses of any valuation proceedings performed by the Potter County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Citizens & Northern, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.
     Any Citizens shareholder wishing to exercise dissenters rights is urged to consult legal counsel before attempting to exercise such rights. Failure to comply strictly with all of the procedures set forth in the Pennsylvania Business Corporation Law may result in the loss of statutory dissenters rights.
Representations and Warranties
     The merger agreement contains customary representations and warranties relating to, among other things:
•	organization of Citizens & Northern, Citizens and their respective subsidiaries;

•	capital structures of Citizens & Northern and Citizens;

•	due authorization, execution, delivery, performance and enforceability of the merger agreement;

•	consents or approvals of regulatory authorities or third parties necessary to complete the merger;

•	consistency of financial statements with accounting principles generally accepted in the United States;

•	absence of material adverse changes, since September 30, 2006, in the assets, financial condition, results of operations, or prospects of Citizens and Citizens & Northern;

•	filing of tax returns and payment of taxes;

•	absence of undisclosed material pending or threatened litigation;

•	compliance with applicable laws and regulations;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	quality of title to assets and properties;

•	maintenance of adequate insurance;

•	absence of undisclosed brokers’ or finders’ fees;

•	absence of material environmental violations, actions or liabilities;

•	accuracy of information supplied by Citizens & Northern and Citizens for inclusion in the registration statement, filed under the Securities Act of 1933, in connection with the issuance of Citizens & Northern common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger;

•	documents filed by Citizens & Northern with the Securities and Exchange Commission and the accuracy of information contained therein; and

•	validity and binding nature of loans reflected as assets in the financial statements of Citizens.
Conduct of Business Pending the Merger Transaction
     In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.
     In addition, Citizens agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required or permitted by the merger agreement or consented to by Citizens & Northern. Citizens also agreed in the merger agreement that it will not, without the written consent of Citizens & Northern:
•	change its articles of incorporation or bylaws;

•	change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock except as otherwise specifically set forth in the merger agreement (See “The Transaction-Dividends” on page 49);

•	grant any severance or termination pay, except in accordance with policies or agreements in effect on December 21, 2006; or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement;

•	increase the compensation of, grant any job promotions to or pay any bonus except for discretionary bonuses not to exceed $50,000 in the aggregate and merit salary increases for calendar year 2007 not to exceed, in the aggregate, 3.5% of existing base salaries;

•	sell or lease all or any substantial portion of the assets or business of Citizens, enter into any acquisition, purchase and assumption transaction or any similar transaction;

•	dispose of or encumber any assets or incur any debt having a book or market value (whichever is greater) in excess of $100,000, unless permitted by the merger agreement;

•	take any action that would result in any condition to closing not being satisfied, except as may be required by applicable law;

•	waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which Citizens is a party, other than in the ordinary course of business, consistent with past practice;

•	change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States;

•	implement any new employee benefit or welfare plan, or amend any plans, except as required by law;

•	enter into, renew, extend or modify any transaction with any affiliate of Citizens, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations;

•	enter into any interest rate swap, floor or cap or similar arrangement;

•	take any action that would give rise to a right of payment to any person under any contract to which Citizens or any Citizens subsidiary is a party;

•	purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc;

•	make any new loan or credit facility commitment to any borrower in excess of $1,000,000 in the aggregate, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $1,000,000;

•	except as already disclosed to Citizens & Northern, make any capital expenditure of $100,000 or more or undertake or enter into any lease, contract or other commitment, involving a payment by Citizens of more than $100,000 annually; or

•	agree to do any of the foregoing.
Citizens also agreed in the merger agreement, among other things:
•	to permit Citizens & Northern, if Citizens & Northern elects to do so at its own expense, to cause a “phase I environmental audit” to be performed at any physical site owned or occupied by Citizens;

•	to submit the merger agreement to its shareholders for approval at a meeting to be held as soon as practicable, with an approval recommendation by its board of directors;

•	to approve the bank plan of merger as the sole shareholder of Citizens Trust Company; and

•	to modify or change its accrual and reserve policies and practices as may be necessary to conform the accounting reserve practices and methods of Citizens to those of Citizens & Northern.

          We jointly agreed, among other things:
•	to prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals;

•	subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement;

•	to maintain adequate insurance;

•	to maintain accurate books and records;

•	to file all tax returns and pay all taxes when due;

•	to deliver to each other monthly and quarterly financial statements;

•	to deliver to each other all documents that may be filed with the SEC under the Securities Exchange Act of 1934 or with banking or regulatory authorities; and

•	to agree upon the form and substance of any press release or public disclosure related to the proposed merger.
No Solicitation of Other Transactions
     Citizens has agreed that it will not, and will not allow others under its control to, directly or indirectly:
•	initiate, solicit, encourage or take any other action to facilitate, any inquiries relating to, or the making of any acquisition proposal by a third party that relates to a merger, consolidation or acquisition of Citizens, acquisition of all or substantially all of the assets of Citizens or acquisition of ownership or voting power over 20% or more of the outstanding common stock of Citizens or any of its subsidiaries;

•	enter into or maintain or continue discussions or negotiate with a third party regarding any acquisition proposal or inquiry described above; or

•	agree to or endorse any acquisition proposal or inquiry described above;
provided that the Citizens board is not prohibited from responding to and engaging in any discussions or negotiations or providing any information relating to an unsolicited proposal that is on terms that the Citizens board concludes (after consultation with its financial advisors and outside legal counsel) are more favorable to its shareholders from a financial point of view than the proposed merger with Citizens & Northern, if it has determined in its good faith judgment, after consultation with its legal counsel, that failure to do so would violate the Citizens directors’ fiduciary duties. Citizens has also agreed to notify Citizens & Northern promptly if any acquisition proposal or inquiry described above is received by Citizens from any third party.
     For a discussion of circumstances under which certain actions relating to a possible change in control involving Citizens could result in Citizens being required to pay to Citizens & Northern a termination fee of $900,000, see “The Transaction — Termination Fee,” beginning on page 54.

Dividends
     The merger agreement generally prohibits Citizens from paying any cash dividend or making any other distribution with respect to its capital stock, other than a regular quarterly dividend not to exceed $.22 per share. You may not receive two dividends either from Citizens or from Citizens and Citizens & Northern in any quarter, but nothing will prevent you from receiving one dividend from Citizens or Citizens & Northern in any one quarter. We will cooperate with each other to coordinate quarterly dividend payment dates and record dates.
     Citizens & Northern expects that after completion of the merger, subject to approval and declaration by its board, it will continue to declare regular quarterly cash dividends on the shares of its common stock consistent with past practices.
Conditions to the Merger
     Our obligations to complete the transaction are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:
•	the merger agreement shall have been duly approved by the Citizens shareholders;

•	all necessary governmental approvals for the merger transaction shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired, and no such approval or consent shall have imposed any condition or requirement which Citizens & Northern determines would cause a material adverse effect as to Citizens & Northern or otherwise reduce the contemplated benefits of the transaction to Citizens & Northern. See “The Transaction —Regulatory Approvals,” at page 51;

•	there shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement;

•	we shall each have received the opinion of Rhoads & Sinon LLP that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and any gain realized in the merger will be recognized only to the extent of cash or other property (other than Citizens & Northern common stock) received, including cash received in lieu of fractional share interests. See “The Transaction — Material Federal Income Tax Consequences,” at page 59; and

•	no materially adverse change shall have occurred in the assets, business, financial condition or results of operation of Citizens or Citizens & Northern.
     In addition to the foregoing, our obligations to complete the transaction are each conditioned on:
•	the accuracy in all material respects, as of December 21, 2006, and as of the effective date of the merger, of the representations and warranties of the other party, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the merger agreement; and

•	the other party’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.
     Except for the requirements of Citizens shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “The Transaction — Amendment; Waiver,” at page 53.
Subsidiary Bank Merger
     As contemplated by the merger agreement, Citizens & Northern Bank and Citizens Trust Company have entered into a bank plan of merger. The bank plan of merger provides that, subject to receipt of all necessary regulatory approvals and the completion of the merger of Citizens into Citizens & Northern, Citizens Trust Company will merge into Citizens & Northern Bank, with Citizens & Northern Bank as the surviving institution. All shares of Citizens Trust Company will be canceled and will cease to exist and no consideration will be paid for these shares. Citizens & Northern and Citizens expect to complete the bank merger concurrently with the completion of the transaction.
Regulatory Approvals
     Completion of the merger and reorganization transactions is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the acquisition of Citizens by Citizens & Northern, and the expiration of all applicable waiting periods.
     Citizens & Northern and Citizens have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. These approvals include approval from the board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking. The transaction cannot proceed in the absence of these required regulatory approvals.
     Federal Reserve Board. The merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act, or receipt from the Federal Reserve Board of a waiver of this approval. Under the Bank Holding Company Act, the Federal Reserve Board generally may not approve any proposed transaction:
•	that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.
     The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of Citizens & Northern, Citizens and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of Citizens & Northern and Citizens in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Federal Reserve Board must take into account the effectiveness of Citizens & Northern and Citizens in combating money laundering activities.
     Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.
     Federal Deposit Insurance Corporation. Citizens & Northern must file an application with the FDIC to approve the merger of Citizens Trust Company into Citizens & Northern Bank pursuant to the Bank Merger Act. In evaluating an application under the Bank Merger Act, the FDIC will review the bank merger according to standards and criteria substantially similar to those considered by the Federal Reserve Board as described above.
     Pennsylvania Department of Banking. The transaction also is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code, and the bank merger is subject to approval of the Department under Chapter 16 of the Banking Code. In determining whether to approve the transaction, including the bank merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the transaction would be consistent with the purposes of the Pennsylvania Banking Code and whether the transaction would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved.
     Applications. Citizens & Northern and Citizens have filed the necessary applications with the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking, requesting approval of the transaction, including the bank merger. The applications describe the terms of the transaction, the parties involved, and the activities to be conducted by the combined companies as a result of the transaction, and contain certain related financial and managerial information. Copies of the applications will be provided to the U.S. Department of Justice and other governmental agencies.
     We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Amendment; Waiver
     Subject to applicable law, at any time prior to completion of the transaction, we may:
•	amend the merger agreement, except that after approval by Citizens shareholders at the special meeting, the consideration you will receive in the merger cannot be decreased;

•	extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; and

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of Citizens shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.
Termination
     The merger agreement may be terminated at any time prior to the effective date of the merger by our mutual consent. The merger agreement may also be terminated by either party if:
•	the other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party;

•	the closing of the merger does not occur by August 31, 2007, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by it before closing;

•	any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of the approval or consent and the time period for appeals or requests for reconsideration has expired; or

•	Citizens shareholders do not approve the merger agreement at the special meeting or such meeting is cancelled by Citizens.
     Citizens & Northern may terminate the merger agreement if Citizens enters into a term sheet, letter of intent or agreement to merge with someone else or if Citizens withdraws, changes or modifies its recommendation to its shareholders to approve the merger agreement. However, Citizens may terminate the merger agreement if it enters into a term sheet, letter of intent or agreement to merge after its board of directors determines, after consultation with its legal counsel, that failure to do so would breach the fiduciary duty of the Citizens directors.
     In addition, the merger agreement contains a provision under which Citizens may terminate the merger agreement if the twenty day average of the closing sales prices for Citizens & Northern common stock immediately prior to completion of the merger is less than $17.62 and the decline in the price of Citizens & Northern common stock is at least 20% more than the decline during the period beginning November 10, 2006 in a peer group index. For the list and weighting of the peer group index, see Exhibit 6 to the merger agreement, which is attached to this document as Annex A.
     If any peer group company declares or effects a stock split or similar capital transaction during the measurement period, the prices of that company’s common stock will be appropriately adjusted in determining the average per share closing sale price of the peer group common stocks.

     The Citizens board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination provision relating to the price of Citizens & Northern common stock is triggered. In considering whether to exercise its right to terminate the merger agreement, Citizens’ board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel.
     The fairness opinion received by Citizens from Ryan Beck is dated as of the date of this document, and is based on conditions in effect on that date. Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the price of Citizens & Northern common stock is triggered, including the possibility that Citizens’ board of directors might elect to continue with the merger even if Citizens has the ability to terminate the merger agreement under that provision. See “The Transaction — Opinion of Citizens’ Financial Advisor,” beginning at page 27.
     Approval of the merger agreement by Citizens shareholders will confer on the Citizens board of directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of Citizens shareholders.
Termination Fee
     Citizens has agreed to pay a fee of $900,000 to Citizens & Northern if the merger agreement is terminated after the occurrence of any of the following events:
•	Citizens enters into a written agreement or understanding to merge or consolidate, to have 20% or more of its ownership or voting power acquired in the future, or to have all or substantially all of its assets or liabilities acquired; or

•	Citizens authorizes, recommends or publicly proposes, or announces an intention to authorize, any of the foregoing transactions; or

•	Citizens’ shareholders fail to approve the merger or the special meeting is canceled after:
▪	the Citizens board of directors has withdrawn or modified its recommendation to shareholders to approve the merger agreement; or

▪	another group or person has announced an offer or proposal to acquire 20% or more of the outstanding common stock of Citizens or to merge or consolidate with Citizens or to acquire all or substantially all of Citizens’ assets and within 12 months thereafter enters into an agreement with the group or person for such a transaction.
Expenses
     Citizens & Northern and Citizens will each pay its respective costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.
Nasdaq Listing
     Citizens’ obligation to complete the merger is subject to the condition that the common stock of Citizens & Northern continues to be listed on the Nasdaq Capital Market.

Management and Operations After the Transaction
     Board of Directors
     In the merger agreement Citizens & Northern agreed that upon completion of the merger, Charles H. Updegraff, Jr., currently Chairman, President and Chief Executive Officer of Citizens, will be appointed to the board of directors of Citizens & Northern and of Citizens & Northern Bank. Mr. Updegraff will also be appointed Executive Vice President and Chief Operating Officer of Citizens & Northern Bank.
     Citizens Trust Company Division and Advisory Board
     Citizens & Northern has agreed that, for a period of two years after the merger of Citizens Trust Company into Citizens & Northern Bank, it will operate the former business of Citizens Trust Company as a division of Citizens & Northern Bank under the name “Citizens Trust Company, a division of Citizens & Northern Bank.” In addition, Citizens & Northern Bank will establish a Citizens Trust Company Advisory board which will consist of the members of the Citizens board of directors immediately prior to the effective date, subject to qualification pursuant to Citizens & Northern’s policies regarding advisory board membership. The Citizens Trust Company Advisory board will be initially established for a term of two years from the effective date of the transaction. Advisory board members will be compensated for their service in accordance with Citizens & Northern’s compensation policy for advisory board fees, which presently provides for fees of $150 per meeting attended.
     Employment; Retention Bonuses Severance
     Following the transaction, Citizens & Northern is not obligated to continue the employment of any Citizens employee with the exception of Mr. Updegraff, who has an existing employment agreement with Citizens. Citizens & Northern has expressly agreed to honor the terms of Mr. Updegraff’s employment agreement. As a result of the transaction, some Citizens positions, primarily back office, support, processing and other operational activities and services, may be eliminated. Each Citizens employee who is involuntarily terminated in connection with the merger within one year following the effective date of the merger, other than an employee who is terminated for “cause,” or who voluntarily terminates his or her employment after being offered a position that is not a position of substantially similar job description or responsibility, will be eligible to receive severance payments equal to one weeks’ pay for each full year of continuous service, with a minimum severance benefit of 4 weeks’ pay and a maximum of 26 weeks’ pay. Severance shall not be available to any employee who has an existing employment agreement, who has accepted an offer from Citizens & Northern of noncomparable employment, or who has been designated to receive a retention bonus from Citizens & Northern.
     Certain employees, as determined jointly by Citizens and Citizens & Northern, of Citizens or Citizens Trust Company, will be entitled to receive a “retention bonus” if they remain employed until the effective date of the merger, or in certain cases, after the effective date until the date of the systems conversion, provided such employee is not terminated for cause. No individual may receive a retention bonus of more than $7,500 and retention bonuses cannot exceed $25,000 in the aggregate.

     Employee Benefits
     The merger agreement provides that each Citizens employee who becomes an employee of Citizens & Northern or any Citizens & Northern subsidiary at the effective date of the merger is entitled to full credit for each year of service with Citizens for purposes of determining eligibility for participation and vesting, but not for benefit accrual, in the Citizens & Northern or Citizens & Northern subsidiary’s employee benefit plans, programs and policies. Citizens and Citizens Trust Company employees shall not be eligible to participate in the Citizens & Northern Bank Pension Plan until January 1, 2008 provided they have the requisite service on that date (which includes credited service with Citizens or Citizens Trust Company), subject to the provisions of the Citizens & Northern Bank Pension Plan in effect as of January 1, 2008. After the effective date of the merger, Citizens & Northern may, at its discretion, maintain, discontinue, amend or freeze any Citizens or Citizens & Northern benefit plan, subject to the plan’s provisions and applicable law.
Interests of Management and Others in the Transaction
     Share Ownership
     As of                      ___, 2007, the record date for the special meeting of Citizens shareholders, the directors and executive officers of Citizens may be deemed to be the beneficial owners of 160,243 shares, representing 15.76% of the outstanding shares of Citizens common stock. See “Information About Citizens — Security Ownership by Certain Beneficial Owners and Management of Citizens,” beginning on page _.
     Indemnification and Insurance
     Citizens & Northern has agreed to indemnify the directors and officers of Citizens against all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger’s effective date, including the transactions contemplated by the merger agreement prior to, at or after the merger’s effective date, to the fullest extent permitted under the Citizens articles of incorporation, bylaws, and applicable law, but not if such indemnification is prohibited by applicable law.
     Citizens & Northern has also agreed that for six years after the merger’s effective date, Citizens & Northern will, at its expense, maintain directors and officers liability insurance for the former directors and officers of Citizens with respect to matters occurring at or prior to the merger’s effective date. The insurance coverage is to be at least equal to the coverage currently maintained by Citizens and is to contain terms and conditions that are no less favorable to the beneficiaries. Citizens & Northern is not obligated to make annual premium payments that exceed (for the portion related to Citizens’ directors and officers) 200% of the initial annual premiums for Citizens’ policy maintained prior to the merger. If the annual premium payments exceed this amount, Citizens & Northern will use its reasonable best efforts to obtain the most advantageous policy available up to this maximum amount.

     Board Positions and Compensation
     Upon completion of the merger, Charles H. Updegraff, Jr. will be appointed as a director of Citizens & Northern and Citizens & Northern Bank. As an employee, Mr. Updegraff shall not be entitled to receive board fees for his service as a director.
     In addition, following the merger, Citizens & Northern has agreed that the current directors of Citizens who otherwise meet the requirements of Citizens & Northern’s policies concerning advisory board membership, shall constitute a newly established Citizens Trust Company Advisory Board, to be maintained for at least 2 years. Advisory board members shall be entitled to receive compensation for such service in accordance with Citizens & Northern’s compensation policy for advisory and divisional boards, which presently provides for fees of $150 per meeting attended.
     Assumption of Updegraff Employment Agreement
     Citizens & Northern expressly agreed to assume, as of the effective date of the merger, the existing employment agreement between Citizens and Charles H. Updegraff, Jr., the Chairman, President and Chief Executive Officer of Citizens, and will appoint Mr. Updegraff as the Executive Vice President and Chief Operating Officer of Citizens & Northern Bank. Mr. Updegraff’s employment agreement, as amended by an addendum between Citizens, Mr. Updegraff and Citizens & Northern, provides:
•	for a current term expiring on December 31, 2009;

•	for automatic renewals on December 31 of each year to December 31 of the third calendar year thereafter, subject to the right of each party to terminate the automatic renewal and thereby fix the expiration of the term;

•	for early termination upon dismissal by resolution of a majority of the board of directors, the death or disability of Mr. Updegraff;

•	for a base salary at an annual rate equal to his current base salary rate ($187,100), subject to increase or decrease from to time at such intervals and by the same percentages as may be authorized by the board of directors generally with respect to base salary increases or decreases for executive officers;

•	for participation in certain benefit and incentive programs adopted by the board of directors, including, without limitation, all employer-sponsored group health, life and disability insurance plans and such annual bonus plans, stock option and restricted stock plans as may be adopted by the board of directors;

•	that if Mr. Updegraff is terminated by the board of directors without proper cause, or if Mr. Updegraff resigns his employment upon a material reduction of his authority or responsibilities or a substantial modification of his working conditions following a merger or consolidation of Citizens & Northern, he will continue to receive his salary and benefits for the remainder of the current term; and

•	that if Mr. Updegraff is terminated due to disability, he will be entitled to a monthly disability income benefit in an amount equal to the monthly disability income benefit allowed by the group disability income insurance policy maintained by the Company for its executives, life insurance benefits (unless and until Mr. Updegraff accepts other employment) and health insurance premiums (unless and until Mr. Updegraff accepts other employment).

Voting Agreements
     General
     As a condition to Citizens & Northern entering into the merger agreement, each of the directors and executive officers of Citizens entered into an agreement with Citizens & Northern, dated as of December 21, 2006, pursuant to which each director agreed to vote all shares of Citizens common stock which they own or over which they exercise voting control in favor of the merger agreement. As of the record date of                     , 2007, the directors and executive officers of Citizens owned or exercised voting control over 160,243 shares of Citizens common stock, representing approximately 15.76% of the shares of Citizens common stock outstanding on that date. A form of voting agreement, which is also called an affiliate letter, is Exhibit 1 to the merger agreement, which is attached to this document as Annex A.
     Effect of Voting Agreements
     The voting agreements, together with Citizens’ agreement not to initiate, solicit or respond to inquiries relating to an acquisition transaction, may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Citizens.
     Terms of Voting Agreements
     The following is a brief summary of the material provisions of the voting agreements.
     Each director and executive officer of Citizens agreed, among other things, that at the special meeting, he will:
•	appear at such meeting or otherwise cause all shares of Citizens common stock he owns to be counted as present for purposes of determining a quorum; and

•	vote (or cause to be voted), in person or by proxy, all shares of Citizens common stock he owns or as to which he has, directly or indirectly, the right to direct the voting in favor of adoption and approval of the merger agreement and the merger transaction and against the approval or adoption of any other acquisition transaction with a party other than Citizens & Northern.
     Each director and executive officer also agreed not to, directly or indirectly, transfer or dispose of any of the shares of Citizens common stock he owns prior to the special meeting.
     The voting agreements will remain in effect until the earlier of the effective time of the transaction or the termination of the merger agreement in accordance with its terms.
     Each director and executive officer also agreed to certain restrictions on the offer, sale, transfer or disposition of shares of Citizens & Northern common stock acquired in the transaction, which restrictions are intended to ensure compliance with applicable federal securities laws.

Accounting Treatment
     Citizens & Northern will account for the merger under the purchase method of accounting. Citizens & Northern will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Citizens. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Citizens & Northern will record the excess as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Citizens & Northern will include in its results of operations the results of Citizens’ operations only after completion of the merger.
Material Federal Income Tax Consequences
     In the opinion of Rhoads & Sinon LLP, Citizens & Northern’s legal counsel, the following discussion addresses the material United States federal income tax consequences of the merger to a Citizens shareholder who holds shares of Citizens common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this document as the “Code”, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Citizens shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Citizens shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Citizens shareholders who hold their shares of Citizens common stock as part of a hedge, straddle or conversion transaction, Citizens shareholders who acquired their shares as compensation, and Citizens shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, this discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
     Citizens shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.
     The closing of the merger is conditioned upon the receipt by Citizens & Northern and Citizens of the updated opinion of Rhoads & Sinon LLP, counsel to Citizens & Northern, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Citizens and Citizens & Northern) which are consistent with the state of facts existing as of the effective date of the merger:

•	the merger constitutes a reorganization under Section 368(a) of the Code; and

•	any gain realized in the merger will be recognized as capital gain or ordinary income only to the extent of cash or other property (other than Citizens & Northern common stock) received in the merger, including cash received in lieu of fractional share interests.
The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Citizens nor Citizens & Northern intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.
     Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below reflects the conclusions of Rhoads & Sinon LLP, in its opinion as to the material United States federal income tax consequences of the merger to Citizens shareholders.
     A shareholder generally will recognize gain as capital gain or ordinary income (but not loss, unless consideration received constitutes entirely cash) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Citizens & Northern common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of Citizens common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the Citizens shareholder’s holding period with respect to the Citizens common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the cash received will be treated as a dividend to the extent of the Citizens shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible treatment of cash as a dividend,” below.
     The aggregate tax basis of Citizens & Northern common stock received by a Citizens shareholder pursuant to the transaction will be equal to the aggregate adjusted tax basis of the shares of Citizens common stock surrendered for Citizens & Northern common stock, reduced by the amount of cash received by the Citizens shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Citizens shareholder on the exchange. The holding period of the Citizens & Northern common stock will include the holding period of the shares of Citizens common stock surrendered. If a Citizens shareholder has differing basis or holding periods in respect of his or her shares of Citizens common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of Citizens & Northern common stock received in the exchange.

     Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the Citizens shareholder’s deemed percentage stock ownership of Citizens & Northern. For purposes of this determination, Citizens shareholders will be treated as if they first exchanged all of their shares of Citizens common stock solely for Citizens & Northern common stock and then Citizens & Northern immediately redeemed (the “deemed redemption”) a portion of the Citizens & Northern common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the Citizens shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Citizens & Northern common stock) or (2) the deemed redemption is “not essentially equivalent to a dividend.” Gain recognized will also be capital gain to the extent the recognized gain exceeds the shareholder’s ratable share of Citizens accumulated earnings and profits.
     The deemed redemption generally will be “substantially disproportionate” with respect to a Citizens shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Citizens shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Citizens & Northern. In general, the determination requires a comparison of (1) the percentage of the outstanding stock of Citizens & Northern that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Citizens & Northern that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a Citizens shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons and certain entities in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon a Citizens shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.
     Cash received in lieu of a fractional share. Cash received by a Citizens shareholder in lieu of a fractional share of Citizens & Northern common stock generally will be treated as received in redemption of the fractional share, and gain generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Citizens common stock surrendered that is allocable to the fractional share. The gain generally will be long-term capital gain if the holding period for the shares of Citizens common stock is more than one year.
     Backup Withholding. To the extent that a Citizens shareholder receives cash in exchange for surrendering shares of Citizens common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.
     The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger transaction. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a Citizens shareholder’s individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the transaction to a Citizens shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the transaction, as well as to any later sale of shares of Citizens & Northern common stock received by you in the merger.
Resale of Citizens & Northern Common Stock
     You may freely transfer the Citizens & Northern common stock issued in the merger transaction under the Securities Act, unless you are deemed to be:
•	an “affiliate” of Citizens for purposes of Rule 145 under the Securities Act; or

•	an “affiliate” of Citizens & Northern for purposes of Rule 144 under the Securities Act.
Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with (1) Citizens & Northern or Citizens at the time of the Citizens special meeting, or (2) Citizens & Northern, at or after the effective date of the merger.
     Rules 144 and 145 will restrict the sale of shares of Citizens & Northern common stock received in the merger by affiliates and certain of their family members and related interests.
     Citizens Affiliates. Generally, during the year following the effective date of the merger, those persons who are affiliates of Citizens at the time of the Citizens special meeting, provided they are not affiliates of Citizens & Northern at or following the merger’s effective date, may publicly resell any shares of Citizens & Northern common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Citizens & Northern common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Citizens & Northern.
     After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to Citizens & Northern as required by Rule 144.
     Citizens & Northern Affiliates. Persons who are affiliates of Citizens & Northern after the effective date of the merger may publicly resell the shares of Citizens & Northern common stock received by them in the merger subject to the same limitations and requirements as apply to Citizens affiliates in the first year and subject to certain filing requirements specified in Rule 144.

     The ability of affiliates to resell shares of Citizens & Northern common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to Citizens & Northern’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.
     Affiliates also would be permitted to resell shares of Citizens & Northern common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.
     This document does not cover any resales of shares of Citizens & Northern common stock received by persons who may be deemed to be affiliates of Citizens & Northern or Citizens.
     Each Citizens director, as an affiliate of Citizens, has agreed with Citizens & Northern not to transfer any shares of Citizens & Northern common stock received in the merger except in compliance with the Securities Act. See “The Transaction-Voting Agreements” at page 57.
Material Contracts
     There have been no material contracts or other transactions between Citizens and Citizens & Northern since signing the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between Citizens and Citizens & Northern during the past five years, other than in connection with the merger agreement and as described in this document.
Information about Citizens & Northern
General
     Citizens & Northern Corporation is the registered bank holding company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a Pennsylvania bank and trust company operating 21 community bank offices throughout Tioga, Bradford, Sullivan and Lycoming Counties in Pennsylvania. First State Bank is a New York State chartered bank and trust company providing services through offices in Canisteo and South Hornell, New York.
     Citizens & Northern’s principal office is located in Wellsboro, Pennsylvania. Its largest subsidiary is Citizens & Northern Bank. Citizens & Northern’s other wholly-owned subsidiaries are Canisteo Valley Corporation, Citizens & Northern Investment Corporation and Bucktail Life Insurance Company. Citizens & Northern Investment Corporation was formed in 1999 to engage in investment activities. Bucktail reinsures credit and mortgage life and accident and health insurance on behalf of Citizens & Northern Bank. Canisteo Valley Corporation is the intermediate holding company of First State Bank.

     Citizens & Northern and First State Bank provide an extensive range of banking services, including deposit and loan products for personal and commercial customers. Citizens & Northern Bank also maintains a trust division that provides a wide range of financial services, such as 401(k) plans, retirement planning, estate planning, estate settlements and asset management. In January 2000, Citizens & Northern Bank formed a subsidiary, C&N Financial Services Corporation, which provides insurance products and mutual funds, annuities, educational savings accounts and other investment products.
     At September 30, 2006, Citizens & Northern Bank had total assets of approximately $1.1 billion, total deposits of $720.4 million, net loans outstanding of $646.8 million and 334 full-time equivalent employees. At September 30, 2006, First State Bank had total assets of $44.6 million, total deposits of $36.9 million, net loans outstanding of $21.5 million and 20 full-time equivalent employees.
     At September 30, 2006, Citizens & Northern and its subsidiaries had total consolidated assets of approximately $1.1 billion and total shareholders’ equity of approximately $130 million. For the nine months ended September 30, 2006, Citizens & Northern ‘s return on average assets (annualized) was 1.09% and return on average common shareholders’ equity (annualized) was 9.45%.
     As permitted by the rules and regulations of the Securities Exchange Commission, this document incorporates important business and financial information about Citizens & Northern that is not included in or delivered with this document. See “Where You Can Find More Information” at page 76 and “Incorporation by Reference” at page 76.
Indemnification
     The bylaws of Citizens & Northern provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of Citizens & Northern, and without willful misconduct or recklessness. Citizens & Northern has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Citizens & Northern pursuant to the foregoing provisions of Citizens & Northern’s bylaws, Citizens & Northern has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Description of Citizens & Northern Capital Stock
     Authorized Capital Stock
     Citizens & Northern’s current authorized stock consists of 20,000,000 shares of common stock, $1.00 par value per share. As of January 31, 2007, 8,300,059 shares of Citizens & Northern common stock were outstanding.
     Common Stock
     Shareholder Liability. Under the Pennsylvania Business Corporation Law, shareholders generally are not personally liable for a corporation’s acts or debts.
     Dividends; Liquidation; Dissolution. Holders of shares of Citizens & Northern common stock are entitled to share ratably in dividends on shares of common stock if, as and when authorized and declared by the Citizens & Northern board of directors out of funds legally available for dividends. Holders of Citizens & Northern common stock are also entitled to share ratably in the assets of Citizens & Northern legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Citizens & Northern. Accordingly, Citizens & Northern’s right and the right of Citizens & Northern’s creditors and shareholders, to participate in any distribution of the assets or earnings of the subsidiary is necessarily subject to the principal claims of creditors of the subsidiary, except to the extent that Citizens & Northern’s claims in its capacity as a creditor may be recognized.
     Voting Rights. Each outstanding share of Citizens & Northern common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, the Citizens & Northern articles of incorporation or the Citizens & Northern bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law, the holders of Citizens & Northern common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Citizens & Northern board is classified into three categories with each category as nearly equal in number as possible. This means, in general, that one-third of the members of the Citizens & Northern board are subject to reelection at each annual meeting of shareholders.
     Preemptive Rights; Redemption. Holders of Citizens & Northern common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of Citizens & Northern class of stock.
     Registrar And Transfer Agent
     American Stock Transfer & Trust Company is the transfer agent and registrar for the Citizens & Northern common stock. Citizens & Northern Bank will be the exchange agent for the merger, working with American Stock Transfer & Trust Company.

Anti-Takeover Provisions
     Citizens & Northern’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Citizens & Northern. Among other things, these provisions:
•	divide Citizens & Northern’s board of directors into three classes serving staggered three-year terms;

•	do not permit shareholders’ actions without a meeting;

•	eliminate cumulative voting in the election of directors;

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders;

•	permit Citizens & Northern’s board of directors to consider the effects on Citizens & Northern’s employees, customers, depositors and communities it serves when determining whether to oppose any tender offer for Citizens & Northern outstanding common stock;

•	require the affirmative vote of at least 75% of the votes that all shareholders are entitled to cast to approve any merger, consolidation or dissolution unless such action is approved in advance by the affirmative vote of 66 2/3% of the Citizens & Northern board of directors;

•	require that mergers and other similar transactions with a person or entity holding more than 5% of Citizens & Northerns stock, be approved by the affirmative vote of at least 75% of the votes entitled to be cast by the remaining shareholders, unless the transaction is approved, in advance, by at least 66 2/3% of the Citizens & Northern directors elected prior to the time any such person became the owner of more than 10% of Citizens & Northern common stock or elected by the remaining shareholders;

•	require that, following the acquisition by any person or group of 30% of Citizens & Northern common stock, the remaining shareholders shall have the right to receive payment for their shares, in cash, from such person or group, in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control, unless such acquisition was approved in advance by 66-2/3% or more of the board of directors;

•	require an affirmative vote of at least 75% of the votes that all shareholders are entitled to cast in order for the shareholders to repeal or amend Citizens & Northern’s bylaws; and

•	require the affirmative vote of shareholders entitled to cast at least 75% of the votes entitled to be cast to approve the repeal or amendment of certain provisions of Citizens & Northern’s articles of incorporation.
     The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Citizens & Northern that may have the effect of deferring or discouraging an attempt to take control of Citizens & Northern. These provisions, among other things:
•	require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive

•	payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

•	prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

•	prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

•	require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•	provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.
     The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:
•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•	render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of Citizens & Northern’s board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.
New Citizens & Northern Director
     If the transaction is completed, Charles H. Updegraff, Jr. will serve as a Class I director of Citizens & Northern with a term of office through Citizens & Northern’s 2009 annual meeting of shareholders.
     The following table provides information, as of December 31, 2006, about Mr. Updegraff.

	Director of Citizens and	Principal Occupation for the
Name and Age	Citizen Trust Company Since	Past Five Years
Charles H. Updegraff, Jr.,	1980	Chairman, President & CEO,
54		Citizens Bancorp, Inc. and
Citizens Trust Company
     In 2006, Mr. Updegraff, as Chairman, President and Chief Executive Officer, received total compensation of $211,938 for all services rendered to Citizens and Citizens Trust Company, which includes base salary, bonus, matching contributions to Citizens’ 401(k) plan, the value of restricted stock awards and the imputed taxable income with respect to its group life insurance coverage in excess of $50,000.
     Mr. Updegraff is party to an employment agreement with Citizens that provides for his employment as President and Chief Executive Officer of Citizens. Citizens & Northern has expressly agreed to assume the obligations of Citizens under such agreement, with the exception that Mr. Updegraff’s title shall be Executive Vice President and Chief Operating Officer of Citizens & Northern Bank. See “-Interests of Management and Others in the Transaction – Assumption of Updegraff Employment Agreement” at page 57.
Information about Citizens
Business
     Citizens Bancorp, Inc. was established in 1990 as a Pennsylvania business corporation and registered as a bank holding company. Citizens Trust Company is Citizens’ sole wholly-owned subsidiary. Citizens’ principal executive office is located at Citizens Trust Company, 10 North Main Street, Coudersport, Pennsylvania 16915. Citizens functions primarily as the holder of all of the outstanding common stock of Citizens Trust Company.
     Citizens Trust Company is a Pennsylvania banking institution that was chartered in 1903. Citizens Trust Company has three offices located in Coudersport, Port Allegany and Emporium,

Pennsylvania. Citizens Trust Company has thirty-one full time employees and five part time employees. Citizens Trust Company engages in a full service commercial and consumer business.
     Citizens is registered as a bank holding company and is subject to supervision and regulation by the board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. As a bank holding company, Citizens’ activities and those of its bank subsidiary are limited to the business of banking and activities closely related or incidental to banking. As a Pennsylvania bank holding company, for purpose of the Pennsylvania Banking Code, Citizens is also subject to regulation and examination by the Pennsylvania Department of Banking.
     Citizens Trust Company is a Pennsylvania chartered bank. Its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. It is subject to regulation and examination by the Federal Deposit Insurance Corporation and, to a much lesser extent, the Federal Reserve board. It is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that the bank may grant and the interest that the bank may charge on those loans, and limitations on the types of investments that the bank may make and the types of services that the bank may offer.
     At September 30, 2006, Citizens had total consolidated assets of approximately $142.7 million and total shareholders’ equity of approximately $18.2 million. For the nine months ended September 30, 2006, Citizens’ return on average assets (annualized) was 0.99% and return on average common shareholders’ equity (annualized) was 7.90%.
Security Ownership by Certain Beneficial Owners and Management of Citizens
     As of January 31, 2007, a total of 1,016,824 shares of Citizens common stock were issued and outstanding.
     The following table sets forth, as of January 31, 2007 the name and address of each person who owns of record or who is known by Citizens’ board of directors to be the beneficial owner of more than 5 percent of Citizens’ outstanding common stock, the number of shares beneficially owned by such person and the percentage of Citizens outstanding common stock so owned.

	Amount and Nature of
Name & Address	Beneficial Ownership	Percent of Class(1)
Charles H. Updegraff, Jr.	74,289 (4)	7.28%
28 Prosser Hollow Road
Coudersport, PA 16915

CEDE & Co (2)	335,586	32.86%
PO Box 863
Bowling Green Station
New York, NY 10274

Couporem and Company(3)	133,520	13.13%
10 North Main Street
Coudersport, PA 16915

(1)	Calculated based on 1,016,824 shares of common stock issued and outstanding.

(2)	CEDE & Co. is the record holder of the shares indicated in its capacity as nominee for various beneficial owners.

(3)	Couporem and Company is the record holder of the shares as nominee for the Trust Department of Citizens Trust Company, which holds the shares as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. To the knowledge of Citizens, no beneficial owner of shares of Citizens common stock held by the partnership owns more than 5% of such shares. The number of shares reported as being beneficially owned by Couporem and Company includes the shares that are reported as beneficially owned by the executive officers in this table and in the following table through the Citizens 401(k) Plan.

(4)	Includes 70,996 shares held directly, 300 restricted shares held directly, 2,536 shares held in the Company’s 401(k) Plan and 457 shares held by Kimberly S. Regg-Updegraff, Mr. Updegraff’s spouse. Mr. Updegraff disclaims beneficial ownership of the shares held by his spouse. Does not include the 132,982 shares held by Couporem and Company, of which Mr. Updegraff is one of three partners.

     The following table sets forth, as of January 31, 2007, information with respect to the shares of Citizens common stock beneficially owned by each director of Citizens, the Chairman and Chief Executive Officer of Citizens, the Chief Financial Officer of Citizens, Citizens’ three most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer), and the directors and executive officers of Citizens as a group:

	Amount and nature of beneficial
Name	ownership		Percent of Class(1)
Charles H. Updegraff, Jr. (Director and Chief Executive Officer)	74,289	(2)	7.31%
P. Gregory Buchanan (Director)	289	(3)	*
Joseph F. Costa (Director)	17,000		1.67%
Harold L. Howard (Director)	12,735	(4)	1.25%
Mary C. Lewis (Director)	106		*
H. Donald Sestina (Director)	1,793	(5)	*
Robert C. Smith (Director)	1,497	(6)	*
Edwin H. Corey (Chief Financial Officer)	31,422	(7)	3.09%
George M. Raup (Vice President of Operations)	7,225	(8)	*
Stan R. Dunsmore (Vice President and Chief Lending Officer)	9,163	(9)	*
Justin F. Krellner (Vice President and Trust Officer)	4,724	(10)	*
All directors and executive officers as a group (11 persons)	160,243		15.76%

*	Indicates ownership of less than 1%.

(1)	Calculated based on 1,016,824 shares of common stock outstanding.

(2)	Includes 70,996 shares held directly, 300 restricted shares held directly, 2,536 shares held in the Company’s 401(k) Plan and 457 shares held by Kimberly S. Regg-Updegraff, Mr. Updegraff’s spouse. Mr. Updegraff disclaims beneficial ownership of the shares held by his spouse. Does not include the 132,982 shares held of record by Couporem and Company, of which Mr. Updegraff is one of three partners.

(3)	Includes 183 shares held jointly with his spouse, and 106 shares held in his individual capacity.

(4)	Includes 106 shares held in his individual capacity and 12,629 shares held jointly with his children.

(5)	Includes 106 shares held in his individual capacity and 1,687 shares held jointly with his spouse.

(6)	Includes 106 shares held in his individual capacity and 1,391 held jointly with his spouse.

(7)	Includes 181 shares held in his individual capacity, 90 restricted shares held directly, 6,251 shares held in Citizens 401(k) Plan, and 24,900 shares held by the Mary Ann Corey Trust. Does not include the 132,982 shares held of record by Couporem and Company, of which Mr. Corey is one of three partners.

(8)	Includes 285 shares held in his individual capacity, 90 restricted shares held directly, 3,657 shares held in Citizens 401(k) Plan and 3,193 shares held by the Raup Family Trust, of which Mr. Raup is a trustee.

(9)	Includes 181 shares held in his individual capacity, 90 restricted shares held directly, 657 shares held jointly with his spouse and 8,235 shares held in Citizens 401(k) Plan.

(10)	Includes 45 shares held in his individual capacity, 90 restricted shares held directly, 234 shares held jointly with his spouse and 4,355 shares held in Citizens 401(k) Plan. Does not include the 132,982 shares held of record by Couporem and Company, of which Mr. Krellner is one of three partners.

Comparison of Shareholders Rights
     Upon completion of the transaction, the shareholders of Citizens will become shareholders of Citizens & Northern. There are certain differences in the rights of shareholders of these two companies. The rights of Citizens shareholders are presently governed by Pennsylvania law, the Citizens articles of incorporation and the Citizens bylaws. As shareholders of Citizens & Northern following the merger, the rights of former Citizens shareholders will be governed by Pennsylvania law, the Citizens & Northern articles of incorporation and the Citizens & Northern bylaws. The following discussion summarizes material differences between the rights of holders of Citizens common stock and of Citizens & Northern common stock. This summary is not complete and we qualify it in its entirety by reference to the Citizens articles of incorporation, the Citizens bylaws, the Citizens & Northern articles of incorporation and the Citizens & Northern bylaws and the relevant provisions of Pennsylvania law. You can obtain copies of the governing corporate instruments of Citizens & Northern and Citizens, without charge, by following the instructions listed under “Where You Can Find More Information” on page 76.
Special Meetings of Shareholders.
     Citizens & Northern. Special meetings of Citizens & Northern shareholders may be called at any time by its board of directors or by three or more shareholders owning in the aggregate an amount not less than 20% its outstanding common stock.
     Citizens. A special meeting of Citizens shareholders may be called at any time by its board of directors or by shareholders entitled to cast at least 20% of the votes which all shareholders are entitled to cast at the particular meeting.
Number of Directors.
     Citizens & Northern. The Citizens & Northern articles of incorporation authorize no fewer than five and no more than twenty-five persons to serve on its board of directors. Within these limits, the number of directors, which is presently set at thirteen, is determined by resolution of the board of directors or by the shareholders at the annual meeting. Vacancies may be filled by the affirmative vote of a majority of directors then in office. At times other than to fix the number of directors to be elected at the annual meeting, the board of directors may increase the size of the board, but only by one if the number of directors last elected by the shareholders was fifteen or less; or by up to two if the number of directors last elected by shareholders was sixteen or more, except that with the approval of at least 75% of the members of the entire board of directors a larger increase in the number of directors may be made. This provision of the Citizens & Northern articles of incorporation may be altered, amended or repealed by the affirmative vote of (i) 66 2/3% of the Citizens & Northern board of directors together with a majority vote of the outstanding shares of Citizens & Northern entitled to vote or (ii) the vote of 75% of the outstanding shares of Citizens & Northern entitled to vote.
     Citizens. The Citizens bylaws authorize no fewer than five and no more than twenty-five persons to serve on its board of directors. Citizens presently has seven directors. The number of directors may be increased or decreased by resolution of the board of directors. Vacancies and newly created directorships resulting from any such increase may be filled by a majority of the directors then in office.
Composition of Board.
     Citizens & Northern. The Citizens & Northern articles provide that its board of directors be divided into three classes. Each class is to be as nearly equal in number as possible. The term of office of each class of Citizens & Northern’s directors is three years.
     Citizens. The Citizens bylaws provide that the board of directors be classified into three classes, each class to be elected for a term of three years. The number of directors in each class may be fixed by the board of directors.
Qualification of Directors.
     Citizens & Northern. The bylaws of Citizens & Northern provide that no person who attains the age of 68 years prior to the date of a regular annual meeting of shareholders shall be eligible to be nominated to be elected as a member of the board of directors at such meeting.
     Citizens. The Citizens bylaws provide that no person who is an employee of Citizens, except the chairman of the board or president, shall be eligible to serve as a director after retiring as an employee. Additionally, no person over the age of 72 as of the date of the annual meeting of shareholders shall be eligible to stand for election to the board of directors.
Shareholder Nominations of Directors.
     Citizens & Northern. The Citizens & Northern articles of incorporation provide that its shareholders must submit nominations for directors in writing not less than 14 days or more than 50 days prior to any meeting for the election of directors (unless less than 21 days notice of the meeting is given to shareholders, in which case such nominations must be submitted with 7 days following the mailing of the notice to shareholders). Shareholders submitting nominations must also supply certain information regarding the identity and background of the proposed nominee.
     Citizens. Neither the Citizens bylaws nor the Citizens articles of incorporation provide for the nomination of directors by shareholders.
Election of Directors.
     Citizens & Northern. The Citizens & Northern articles of incorporation eliminate cumulative voting rights for the election of directors.
     Citizens. Shareholders of Citizens have the right to cumulate their votes in the election of directors, entitling shareholders to multiply the number of votes to which the shareholder may be entitled to vote by the number of directors to be elected and to cast the whole number of votes for one candidate or distribute then among two or more candidates.
Shareholder Vote Required for Certain Fundamental Transactions.
     Citizens & Northern. The affirmative vote of Citizens & Northern shareholders entitled to cast 75% of the votes that all shareholders are entitled to cast is required to approve:
•	any merger or consolidation of Citizens & Northern with or into any other corporation;

•	any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of common stock of Citizens & Northern pursuant to a vote of shareholders;

•	any lease exchange or other transfer of all, or substantially all, of the assets of Citizens & Northern to any other corporation, person, or entity; or

•	any transaction similar to, or having similar effect as, any of the foregoing transactions.
The foregoing voting requirements, however, do not apply to any transaction that is approved by 66 2/3% of the directors in advance at a meeting of the board of directors duly held for such specific purpose.
     Citizens. Citizens’ articles of incorporation do not contain any super majority voting requirements in order to approve any merger, consolidation, share exchange, asset sale or other similar transaction. Accordingly, the affirmative vote of a majority of the votes cast, in person or by proxy, of a meeting of shareholders is sufficient to approve such a transaction.
Control Share Transactions.
     Citizens & Northern. The Citizens & Northern articles of incorporation require that if any person or group acquires 30% or more of the voting control of Citizens & Northern, the remaining shareholders may demand from such person or group the fair value of their shares, including an increment representing a proportion of any control premium, unless such acquisition is approved in advance by 66 2/3% or more of the board of directors.
     Citizens. Neither the Citizens articles of incorporation nor its bylaws contain any provision restricting or otherwise relating to any control share transaction.
Amendment of Articles of Incorporation.
     Citizens & Northern. Under Pennsylvania law, any amendment to the Citizens & Northern articles of incorporation requires the approval of a majority of the votes cast by all shareholders entitled to vote. However, certain provisions of the Citizens & Northern articles, including those concerning the number and classification of directors, approval of certain transactions and amendment of the bylaws, may not be amended unless approved by either the affirmative vote of shareholders entitled to cast 75% of the votes entitled to be cast thereon or the affirmative vote of 66 2/3% of the directors and a majority of the votes that all shareholders are entitled to case.
     Citizens. Under Pennsylvania law, any amendment to the Citizens articles of incorporation requires the approval of a majority of the votes cast by all shareholders entitled to vote.
Amendment of Bylaws.
     Citizens & Northern. The Citizens & Northern bylaws may be amended either by its board of directors or by the affirmative vote of 75% of the votes that all shareholders are entitled to cast, except that the by-laws may not be amended to increase the directors’ exposure to liability or decrease the indemnification available for its directors, officers and others except by the affirmative vote of 75% of the entire board of directors or by the affirmative vote of shareholders of common stock entitled to cast 75% of the votes that all shareholders are entitled to cast.
     Citizens. The Citizens bylaws may be amended by majority vote of the shareholders or, with respect to matters not expressly committed to shareholders, majority of the board of directors.
Anti-takeover Provisions
     Citizens & Northern. Citizens & Northern is subject to all of the provisions of the Pennsylvania Business Corporation Law of 1988 that are applicable to a corporation that has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation “opts out” of such provisions in its articles of incorporation. The relevant provisions are contained in Subchapters 25E-J of the Pennsylvania Business Corporation Law of 1988. Citizens & Northern has not opted out of any of these provisions. In addition, certain provisions of the Citizens & Northern articles of incorporation and bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Citizens & Northern stock, a proxy contest for control of Citizens & Northern, the assumption of control of Citizens & Northern by a holder of a large block of Citizens & Northern stock and the removal of Citizens & Northern management. See “Description of Citizens & Northern Capital Stock – Anti-Takeover Provisions” on page 66.
     Citizens. Citizens is not subject to the provisions of Subchapters 25E-J of the Pennsylvania Business Corporation Law of 1988.
Other Matters
     As of the date of this document, the Citizens board knows of no matters that will be presented for consideration at the Citizens meeting other than as described in this document. If any other matters shall properly come before the meeting and be voted upon, your properly executed proxy card will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters in accordance with their own judgment.

     No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this document, and, if given or made, such information or representation should not be relied upon as having been authorized by Citizens & Northern or Citizens.
     This does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the Citizens & Northern common stock offered by this document, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.
     The information contained in this document speaks as of the date hereof unless otherwise specifically indicated. The delivery of this document shall not, under any circumstances, create any implication that there has been no change in the affairs of Citizens & Northern or Citizens since the date of this document or that the information in this document or in the documents incorporated by reference in this document is correct at any time subsequent to that date.
Legal Matters
     Rhoads & Sinon LLP will deliver to Citizens & Northern and Citizens an opinion regarding the validity of the Citizens & Northern common stock to be issued in the transaction, as well as certain federal income tax consequences of the transaction.
Experts
     The consolidated financial statements of Citizens & Northern for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 of Citizens & Northern have been audited by Parente Randolph LLC, independent registered public accounting firm, as set forth in their reports included in Citizens & Northern’s annual report on Form 10-K for the year ended December 31, 2005 and incorporated into this document by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.
Shareholder Proposals
     Because Citizens & Northern and Citizens anticipate that the transaction will be completed during the second quarter of 2007, Citizens does not intend to hold a 2007 annual meeting of Citizens shareholders. In the event the transaction is not completed and such a meeting is held, to be eligible for inclusion in Citizens’ proxy statement related to such a meeting, shareholder proposals must be received by Citizens within a reasonable time after Citizens publicly announces the date of the meeting and within a reasonable time before Citizens mails its proxy statement to shareholders.

Where You Can Find More Information
     Citizens & Northern filed a registration statement on Form S-4 on February 12, 2007 to register with the Securities and Exchange Commission its shares of common stock to be issued to Citizens shareholders in the merger transaction. This document is part of that registration statement and constitutes a prospectus of Citizens & Northern in addition to being a proxy statement of Citizens for the special meeting. As permitted by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.
     Citizens & Northern files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Citizens & Northern at the Securities and Exchange Commission’s public reference room at the following location:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549
     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Securities and Exchange Commission filings by Citizens & Northern are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.
Incorporation by Reference
     The Securities and Exchange Commission allows Citizens & Northern to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in subsequent incorporated filings or by information in this document.
     This document incorporates by reference the Citizens & Northern documents set forth below that Citizens & Northern previously filed with the Securities and Exchange Commission. These documents contain important information about Citizens & Northern. You should read this document together with the information incorporated by reference.
     Documents filed by Citizens & Northern (SEC File No. 000-16084):
•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K, filed with the SEC January 13, 2006, April 12, 2006, May 19, 2006, June 22, 2006, July 12, 2006, August 25, 2006, October 12, 2006, December 21, 2006 and January 12, 2007; and

•	The description of the Citizens & Northern common stock set forth in Citizens & Northern’s Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and any amendments or reports filed under the Exchange Act for the purpose of updating such description.
     Citizens & Northern is also incorporating by reference additional documents that it files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document and adjournment of the Citizens special meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.
     These documents may be obtained as explained above; see “Where You Can Find More Information” at page 76, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Citizens & Northern at the following address or telephone number:
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
Attention: Mark A. Hughes, Executive Vice President and Chief Financial Officer
Phone No.: (570) 724-3411
      If you would like to request documents, please do so by                                                                   , 2007 to receive the documents before the Citizens special meeting.
     All information contained or incorporated by reference in this document relating to Citizens & Northern and its subsidiaries has been supplied by Citizens & Northern. Citizens supplied all of the information contained or referenced in this document relating to Citizens.

ANNEX A
AGREEMENT AND PLAN OF MERGER
between
CITIZENS & NORTHERN CORPORATION
and
CITIZENS BANCORP, INC.
December 21, 2006

-A-i-

-A-ii-

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2006, is made by and between CITIZENS & NORTHERN CORPORATION (“C&N”), a Pennsylvania corporation having its principal place of business in Wellsboro, Pennsylvania, and CITIZENS BANCORP, INC. (“Citizens”), a Pennsylvania corporation having its principal place of business in Coudersport, Pennsylvania.
BACKGROUND
     1. C&N and Citizens desire for Citizens to merge with and into C&N, with C&N surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania and the plan of merger set forth herein.
     2. The respective Boards of Directors of C&N and Citizens have each approved this Agreement (as hereinafter defined) and the Merger (as hereinafter defined) in accordance with their respective articles of incorporation and bylaws and the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) and determined that the Merger is advisable.
     3. Simultaneously with the execution and delivery of this Agreement, the directors and executive officers of Citizens are executing and delivering to C&N a Letter Agreement in the form attached hereto as Exhibit 2.
     4. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code.
     5. Concurrently with the Merger, the Parties desire to merge Citizens Trust Company (“CTC”), a Pennsylvania bank and trust company and wholly-owned subsidiary of Citizens, with and into Citizens & Northern Bank (“C&N Bank”), a Pennsylvania bank and trust company and wholly-owned subsidiary of C&N, with C&N Bank surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).
     3. C&N and Citizens desire to provide the terms and conditions governing the transactions contemplated herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
THE MERGERS
     Section 1.01 — Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     Acquisition Proposal shall have the meaning given to that term in Section 4.06 of this Agreement.
     Affiliate means, with respect to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person.

     Agreement means this Agreement and Plan of Merger, together with the exhibits referenced herein, and any amendment or supplement hereto.
     Applications means the applications for regulatory approval which are required in connection with the transactions contemplated hereby.
     Articles of Merger means the articles of merger to be executed by C&N and Citizens and to be filed in the PDS in accordance with the laws of the Commonwealth of Pennsylvania.
     Average Closing Price means the average of the C&N Market Prices for each of the twenty (20) trading days during the Determination Period (as defined in Section 6.01(d)(iii)).
     BHC Act means the Bank Holding Company Act of 1956, as amended.
     Bank Merger means the merger of CTC with and into C&N Bank, with C&N Bank surviving the merger, as contemplated by Section 1.03 of this Agreement.
     Bank Plan of Merger means the plan of merger to be entered into between CTC and C&N Bank pursuant to this Agreement, providing for the merger of CTC with and into C&N Bank, with C&N Bank surviving such merger, substantially in the form attached hereto as Exhibit 1.
     BCL shall have the meaning given to that term in the Background section of this Agreement.
     Business Day means any day on which banks are not required or authorized to close in the Commonwealth of Pennsylvania.
     C&N shall have the meaning given to that term in the introductory paragraph of this Agreement.
     C&N Bank shall have the meaning given to that term in the Background section of this Agreement.
     C&N Common Stock shall have the meaning given to that term in Section 3.02(a) of this Agreement.
     C&N Disclosure Schedule means a disclosure schedule delivered by C&N to Citizens pursuant to this Agreement.
     C&N Financials means (i) the annual audited consolidated financial statements of C&N as of December 31, 2005, 2004 and 2003 and for each of the years then ended, including the notes thereto, and any audited consolidated financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim consolidated financial statements, including the notes thereto, of C&N as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents filed by C&N.
     C&N Market Price means, as of any date, the closing sale price for a share of C&N Common Stock, as reported on the Nasdaq Capital Market.
     C&N Regulatory Reports means the reports and accompanying schedules of C&N or C&N Bank, as the case may be, filed with any Regulatory Authority for each applicable period from December 31, 2005 through the Closing Date.
     C&N Subsidiaries means the Subsidiaries of C&N, including C&N Bank.

     Cash Consideration shall have the meaning given to that term in Section 1.02(e)(iii)(B)
     Cash Election means an election to receive the Cash Consideration with respect to all of a holder’s shares of Citizens Common Stock.
     Cash Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Citizens Common Stock that are to be converted into the right to receive the Cash Consideration.
     Citizens shall have the meaning given to that term in the introductory paragraph of this Agreement.
     Citizens Certificates shall have the meaning given to that term in Section 1.02(f).
     Citizens Common Stock means the common stock of Citizens described in Section 2.02(a).
     Citizens Disclosure Schedule means a disclosure schedule delivered by Citizens to C&N pursuant to this Agreement.
     Citizens ERISA Affiliate shall have the meaning given to that term in Section 2.12.
     Citizens Financials means (i) the annual audited financial statements of Citizens as of December 31, 2005, 2004 and 2003, and for each of the years then ended, including the notes thereto, and any audited financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim financial statements, including the notes thereof, of Citizens as of each calendar quarter thereafter.
     Citizens Regulatory Reports means the reports, and accompanying schedules, of Citizens or CTC, as the case may be, filed with any Regulatory Authority for each applicable period from December 31, 2005 through the Closing Date.
     Closing Date means the date designated as the Closing Date by the Parties which shall be not later than twenty (20) days after the last condition precedent (other than the delivery of certificates or other instruments or documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date upon which C&N and Citizens shall agree.
     CRA means the Community Reinvestment Act.
     CTC shall have the meaning given to that term in the Background section of this Agreement.
     Disclosure Schedule means the C&N Disclosure Schedule and/or the Citizens Disclosure Schedule, as the context shall require.
     Dissenting Citizens Shares shall have the meaning given to that term in Section 1.02(e)(v).
     Effective Date means the date specified in the Articles of Merger which may be the same as the Closing Date.
     Effective Time means the time specified in the Articles of Merger for the effectiveness of the Merger, or, if no time is specified, the time of filing the Articles of Merger.

     Election means a Cash Election, Stock Election and/or Mixed Election, as the context shall require.
     Election Deadline means a date to be established by C&N as the date by which holders of Citizens Common Stock must submit to the Exchange Agent an Election Form in order to make a timely Election.
     Election Form means a form to be delivered to holders of Citizens Common Stock by the Exchange Agent pursuant to Section 1.02(f) by which holders of Citizens Common Stock may make an Election with respect to the Merger Consideration.
     Environmental Law means any Law relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, whether by type or by quantity, including any material containing any such substance as a component.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.
     Exchange Agent shall have the meaning given that term in Section 1.02(i)(i).
     Exchange Fund shall have the meaning given that term in Section 1.02(i)(ii).
     FDIA means the Federal Deposit Insurance Act, as amended.
     FDIC means the Federal Deposit Insurance Corporation.
     FLSA means the Fair Labor Standards Act of 1938.
     Federal Reserve Board means the Board of Governors of the Federal Reserve System.
     GAAP means generally accepted accounting principles as in effect at the relevant date.
     IRC means the Internal Revenue Code of 1986, as amended.
     IRS means the Internal Revenue Service.
     Knowledge of C&N means the actual knowledge of any executive officer or director of C&N or C&N Bank.
     Knowledge of Citizens means the actual knowledge of any executive officer or director of Citizens or CTC.
     Labor and Employment Law means any Law relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.
     Law shall mean any law (including common law), constitution statute, treaty, regulation, rule, ordinance, opinion, ruling, order, injunction, writ, decree or award of any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, commission, department or instrumentality thereof, or of any court, tribunal or arbitrator, or any agreement with any Regulatory Authority.
     Letter Agreement has the meaning given that term in Section 4.13 of this Agreement.
     Material Adverse Effect shall mean, with respect to any Party or a referenced Subsidiary of a Party, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis; provided, however, that Material Adverse Effect shall not be deemed to include: (a) any change in the value of the respective investment and loan portfolios of a Party resulting from a change in interest rates generally; (b) any change occurring after the date hereof in any Law or in GAAP applicable to financial institutions generally; (c) reasonable expenses (plus reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby; (d) actions or omissions of a Party (or any of its Subsidiaries) that are specifically contemplated hereby or are taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby; (e) any effect with respect to a Party hereto caused, in whole or in substantial part, by the other Party; (f) any effect relating to the announcement of this Agreement; and (g) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect a Party.
     Merger means the merger of Citizens with and into C&N, with C&N surviving such Merger, as contemplated by this Agreement.
     Merger Consideration means the Cash Consideration, or the Stock Consideration, as applicable.
     Mixed Election shall have the meaning given to that term in Section 1.02(f)(iii).
     Nasdaq Capital Market means the Capital Market tier of the Nasdaq Stock Market, operated by Nasdaq Stock Market, Inc.
     No Election Shares shall have the meaning given to that term in Section 1.02(f).
     Party means C&N, or Citizens, as the context shall require.
     PDB means the Department of Banking of the Commonwealth of Pennsylvania.
     PDS means the Department of State of the Commonwealth of Pennsylvania.

     Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).
     Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be included in the Registration Statement and transmitted to holders of Citizens Common Stock in connection with the transactions contemplated by this Agreement.
     Reallocated Cash Shares shall have the meaning given to that term in Section 1.02(h)(i)(B).
     Reallocated Stock Shares shall have the meaning given to that term in Section 1.02(h)(ii)(B).
     Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the C&N Common Stock to be issued in connection with the transactions contemplated by this Agreement.
     Regulatory Agreement shall have the meaning given to that term in Sections 2.11(b) and 3.09(b).
     Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.
     Rights means any subscription, option, warrant, call, commitment, agreement or other rights, convertible securities or other capital stock equivalents which obligate an entity to issue its securities, of any character, relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any security of an entity or any other securities representing the right to vote, purchase or otherwise receive any shares of any security of an entity.
     SEC means the Securities and Exchange Commission.
     Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.
     Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.
     Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.
     Stock Consideration shall have the meaning given that term in Section 1.02(e)(iii)(A).
     Stock Election means an election to receive the Stock Consideration with respect to all of a holder’s shares of Citizens Common Stock.
     Stock Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Citizens Common Stock to be converted into the right to receive the Stock Consideration.

     Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which is owned, either directly or indirectly, by another entity, except any association the stock of which is held in the ordinary course of the lending activities of a bank.
     Surviving Corporation shall have the meaning given that term in Section 1.02(b)(i) of this Agreement.
     Section 1.02 — The Merger.
          (a) Closing. The closing will take place at the offices of Rhoads & Sinon LLP, counsel to C&N, in Harrisburg, Pennsylvania, on the Closing Date or at such other place, and at such time, as are agreed to by the Parties; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, C&N and Citizens shall cause the Articles of Merger to be duly executed and filed with the PDS.
          (b) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: Citizens shall merge with and into C&N; the separate existence of Citizens shall cease; C&N shall be the surviving corporation in the Merger (C&N, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”); and all of the property (real, personal and mixed), rights, powers and duties and obligations of Citizens shall be taken and deemed to be transferred to and vested in C&N, as the Surviving Corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Citizens and C&N shall thereafter be the responsibility of C&N, all in accordance with the applicable Laws.
          (c) C&N’s Articles of Incorporation and Bylaws. At and after the Effective Time, the articles of incorporation and the bylaws of C&N, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of C&N, as the Surviving Corporation in the Merger, until thereafter altered, amended or repealed.
          (d) Board of Directors and Officers of the Surviving Corporation.
     (i) At the Effective Time, the board of directors of C&N, as the Surviving Corporation, shall consist of each person holding such office of C&N immediately prior to the Effective Time. C&N shall take all actions necessary to cause Charles H. Updegraff, Jr. (the “Citizens Designee”) to become a member of the board of directors of the Surviving Corporation immediately after the Effective Time, as a Class I Director with a term of office through C&N’s 2009 annual meeting of shareholders. The Citizens Designee shall thereafter hold office for the term to which he is appointed and until his successor is elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of C&N. C&N agrees to re-nominate the Citizens Designee for at least one full three-year term after the expiration of his initial term, provided the Citizens Designee continues to meet the eligibility requirements for directors of C&N imposed by any Regulatory Authority and C&N’s bylaws and absent a finding by a court of competent jurisdiction of a breach of such person’s fiduciary duty to C&N,
     (ii) The officers of C&N duly elected and holding office immediately prior to the Effective Time shall continue to be the officers of C&N as the Surviving Corporation immediately after the Effective Time.
     (iii) On the effective date of the Bank Merger, the board of directors of C&N Bank, as the surviving institution in the Bank Merger, shall consist of (A) those persons holding such office of C&N Bank immediately prior to such Effective Date and (B) the Citizens Designee. C&N shall cause the Citizens Designee to be appointed as a director of C&N Bank effective as of the Effective Date of the Bank Merger and, provided such person continues to be employed by C&N Bank and continues to satisfy the requirements of C&N Bank’s bylaws and absent finding by a court of competent jurisdiction of a breach of such director’s fiduciary duty to C&N Bank, to be nominated and recommended by the board of directors of C&N to serve no less than two (2) successive one (1) year terms as a director of C&N Bank and to hold office for the term to which he is appointed and until his successor has been duly elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of C&N Bank.
     (iv) On the effective date of the Bank Merger, the officers of C&N Bank duly elected and holding office immediately prior to such effective date shall continue to be the officers of C&N Bank as the surviving institution in the Bank Merger and Charles H. Updegraff, Jr. shall be appointed as an Executive Vice President and Chief Operating Officer of C&N Bank, pursuant to an Addendum to Employment Agreement executed concurrently with this Agreement and effective as of the Effective Date.
          (e) Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of C&N, Citizens or the holders of any of the following securities, the following shall occur:
     (i) Outstanding C&N Common Stock. Each share of C&N Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of C&N Common Stock, except that shares of C&N Common Stock owned by Citizens (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of C&N.
     (ii) Cancellation of Certain Common Stock. Each share of Citizens Common Stock that is owned by C&N, by Citizens as treasury shares, or by any of their respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.
     (iii) Conversion of Citizens Common Stock. Each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(e)(ii) and Dissenting Citizens Shares) shall be converted into the right to receive, at the election of the holder thereof either: (A) 1.297 shares of C&N Common Stock, subject to adjustment as provided in Section 1.02(j) below (the “Stock Consideration”), or (B) $28.57 in cash (the “Cash Consideration”). Notwithstanding the foregoing, and giving effect to Section 1.02(e)(ii) hereof, (1) the number of shares of Citizens Common Stock to be converted into the right to receive the Stock Consideration on the Effective Date shall be equal to fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date and (2) the number of shares of Citizens Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date shall be equal to fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, minus (x) the number of Dissenting Citizens Shares, if any, and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(e)(iv).
     (iv) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of C&N Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Citizens shareholder who would otherwise be entitled to receive a fraction of a share of C&N Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Closing Price.

     (v) Dissenting Citizens Shares. The outstanding shares of Citizens Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting Citizens Shares”) pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters’ rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL. If any such holder of Citizens Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting Citizens Shares held by such holder shall thereupon be treated as No Election Shares.
          (f) Election Procedures. C&N shall cause the Exchange Agent to mail an Election Form to holders of Citizens Common Stock not more than fifty (50) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):
     (i) To elect to receive the Stock Consideration with respect to all of their shares of Citizens Common Stock (the “Stock Election Shares”); or
     (ii) To elect to receive the Cash Consideration with respect to all of their shares of Citizens Common Stock (the “Cash Election Shares”); or
     (iii) To elect to receive the Stock Consideration with respect to a specified number of their shares of Citizens Common Stock and the Cash Consideration with respect to their remaining shares of Citizens Common Stock (a “Mixed Election”). With respect to each holder of Citizens Common Stock who makes a Mixed Election, their shares of Citizens Common Stock to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares and their shares of Citizens Common Stock to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares, in each case subject to the allocation rules set forth in Section 1.02(h) of this Agreement.
     The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of Citizens Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. If a holder of Citizens Common Stock: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters’ rights pursuant to Section 1.02(e)(v) of this Agreement, the shares of Citizens Common Stock held by such holder shall be deemed “No Election Shares”. Nominee record holders who hold Citizens Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares. For purposes of Section 1.02(h), any Dissenting Citizens Shares shall be deemed to be Cash Election Shares, provided that Dissenting Citizens Shares shall not under any circumstance be converted into Reallocated Stock Shares.
          (g) Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither C&N, Citizens nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
          (h) Allocation. All Elections shall be subject to the following allocation rules. The Exchange Agent shall effect the allocation of the aggregate Merger Consideration among the holders of Citizens Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

     (i) Aggregate Stock Consideration Overelected. If the number of Stock Election Shares exceeds fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, then:
     (A) All Cash Election Shares (subject to Section 1.02(e)(v) with respect to Dissenting Citizens Shares) and No Election Shares shall be converted into the right to receive the Cash Consideration.
     (B) The Exchange Agent shall convert, on a pro rata basis described in subsection 1.02(h)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the number of Stock Election Shares, excluding the Reallocated Cash Shares, shall equal fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, and the Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and
     (C) The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.
     (ii) Aggregate Cash Consideration Overelected. If the number of Cash Election Shares, (including for these purposes the number of any Dissenting Citizens Shares), plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(e)(iv), exceeds fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, then:
     (A) All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration.
     (B) The Exchange Agent shall convert, on a pro rata basis described in subsection 1.02(h)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting Citizens Shares) into Stock Election Shares (“Reallocated Stock Shares”) such that the number of Cash Election Shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifty percent (50%) of the total number of shares of Citizens Common Stock issued and outstanding on the Effective Date, and the Reallocated Stock Shares will be converted into the right to receive the Stock Consideration; and
     (C) The Cash Election Shares (subject to Section 1.02(e)(v) with respect to Dissenting Citizens Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.
     (iii) Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 1.02(h)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of Stock Election Shares held by such holder. If the Exchange Agent is required pursuant to subsection 1.02(h)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of Cash Election Shares held by such holder.
     (iv) Exchange Agent Discretion. In order to ensure that the limits specified with respect to the aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(h) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.
          (i) Surrender and Exchange of Citizens Stock Certificates.
     (i) Exchange Agent. Prior to the Effective Time, C&N shall appoint C&N Bank, as the exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
     (ii) Exchange Fund. Three (3) days prior to the Effective Time, C&N shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Citizens Common Stock, sufficient cash and certificates representing shares of C&N Common Stock to make all payments and deliveries to shareholders of Citizens pursuant to Section 1.02(e)(iii) and (iv). Any cash and certificates for C&N Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
     (iii) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), C&N shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of Citizens Common Stock (a “Citizens Certificate”) a letter of transmittal which shall specify that delivery of the Citizens Certificates shall be effected, and risk of loss and title to the Citizens Certificates shall pass, only upon delivery of the Citizens Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as C&N may reasonably specify and instructions for effecting the surrender of such Citizens Certificates in exchange for the Merger Consideration. Upon surrender of a Citizens Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Citizens Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of C&N Common Stock that such holder has the right to receive pursuant to Section 1.02(e) (iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(e)(iii) and (iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(e)(iii) and (iv). In the event of a transfer of ownership of Citizens Common Stock which is not registered in the transfer records of Citizens, a certificate representing, in the aggregate, the proper number of shares of C&N Common Stock pursuant to Section 1.02(e)(iii) and/or a check in the proper amount pursuant to Sections 1.02(e)(iii) and (iv) may be issued with respect to such Citizens Common Stock, as the case may be, to such a transferee if the Citizens Certificate formerly representing such shares of Citizens Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
     (iv) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of C&N Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Citizens Certificate with respect to the shares of C&N Common Stock that such Citizens Certificate holder would be entitled to receive upon surrender of such Citizens Certificate until such holder shall surrender such Citizens Certificate in accordance with Section 1.02(i)(iii). Subject to the effect of applicable laws, following surrender of any such Citizens Certificate, there shall be paid to such holder of shares of C&N Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of C&N Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of C&N Common Stock.
     (v) No Further Ownership Rights. All shares of C&N Common Stock issued and cash paid upon conversion of shares of Citizens Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Citizens Common Stock.
     (vi) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Citizens Certificates for twelve (12) months after the Effective Date shall be delivered to C&N or otherwise on the instructions of C&N and any holders of the Citizens Certificates who have not previously complied with this Section 1.02(i) shall thereafter look only to C&N for the Merger Consideration with respect to the shares of Citizens Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(e)(iii), any cash in lieu of fractional shares of C&N Common Stock to which such holders are entitled pursuant to Section 1.02(e)(iv) and any dividends or distributions with respect to shares of C&N Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv).
     (vii) No Liability. None of C&N, Citizens, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (viii) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by C&N; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, respectively, and further provided, however, that no holder of shares of Citizens Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to C&N.
     (ix) Lost Certificates. If any Citizens Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Citizens Certificate to be lost, stolen or destroyed and, if required by C&N the posting by such Person of a bond in such reasonable amount as C&N may direct as indemnity against any claim that may be made against it with respect to such Citizens Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Citizens Certificate the applicable Merger Consideration with respect to the shares of Citizens Common Stock formerly represented thereby, any cash in lieu of fractional shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).
     (x) Withholding Rights C&N shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Citizens Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of tax Law. To the extent that amounts are so withheld by C&N, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Citizens Common Stock in respect of which such deduction and withholding was made by C&N.

     (xi) Stock Transfer Books. At the close of business on the Effective Date, the stock transfer books of Citizens with respect to Citizens Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Citizens of shares of Citizens Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Citizens Certificates shall cease to have any rights with respect to such shares of Citizens Common Stock, formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Citizens Certificates presented to the Exchange Agent or C&N for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Citizens Common Stock, formerly represented thereby, any cash in lieu of fractional shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of C&N Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).
          (j) Anti-Dilution Provisions. If C&N shall, at any time before the Effective Date, (A) declare a dividend in shares of C&N Common Stock payable to shareholders of record before the Effective Date, (B) combine the outstanding shares of C&N Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of C&N Common Stock, or (D) reclassify the shares of C&N Common Stock, then, in any such event, the number of shares of C&N Common Stock to be delivered to Citizens shareholders who are entitled to receive shares of C&N Common Stock in exchange for shares of Citizens Common Stock shall be adjusted so that each Citizens shareholder shall be entitled to receive such number of shares of C&N Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event; provided, however, that notwithstanding the foregoing, the shares of C&N Common Stock to be delivered to Citizens shareholders who are entitled to receive shares of C&N Common Stock in exchange for shares of Citizens Common Stock shall not be adjusted to reflect the 1% stock dividend declared by C&N in December, 2006, with a payment date in January, 2007. In addition, in the event that, prior to the Effective Date, C&N enters into an agreement pursuant to which shares of C&N Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Citizens shareholder entitled to receive shares of C&N Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.
     Section 1.03 — The Bank Merger. C&N and Citizens shall use their best efforts to cause CTC to merge with and into C&N Bank on the Effective Date, concurrently with, or as soon as practicable after the Merger, with C&N Bank surviving such merger. Concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, C&N shall cause C&N Bank, and Citizens shall cause CTC, to execute and deliver the Bank Plan of Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CITIZENS
     Citizens hereby represents and warrants to C&N that, except as specifically set forth in the Citizens Disclosure Schedule delivered to C&N by Citizens on the date hereof:
     Section 2.01 — Organization.
          (a) Citizens is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Citizens is a bank holding company duly registered under the BHC Act. Citizens has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Citizens is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Citizens.
          (b) CTC is a Pennsylvania bank and trust company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. CTC has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operating by it. CTC is qualified or licensed to do business in each jurisdiction in which it is required to be so qualified or licensed as a result of the ownership or leasing of property or the conduct of its a business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CTC.
          (c) There are no Citizens Subsidiaries other than CTC.
          (d) The deposits of CTC are insured by the FDIC to the extent provided in the FDIA.
          (e) The respective minute books of Citizens and CTC accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees) through the date hereof.
          (f) Prior to the date of this Agreement, Citizens has delivered to C&N true and correct copies of the articles of incorporation and bylaws of Citizens and CTC, each as in effect on the date hereof.
     Section 2.02 — Capitalization.
          (a) The authorized capital stock of Citizens consists exclusively of (i) 3,000,000 shares of common stock, no par value (“Citizens Common Stock”), of which 4,273 shares have been issued and are held by Citizens as treasury stock and 1,016,824 shares are outstanding, validly issued, fully paid and nonassessble, and (ii) 100,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Citizens Common Stock were issued in violation of any preemptive rights. Except as set forth in the Citizens Disclosure Schedule, Citizens has no Rights authorized, issued or outstanding, other than the Letter Agreements.
          (b) The authorized capital stock of CTC consists of 500,000 shares of common stock, $1.25 par value per share, of which 305,060 shares are outstanding, validly issued, fully paid and nonassessable. All such shares are owned by Citizens free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. No shares of CTC common stock were issued in violation of any preemptive rights. CTC has no Rights authorized, issued or outstanding.
          (c) Except as set forth in the Citizens Disclosure Schedule, CTC owns no equity interest, directly or indirectly, in any other Person except for equity interests held in the investment portfolios of CTC, equity interests held by CTC in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of CTC. There are no Rights outstanding and held by Citizens or CTC with respect to any equity of any other Person.
          (d) To the Knowledge of Citizens, except as disclosed in Citizens Disclosure Schedule 2.02, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Citizens Common Stock.
     Section 2.03 — Authority; No Violation.
          (a) Subject to (i) approval by the shareholders of Citizens of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals, Citizens has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. CTC has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary approvals of Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals. The execution and delivery of this Agreement by Citizens and the completion by Citizens of the transactions contemplated hereby and thereby have been unanimously and duly and validly approved by the board of directors of Citizens, at a meeting duly called and held, and, except for approval by the shareholders of Citizens, no other corporate proceedings on the part of Citizens are necessary to complete the transactions contemplated hereby (other than the Bank Merger). This Agreement has been duly and validly executed and delivered by Citizens and, subject to (i) approval of the shareholders of Citizens of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by CTC, will constitute the valid and binding obligation of CTC, enforceable against CTC in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

          (b) None of (A) the execution and delivery of this Agreement by Citizens, (B) the execution and delivery of the Bank Plan of Merger by CTC, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Citizens’ and C&N’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Citizens or CTC with any of the terms or provisions hereof or of the Bank Plan of Merger, will (i) conflict with or result in a breach of any provision of the articles of incorporation or association or bylaws of Citizens or CTC; (ii) violate any Law applicable to Citizens or CTC or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Citizens or CTC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Citizens or CTC is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Citizens or Citizens’ or CTC’s ability to consummate the transactions contemplated herein.
     Section 2.04 — Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Citizens under the BCL, Citizens’ articles of incorporation and bylaws, and the approval of the Bank Plan of Merger by Citizens as the sole shareholder of CTC and by the board of directors of CTC, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with the execution and delivery of this Agreement and the completion by Citizens and CTC of the transactions contemplated hereby or by the Bank Plan of Merger. As of the date hereof, to the Knowledge of Citizens, there is no reasonable basis to expect that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Citizens’ ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.
     Section 2.05 — Financial Statements.
          (a) Except as disclosed in Citizens Disclosure Schedule 2.05, Citizens has previously delivered to C&N the Citizens Regulatory Reports filed through November 30, 2006 and will deliver to C&N the Citizens Regulatory Reports for any dates or periods after November 30, 2006 through the Closing Date as soon as they are available. The Citizens Regulatory Reports, as amended (provided such amendments have been filed with the appropriate Regulatory Authority) have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders’ equity of Citizens or CTC, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.
          (b) Citizens has previously delivered to C&N the Citizens Financials through November 30, 2006 and will deliver to C&N the Citizens Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The Citizens Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present the financial position, results of operations and cash flows of Citizens as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.
          (c) At the date of the most recent balance sheet included in the Citizens Financials or the Citizens Regulatory Reports, neither Citizens nor CTC had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Citizens Financials or Citizens Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
     Section 2.06 — Taxes. Citizens and CTC are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Citizens is a common parent. Citizens has duly filed, all federal, state and local tax returns and all tax filings required to be filed by or with respect to Citizens and CTC (all such returns being accurate and correct in all material respects)

and has duly paid or made, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Citizens or CTC by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and (y) (i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to Citizens or CTC.
     Section 2.07 — No Material Adverse Effect. Except as disclosed in Citizens Disclosure Schedule 2.07, neither Citizens nor CTC has suffered any Material Adverse Effect since September 30, 2006.
     Section 2.08 — Contracts.
          (a) Except for this Agreement, as set forth in its respective articles of incorporation or bylaws, or as disclosed on the Citizens Disclosure Schedules, neither Citizens nor CTC is a party to or subject to: (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any real estate lease; (iii) any employment, consulting, severance, “change-in-control,” termination or similar contract or arrangement with any past or present officer, director, employee, or independent contractor except for oral “at will” arrangements; (iv) any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of Citizens or CTC; (v) any collective bargaining agreement with any labor union relating to employees of Citizens or CTC; (vi) any agreement which by its terms limits the payment of dividends by Citizens or CTC; (vii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Citizens or CTC is an obligor to any person, which instrument evidences or relates to indebtedness for borrowed money other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would become applicable on or after the Closing Date to C&N or C&N Bank; (viii) any contract limiting the freedom of Citizens or CTC to engage in any type of banking or bank-related or other business permissible under Law; (ix) any contract relating to the acquisition of any business that has not been fully performed, including where contingent compensation remains to be paid; or (x) any contract or agreement pursuant to which Citizens or CTC is obligated to make payments in excess of $100,000 on an annual basis that cannot be terminated by Citizens or CTC without financial penalty upon 90 days or less notice (collectively, the “Material Contracts”).
          (b) Except as disclosed in the Citizens Disclosure Schedules, neither Citizens nor CTC leases any real property.
          (c) Neither Citizens nor CTC is in default in any material respect under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
          (d) True and correct copies of all Material Contracts have been provided to C&N on or before the date hereof and are in full force and effect and neither Citizens nor, to the Knowledge of Citizens, any other party to any such Material Contract has breached any provision of, or is in default in any respect under any term of, any such Material Contract. Except as described in this Agreement or as set forth in the Citizens Disclosure Schedule, (i) no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the transactions contemplated by this Agreement, (ii) other than “at-will” employees, none of the employees (including officers) of Citizens or CTC, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no Material Contract contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such Material Contract (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Citizens or CTC absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Citizens or CTC to provide a benefit in the form of Citizens Common Stock or determined by reference to the value of Citizens Common Stock.
     Section 2.09 — Ownership of Property; Insurance Coverage.
          (a) Each of Citizens and CTC has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Citizens or CTC in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Citizens Regulatory Reports and in the Citizens Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith (ii) liens securing obligations reflected in the Citizens Regulatory Reports or Citizens Financials, (iii) liens that do not have a Material Adverse Effect on Citizens or CTC, or (iv) items permitted under Article IV. The real property leases to which Citizens or CTC are a party constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Citizens Financials.
          (b) With respect to all agreements pursuant to which Citizens or CTC has purchased securities subject to an agreement to resell, if any, Citizens or CTC, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement.
          (c) Citizens and CTC currently maintain insurance considered by Citizens to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Citizens nor CTC has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. Except as disclosed on Citizens Disclosure Schedule 2.09, there are presently no material claims pending under such policies of insurance and no notices have been given by Citizens or CTC under such policies during the past two years. All such insurance is valid and enforceable and in full force and effect, and within the last three years Citizens and CTC have received each type of insurance coverage for which any of them has applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.
     Section 2.10 — Legal Proceedings. Except as disclosed on Citizens Disclosure Schedule 2.10, neither Citizens nor CTC is a party to any, and there are no pending or, to the Knowledge of Citizens, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Citizens or CTC, (ii) to which Citizens’ or CTC’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Citizens or CTC to perform under this Agreement.
     Section 2.11 — Compliance With Applicable Law.
          (a) Each of Citizens and CTC holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and, are in compliance in all material respects with, all applicable Laws, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Citizens.
          (b) Except as disclosed on Citizens Disclosure Schedule 2.11, (i) each of Citizens and CTC is in substantial compliance with all of the Laws which each Regulatory Authority applicable to it enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Citizens or CTC, or required or threatened to require Citizens or CTC to enter into a cease and desist order, consent order, memorandum of understanding, or written agreement with it; and (iii) no Regulatory Authority has restricted or limited the operations of Citizens or CTC, including, without limitation, any restriction on the payment of dividends (any such memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed on Citizens Disclosure Schedule 2.11, neither Citizens nor CTC has consented to or entered into any Regulatory Agreement. CTC received a rating of at least “Satisfactory” in connection with its last CRA examination.
     Section 2.12 — ERISA. Citizens has previously delivered to C&N true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plans or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Citizens Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Citizens or any entity (a “Citizens ERISA Affiliate”) that, together with Citizens, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii)

the most recent annual reports relating to such plans filed with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Citizens or any Citizens ERISA Affiliate, nor any pension plan maintained or previously maintained by Citizens or any Citizens ERISA Affiliate, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Citizens nor any Citizens ERISA Affiliate has incurred is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), of Citizens or any Citizens ERISA Affiliate comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Citizens or any Citizens ERISA Affiliate which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC. Citizens provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.
     Section 2.13 — Brokers, Finders and Financial Advisors; Fairness Opinion. Except for Citizens’ engagement of Ryan Beck & Co. (“RB”) in connection with transactions contemplated by this Agreement, neither Citizens nor CTC nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Citizens Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Citizens Financials. The Citizens Disclosure Schedule contains as an exhibit the engagement letter between Citizens and RB. RB has provided Citizens with its opinion to the effect that, as of the date of approval of this Agreement by the board of directors of Citizens, the Merger Consideration is fair to shareholders of Citizens from a financial point of view.
     Section 2.14 — Environmental Matters.
          (a) To the Knowledge of Citizens, neither Citizens nor CTC, nor any properties now or formerly owned or operated by Citizens or CTC or on which Citizens or CTC holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of Citizens, threatened, relating to the liability of any property owned or operated by Citizens or CTC under any Environmental Law.
          (b) To the Knowledge of Citizens, no property, now or formerly owned or operated by Citizens or CTC or on which Citizens or CTC holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Citizens or CTC for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claims, including, but not limited to, claims under CERCLA.
          (c) To the Knowledge of Citizens, there has been no release nor is there the threat of release of any substance described in clause (ii) of the definition of Environmental Law set forth in Section 1.01 hereof on, at or from any property, now or formerly owned or operated by Citizens or CTC or on which Citizens or CTC holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, or any property adjacent to or in the immediate vicinity of any such properties.
     Section 2.15 — Allowance for Losses. The allowance for loan and lease losses shown on Citizens’ consolidated statement of financial condition contained in the most recent Citizens Financials and included in the most recent Citizens

Regulatory Report was, and for periods ending after the date of this Agreement, will be, adequate as of the date thereof and in accordance with GAAP and all other applicable regulatory requirements.
     Section 2.16 — Information to be Supplied. The information to be supplied by Citizens for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Citizens and up to and including the date of the meeting of shareholders of Citizens to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Citizens for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.
     Section 2.17 — Related Party Transactions. Neither Citizens nor CTC is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Citizens or CTC, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) do not involve more than the normal risk of collectability or present other risks or unfavorable features, and are reflected in the Citizens Financials to the extent required to be so reflected and, (d) to the extent required by GAAP, disclosed in the footnotes of the Citizens Financials. No loan or credit accommodation currently being extended to any Affiliate of Citizens or CTC is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Citizens or CTC has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Citizens or CTC is inappropriate.
     Section 2.18 — Schedule of Termination Benefits. The Citizens Disclosure Schedule 2.18 includes a true and correct schedule of the maximum amount of termination benefits and related payments which currently are or would be payable as a result of the transactions contemplated by this Agreement to the individuals identified thereon, under any and all written agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Citizens or CTC for the benefit of executive officers or directors of Citizens or CTC (the “Benefits Schedule”), assuming that the Closing Date would occur on December 31, 2006 and that the employment of such individuals already has or will terminate immediately thereafter. No other individuals are entitled to benefits under any such plans. Except as set forth in Citizens Disclosure Schedule 2.18, as of the date of this Agreement, no director or executive officer of Citizens or CTC had deferred any compensation accrued by Citizens or CTC.
     Section 2.19 — Loans.
          (a) Except as disclosed on Citizens Disclosure Schedule 2.19, each loan reflected as an asset in the Citizens Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Citizens.
          (b) The Citizens Disclosure Schedule includes a list of (i) all outstanding commercial loans, commercial loan commitments and commercial letters of credit, of CTC in excess of $500,000, (ii) all loans of CTC classified by CTC or any Regulatory Authority as “Special Mention,” “Substandard,” “Doubtful” or “Loss,” or other classifications of similar import (iii) all commercial and mortgage loans of CTC classified as “non-accrual,” and (iv) all commercial loans of CTC classified as “in substance foreclosed.”
     Section 2.20 — Takeover Laws. Citizens has taken all action required to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover provisions in the articles of incorporation and bylaws of Citizens, and CTC, or any applicable anti-takeover Laws of any jurisdiction including, without limitation, of the Commonwealth of Pennsylvania.

     Section 2.21 — Labor and Employment Matters. To the Knowledge of Citizens, neither Citizens nor CTC, nor any facilities owned or operated by Citizens or CTC has been or is in violation in any material respect of or is liable under any Labor and Employment Law. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the Knowledge of Citizens threatened, relating to the liability of Citizens or CTC under any Labor and Employment Law.
     Section 2.22— CRA, Anti-Money Laundering and Customer Information Security. Except as disclosed on Citizens Disclosure Schedule 2.22, Citizens is not aware of, has not been advised of, and has no reason to believe, that any facts or circumstances exist which would cause CTC (a) to be deemed not to be in satisfactory compliance in any respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Regulatory Authorities of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Citizens pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of CTC has adopted and implemented an anti-money laundering program that contains customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.
     Section 2.23 — Non-Registration Under the Exchange Act and the Securities Act. The outstanding shares of Citizens Common Stock were issued without registration under the Securities Act in reliance upon the exemption therefrom provided by Section 3(a)(12) thereof. Citizens Common Stock is not registered nor required to be registered under Section 12 of the Exchange Act and Citizens is not subject to the periodic reporting requirements imposed by Section 13 or Section 15(d) of the Exchange Act.
     Section 2.24 — Regulatory Capital. Citizens and CTC each meet all applicable regulatory capital requirements, and CTC is deemed “well capitalized” under such regulatory requirements.
     Section 2.25 — Quality of Representations. The representations made by Citizens in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF C&N
     C&N hereby represents and warrants to Citizens that, except as set forth in the C&N Disclosure Schedule delivered by C&N to Citizens on or prior to the date hereof:
     Section 3.01 — Organization.
          (a) C&N is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. C&N is duly registered as a bank holding company under the BHC Act. C&N has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each C&N Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither C&N nor any C&N Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect on C&N.
          (b) C&N Bank, a wholly-owned subsidiary of C&N, is a Pennsylvania chartered bank and trust company, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. C&N Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. C&N Bank and each other C&N Subsidiary is qualified or licensed to do business in each jurisdiction in which it is required to be so qualified or licensed as a result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on C&N.
          (c) The deposits of C&N Bank are insured by the FDIC to the extent provided in the FDIA.
          (d) The respective minute books of C&N and C&N Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.
          (e) Prior to the execution of this Agreement, C&N has delivered to Citizens true and correct copies of the articles of incorporation and the bylaws (or similar constituent documents) of C&N and C&N Bank, respectively, as in effect on the date hereof.
     Section 3.02 — Capital Structure.
          (a) The authorized capital stock of C&N consists of 20,000,000 shares of common stock, par value $1.00 per share (“C&N Common Stock”), of which, at the date of this Agreement, 263,098 shares were issued and held by C&N as treasury stock and 8,209,284 shares are outstanding, validly issued, fully paid and nonassessable. No shares of C&N Common Stock were issued in violation of any preemptive rights. As of the date of this Agreement, C&N has no Rights authorized, issued or outstanding, other than options to acquire shares of C&N Common Stock authorized under C&N’s employee benefit plans, stock option plans, recognition and retention plans, deferred compensation plans and dividend reinvestment and stock purchase plan and similar plans disclosed in C&N’s Securities Documents.
          (b) To the Knowledge of C&N, as of the date of this Agreement, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of C&N Common Stock.
          (c) C&N owns all of the capital stock of C&N Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either C&N or C&N Bank owns all of its shares of capital stock of each other C&N Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the C&N Subsidiaries, or as set forth in the C&N Disclosure Schedule, C&N does not possess, directly or indirectly, any material equity interest in any association, except for equity interests held in the investment portfolios of C&N Subsidiaries, equity interests held by C&N Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of C&N Subsidiaries.
     Section 3.03 — Authority; No Violation.
          (a) C&N has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals. C&N Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Plan of Merger subject to receipt of all necessary approvals of Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals. The approval of C&N’s Shareholders is not required in connection with this Agreement or the transactions contemplated hereby (including the listing of shares of C&N Common Stock comprising the Stock Consideration). The execution and delivery of this Agreement by C&N and the completion by C&N of the transactions contemplated hereby have been duly and validly approved by the board of directors of C&N, and no other corporate proceedings on the part of C&N are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by C&N and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof constitutes the valid and binding obligation of C&N, enforceable against C&N in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by C&N Bank, will constitute the valid and binding obligation of C&N Bank, enforceable against C&N Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          (b) None of (A) the execution and delivery of this Agreement by C&N, (B) the execution and delivery of the Bank Plan of Merger by C&N Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in

Section 3.04 hereof and Citizens’ and C&N’s compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by C&N or C&N Bank with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of C&N or any C&N Subsidiary; (ii) violate any Law applicable to C&N or any C&N Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of C&N or any C&N Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which C&N is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on C&N or C&N’s or C&N Bank’s ability to consummate the transactions contemplated herein.
     Section 3.04 — Consents. Except for consents, approvals, filings and registrations from or with the Federal Reserve Board, the PDB, the FDIC, the SEC, and state “blue sky” authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by C&N as sole shareholder of C&N Bank, and by C&N Bank board of directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by C&N or the Bank Plan of Merger by C&N Bank, and (b) the completion by C&N of the transactions contemplated hereby or by C&N Bank of the Bank Merger. To the Knowledge of C&N, there is no reasonable basis to expect that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact C&N’s or C&N Bank’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.
     Section 3.05 — Financial Statements.
          (a) C&N has made the C&N Regulatory Reports through November 30, 2006 available to Citizens for inspection and will make the C&N Regulatory Reports for any dates or periods after November 30, 2006 through the Closing Date available to Citizens for inspection as soon as they are available. The C&N Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, throughout the periods covered by such statements, and fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of C&N or respective C&N Subsidiary, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, applied on a consistent basis.
          (b) C&N has previously delivered to Citizens the C&N Financials through November 30, 2006 and will deliver to Citizens the C&N Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The C&N Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the C&N Financials, except as noted therein and fairly present the consolidated financial position, results of operations and cash flows of C&N as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the C&N Financials, except as noted therein.
          (c) At the date of the most recent balance sheet included in the C&N Financials or C&N Regulatory Reports, neither C&N nor any of the C&N Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such C&N Financials or C&N Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.
     Section 3.06 — Taxes. C&N and the C&N Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). C&N has duly filed all federal, state and local tax returns required to be filed by or with respect to C&N and all C&N Subsidiaries (all such returns being accurate and correct in all material respects) and has duly paid or made provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from C&N and any C&N Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) other than taxes which (i) are not delinquent or (ii) are being contested in good faith and (y)(i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to C&N or any C&N Subsidiary.
     Section 3.07 — No Material Adverse Effect. Neither C&N nor any C&N Subsidiary has suffered any Material Adverse Effect since September 30, 2006.
     Section 3.08 — Ownership of Property; Insurance Coverage.
          (a) C&N and each C&N Subsidiary has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by C&N or such C&N Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the C&N Regulatory Reports and in the C&N Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the C&N Disclosure Schedule, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (v) as reflected on the consolidated statement of financial condition of C&N as of September 30, 2006 included in C&N’s Securities Documents. C&N or any C&N Subsidiary, as lessee, has the right under valid and subsisting leases of real and personal properties used by it in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them.
          (b) C&N and the C&N Subsidiaries currently maintain insurance considered by C&N to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither C&N nor any C&N Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. All such insurance is in full force and effect.
     Section 3.09 — Legal Proceedings. Neither C&N nor any C&N Subsidiary is a party to any, and there are no pending or, to the Knowledge of C&N, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against C&N or any C&N Subsidiary, (ii) to which C&N’s or any C&N Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of C&N or any C&N Subsidiary to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on C&N.
     Section 3.10 — Compliance With Applicable Law.
          (a) C&N and the C&N Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on C&N.
          (b) Except as disclosed on C&N Disclosure Schedule 3.10, (i) C&N and each C&N Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to C&N or any C&N Subsidiary or required or threatened to require C&N or any C&N Subsidiary to enter into a cease and desist order, memorandum of understanding or written agreement with it and (iii) no Regulatory Authority has restricted or limited the operations of C&N or any C&N Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, order or agreement described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed on C&N Disclosure Schedule 3.10, neither C&N nor any C&N Subsidiary has consented to or entered into any Regulatory Agreement. C&N Bank received a rating of at least “Satisfactory” in connection with its last CRA examination.
     Section 3.11 — ERISA. To the Knowledge of C&N, neither C&N, any C&N Subsidiary, nor any pension plan maintained or previously maintained by C&N or any C&N Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor, to the Knowledge of C&N, has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, to the Knowledge of C&N, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. To the Knowledge of C&N, neither C&N nor any C&N Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. To the Knowledge of C&N, all “employee benefit plans,” as defined in ERISA Section 3(3), of C&N comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the Knowledge of C&N, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by C&N or any C&N Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC.
     Section 3.12 — Brokers, Finders and Financial Advisors; Fairness Opinion. Except for C&N’s engagement of Sandler O’Neill & Partners, L.P. (“Sandler”) in connection with transactions contemplated by this Agreement, neither C&N nor any C&N Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.
     Section 3.13 — Environmental Matters. To the Knowledge of C&N, neither C&N, any C&N Subsidiary, nor any property owned or operated by C&N or any C&N Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of C&N, threatened, or any investigation pending, relating to the liability of C&N or any C&N Subsidiary with respect to any property owned or operated by C&N or any C&N Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.
     Section 3.14 — Allowance for Losses. The allowance for loan and lease losses shown on C&N’s consolidated statement of financial condition contained in the most recent C&N Financials and included in the most recent C&N Regulatory Report was, and for periods ending after the date of this Agreement, will be, established in accordance with GAAP and all other applicable regulatory requirements.
     Section 3.15 — Information to be Supplied. The information to be supplied by C&N for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information C&N filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Citizens and up to and including the date of the meeting of shareholders of Citizens to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by C&N for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the attainment of any required regulatory approvals or consents, be accurate in all material respects.
     Section 3.16 — Related Party Transactions. Neither C&N nor any C&N Subsidiary is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of C&N or any C&N Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) to the extent required by GAAP, disclosed in the footnotes of the C&N Financials. No loan or credit accommodation currently being extended to any Affiliate of C&N or any C&N Subsidiary is presently in default.
     Section 3.17 — Loans. Each loan reflected as an asset in the C&N Financials (i) is evidenced in all respects in accordance with customary lending standards in the ordinary course of business, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on C&N.
     Section 3.18 — CRA, Anti-Money Laundering and Customer Information Security. C&N is not aware of, has not been advised of, and has no reason to believe, that any facts or circumstances exist which would cause C&N Bank (a) to be deemed not to be in satisfactory compliance in any respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by C&N Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of C&N Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.
     Section 3.19 — Securities Documents. The Securities Documents filed or to be filed by C&N under the Exchange Act at any time since December 31, 2005 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.
     Section 3.20 — Regulatory Capital. C&N and C&N Bank each meet all applicable regulatory capital requirements, and C&N Bank is deemed “well capitalized” under such regulatory requirements.
     Section 3.21 — Financing. At the Effective Date, C&N will have available cash sufficient to pay the amounts required to be paid to Citizens shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.
     Section 3.22 — Tax Matters. At the date hereof, C&N does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.
     Section 3.23 — Quality of Representations. The representations made by C&N in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.
ARTICLE IV
COVENANTS OF THE PARTIES
     Section 4.01 — Conduct of Citizens’ Business.
          (a) From the date of this Agreement to the Closing Date, Citizens will, and will cause CTC to, conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or permitted by this Agreement or with the written consent of C&N. Citizens will use its reasonable good faith efforts, and will cause CTC to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Citizens and CTC and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by C&N in writing or as permitted or required by this Agreement, Citizens will not and Citizens will not permit CTC to:
     (i) amend or change any provision of its articles of incorporation or bylaws;
     (ii) change the number of authorized or issued shares of its capital stock or issue or grant any Right or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, except that Citizens may pay a regular quarterly cash dividend to shareholders in an amount not to exceed $0.22 per share (the “Quarterly Per Share Dividend Amount”) in the ordinary course of business consistent with past practice. Nothing contained in this Section 4.01(a)(ii) or in any other section of this Agreement shall be construed to permit Citizens shareholders to receive two dividends either from Citizens or from Citizens and C&N in any quarter or to deny or prohibit them from receiving one dividend from Citizens or C&N in any quarter. Citizens shall cooperate with C&N to coordinate dividend payment dates and record dates in the quarter in which the Closing Date is anticipated to occur to achieve such results;
     (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Citizens or CTC in effect on the date hereof and provided to C&N prior to the date hereof, or as provided for by this Agreement) to, or enter into any new or amend any existing employment agreement with, increase the compensation of, grant job promotions to or pay any bonus to, any employee, officer, director, independent contractor, agent or other person associated with Citizens or CTC, except for discretionary bonuses not to exceed $50,000 in the aggregate and merit salary increases to employees of Citizens or CTC for calendar year 2007 not to exceed, in the aggregate, 3.5% of existing base salaries;
     (iv) merge or consolidate Citizens or CTC with any other Person, or sell or lease all or any substantial portion of the assets or business of Citizens or CTC; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Citizens or CTC and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by CTC of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office or, file an application for a certificate of authority to establish a new branch office;
     (v) sell or otherwise dispose of the capital stock of CTC, or sell or otherwise dispose of any asset of Citizens or CTC other than in the ordinary course of business consistent with past practice; subject any asset of Citizens or CTC to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
     (vi) take any action which would result in any of the representations and warranties of Citizens set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable Law;
     (vii) change any method, practice or principle of accounting, except as may be required from time to time by changes in GAAP becoming effective after the date of this Agreement (without regard to any optional early adoption date) or by any Regulatory Authority responsible for regulating Citizens or CTC;
     (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing Material Contract other than in the ordinary course of business, consistent with past practice;
     (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement or, except as may be necessary to comply with applicable Law or GAAP taking effect after the date of this Agreement but prior to the Closing Date, and with not less than thirty (30) days prior written notice thereof to C&N, if practicable, amend any existing plan or arrangement;
     (x) purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;
     (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the Citizens Disclosure Schedule;
     (xii) except as set forth on the Citizens Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any transaction with any Affiliate;
     (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;
     (xiv) except for the execution of this Agreement and the consummation of the transactions contemplated hereby, take any action that would give rise to a right of any party to accelerate any payment obligation or to receive any termination fee or penalty under any contract to which Citizens or CTC is a party; or
     (xv) agree to do any of the foregoing.
          (b) For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Citizens or CTC to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on the Citizens Disclosure Schedule, without the prior written consent of C&N; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, the making of loans not in excess of $500,000 per loan, or transactions in the investment securities portfolio by Citizens or repurchase agreements; or (iii) undertake or enter any lease, contract or other commitment for its account that, if in existence on the date hereof, would be a Material Contract (other than in the normal course of providing credit to customers as part of its banking business).
     Section 4.02 — Access; Confidentiality.
          (a) From the date of this Agreement through the Closing Date, Citizens shall afford to and shall cause CTC to afford to C&N and its authorized agents and representatives, such access to its properties, assets, books and records and personnel, at reasonable hours and after reasonable notice and subject to applicable laws relating to the exchange of information, as C&N may reasonably request; and the officers of Citizens will furnish any person making such investigation on behalf of C&N with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.
          (b) Citizens and C&N each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.
          (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Citizens shall discuss with C&N regarding matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of Citizens and CTC, provided that nothing contained in this subparagraph shall be construed to grant C&N any decision-making authority with respect to such matters.
          (d) If the transactions contemplated by this Agreement shall not be consummated, Citizens and C&N will continue to comply with the terms of the confidentiality agreement dated October 4, 2006.

     Section 4.03 — Regulatory Matters and Consents.
          (a) C&N shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of Citizens in connection with the meeting of shareholders of Citizens to consider and approve the transactions contemplated hereby, and to be filed by C&N with the SEC in the Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. Citizens shall use its best efforts to prepare and furnish such information relating to it and its directors, officers, and shareholders, and obtain and furnish customary opinions, consents and letters from its financial advisor and independent registered public accounting firm, as may be required in connection with the Registration Statement and Prospectus/Proxy Statement. C&N shall, following the preparation thereof, and in no event later than February 28, 2007, file the Registration Statement with the SEC and Citizens and C&N shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. C&N will advise Citizens, promptly after C&N receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. C&N shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. C&N will provide Citizens with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Citizens may reasonably request.
          (b) C&N will prepare all Applications to Regulatory Authorities and make all filings for, and use its reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.
          (c) Citizens will furnish C&N with all information concerning Citizens as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of C&N to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.
          (d) Citizens shall have the right to review in advance, and to the extent practicable will consult with C&N on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, Citizens shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.
          (e) Each party will promptly furnish the other party with copies of all written communications to, or received by it or any Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.
     Section 4.04 — Taking of Necessary Action. C&N and Citizens shall each use its reasonable best efforts, and each of them shall cause its Subsidiaries to use their reasonable best efforts, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that Citizens shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of C&N, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would reasonably be expected to substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude C&N or Citizens or from exercising its rights under this Agreement.
     Section 4.05 — Certain Agreements.
          (a) (i) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether brought by, or in the name of Citizens or CTC or any of their respective successors or assigns, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Citizens or CTC or other person designated by Citizens’ board of directors as an “indemnified representative” in accordance with Citizens’ by-laws (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee or other representative of Citizens or CTC or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Parties hereto agree to cooperate and defend against and respond thereto to the extent permitted or required by applicable law and the articles of incorporation and by-laws of Citizens. From and after the Effective Time, C&N shall indemnify, defend and hold harmless all Indemnified Parties against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of C&N which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or other representative of Citizens or CTC, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in either case to the same extent as such Indemnified Party may be indemnified by Citizens or CTC as of the date hereof under the articles of incorporation and by-laws of Citizens, including the right to advancement of expenses, provided, however, that any such Indemnified Party shall not be indemnified by C&N and/or C&N Bank if such indemnification is prohibited by applicable Law.
          (b) C&N shall maintain Citizens’ or CTC’s existing directors’ and officers’ liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including C&N’s existing policy if it meets the foregoing standard) covering those persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall C&N be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Citizens for such insurance (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, C&N shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.
          (c) In the event that C&N or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.
          (d) The Indemnified Parties are intended third party beneficiaries of the provisions of this Section 4.05.
     Section 4.06 — No Other Bids and Related Matters. Citizens shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:
          (a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as hereinafter defined);
          (b) Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or
          (c) Agree to or endorse any Acquisition Proposal.
Citizens shall notify C&N as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.
Notwithstanding the foregoing, provisions of this Section 4.06, Citizens may, and may permit its officers, directors, employees, agents and representatives to respond to and engage in any discussions or negotiations with or provide any information to any Person in response to a Superior Proposal (as hereinafter defined) if and only to the extent that (x) Citizens’ board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that failure to do so would constitute a breach of its fiduciary duties to Citizens’ shareholders under applicable Law, (y) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, Citizens’ Board of Directors receives from such Person an executed confidentiality agreement, the terms of which shall be no less favorable to

Citizens than those contained in the Confidentiality Agreement between Citizens and C&N, a copy of which executed confidentiality agreement shall have been provided to C&N for informational purposes, and (z) at least 48 hours prior to providing any information or data to any Person or entering into any discussions or negotiations with any such Person, Citizens notifies C&N in writing of the name of such Person and the material terms of any such Superior Proposal.
As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written or verbal communication) involving a Person other than C&N or an Affiliate of C&N for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of Citizens, CTC, or any other business combination involving Citizens or CTC; or (B) a transaction involving the transfer of beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of any class or series of equity securities of Citizens or CTC and as a result of such transaction, such Person would beneficially own 20% or more of the then outstanding shares or units of such class or series. As used herein, the term “Superior Proposal” means, with respect to Citizens, any bona fide, unsolicited written Acquisition Proposal made by a Person other than C&N which is on terms which the board of directors of Citizens in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders from a financial point of view than the transactions contemplated by this Agreement, and (B) is such that the failure to pursue such Acquisition Proposal would or could reasonably be expected to constitute a breach of its fiduciary duties.
     Section 4.07 — Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable; provided, however, that any noncompliance with the foregoing provision shall not constitute failure of a condition or give rise to any right of termination unless the underlying change or event shall independently constitute such a failure or give rise to such a right.
     Section 4.08 — Conduct of C&N’s Business. From the date of this Agreement to the Closing Date, C&N will use its reasonable good faith efforts to (i) preserve its and each C&N Subsidiary’s business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of C&N and C&N Subsidiaries and others with whom business relationships exist.
     Section 4.09 — Current Information.
          (a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, Citizens will deliver to C&N a consolidating and consolidated balance sheet and a consolidating and consolidated statement of operations, without related notes, for such month for Citizens.
          (b) During the period commencing on the date of this Agreement and ending on the Effective Date, Citizens within fifteen (15) days after the end of each calendar month, shall provide to C&N, in such electronic format as C&N reasonably requests, investment, loan, deposit and borrowing information, in account and deposit level detail.
     Section 4.10 — Undertakings by C&N and Citizens.
          (a) From and after the date of this Agreement, Citizens shall:
     (i) Recommendation of Board. Through its board of directors, unanimously recommend that Citizen’s shareholders approve this Agreement and the transactions contemplated hereby; provided that Citizens may withdraw, modify or qualify or take any action or make any other statement inconsistent with such recommendation in connection with a Superior Proposal (as defined in Section 4.06) if the board of directors of Citizens determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would or could reasonably be expected to constitute a breach of its fiduciary duties;
     (ii) Phase I Environmental Audit. Permit C&N, if C&N elects to do so, at its own expense, to cause a “phase I environmental audit” to be performed within sixty (60) days after the date of this Agreement at any physical location owned or occupied by Citizens on the date hereof;
     (iii) Approval of Bank Plan of Merger. Take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of CTC and cause the execution and delivery of, the Bank Plan of Merger by CTC;
     (iv) Proxy Solicitor. If C&N requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Citizens shareholder approval of this Agreement;
     (v) Outside Service Bureau Contracts. If requested to do so by C&N, use its reasonable best efforts to obtain an extension or early termination of any contract with an outside service bureau or other vendor of services to Citizens, on terms and conditions mutually acceptable to Citizens and C&N, but nothing in this Section 4.11(a)(v) shall be construed as obligating Citizens to terminate any contract or arrangement;
     (vi) List of Problem Loans. Within fifteen (15) days of the end of each month, provide C&N with a written list of (i) all loans of CTC classified by CTC or any Regulatory Authority as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any other classification of similar import (ii) all commercial and mortgage loans of CTC classified as “non-accrual,” and (iii) all commercial loans of CTC classified as “in substance foreclosed.”
     (vii) Committee Meetings. Permit a representative of C&N, who is reasonably acceptable to Citizens, to attend all management committee meetings of Citizens and CTC, including, without limitation, any loan, asset/liability, investment or risk management committees;
     (viii) Reserves and Merger-Related Costs. Before the Effective Time, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Citizens to those of C&N (as such practices and methods are to be applied to Citizens from and after the Closing Date) and C&N’s plans with respect to the conduct of the business of Citizens following the Merger and otherwise to reflect merger-related expenses and costs incurred by Citizens; provided, however, that Citizens shall not be required to take such action (A) unless such action is not inconsistent with GAAP and would not result in a violation of applicable banking laws and regulations or of the rules and regulations of the SEC; (B) more than five (5) days prior to the Effective Date; and (C) unless C&N agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods). No accrual or reserve made by Citizens pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(h) hereof;
     (ix) Shareholders’ Meeting. Take all action necessary to properly call and convene a meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby (provided, however, that Citizens shall have no obligation to call or hold the shareholders meeting if this Agreement is terminated prior thereto);

     (x) Personnel Information. Except as otherwise restricted by law, deliver to C&N, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by C&N and sorted as reasonably requested by C&N; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; and make available for inspection and copying by C&N all personnel records (other than medical-related records);
     (xi) Personnel Additions and Terminations. Advise and consult with C&N regarding the hiring or termination of any employee, provided that Citizens shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice and further provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition may be filled by new employees hired if Citizens provides C&N with prior written notice of its intention to fill the position, providing such details as C&N reasonably may request, provided that C&N does not object in writing within three (3) Business Days after receipt of Citizens’ notice, and C&N hereby agrees that it will not raise any unreasonable objection;
     (xii) Employment Policies. Deliver to C&N all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices and furnish additional information as reasonably requested by C&N with respect to such policies and practices and any others not covered by any such written materials;
     (xiii) WARN Notices. Assist C&N as reasonably requested by it in connection with C&N providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law; and
     (xiv) Employment Law Claims. Inform C&N promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Citizens or CTC under any Labor and Employment Law.
     (xv) Updated Fairness Opinion. Use its reasonable best efforts to obtain an updated written opinion from RB to the effect that the Merger Consideration to be received by shareholders of Citizens pursuant to this Agreement is fair, from a financial point of view, to such shareholders, dated no more than ten (10) days prior to the date of mailing of the Prospectus/Proxy Statement to the shareholders of Citizens, for inclusion in such Prospectus/Proxy Statement.
          (b) From and after the date of this Agreement, C&N and Citizens shall each:
     (i) Identification of Citizens’ Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Citizens;
     (ii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Citizens shareholders, Citizens’ internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;
     (iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;
     (v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and
     (vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrue for taxes not yet due and payable.
     Section 4.11 — Employee Benefits and Termination Benefits.
          (a) Employee Benefits. Except as set forth in this Section 4.11(a) and as provided in Section 4.11(b), as of the Effective Time, each employee of Citizens or CTC who becomes an employee of C&N or of any C&N Subsidiary shall be entitled to full credit for each year of service with Citizens or CTC for purposes of determining eligibility for participation and vesting, but not benefit accrual, in C&N’s, or as appropriate, in the C&N Subsidiary’s, employee benefit plans, programs and policies. C&N shall use the original date of hire by Citizens or CTC in making these determinations. Notwithstanding the above, Citizens employees shall be eligible to participate in the Citizens & Northern Bank Pension Plan commencing January 1, 2008, provided that they have the requisite service (which includes credited service with Citizens), subject to the provisions of the Citizens & Northern Pension Plan in effect as of January 1, 2008. After the Effective Time, C&N may maintain, discontinue, amend, freeze, convert to, or merge any C&N or C&N Subsidiary plan or any Citizens benefit plan, subject to the plan’s provisions and applicable Law, and subject further to the requirement that employees of Citizens or CTC shall not be treated differently in any material respect than similarly situated employees of C&N or a C&N Subsidiary, except as specifically referenced herein.
          (b) Severance Policy. C&N agrees to cause C&N Bank to provide a lump sum severance payment, as set forth below, to any full-time, active employee of Citizens or CTC whose employment is terminated hereafter in connection with the Merger up to twelve (12) months following the Effective Date, because (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities with Citizens or CTC) with C&N Bank or any C&N Subsidiary, excluding any employee (i) who has an existing employment or consulting agreement with Citizens or CTC, (ii) who has accepted an offer from C&N of noncomparable employment, (iii) who has been designated to receive a retention bonus in accordance with Section 4.11(d), or (iv) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as C&N may reasonably require, including C&N’s customary form of release. The severance pay to be provided by C&N Bank under this subsection shall equal one (1) weeks’ pay for each full year of continuous service (determined based on the date of the employee’s commencement of employment with Citizens) with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. For purposes of this Section 4.11(b), “Cause” shall mean termination because of the employee’s personal dishonesty, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar offenses). The benefits provided to terminated Citizens employees under this subsection are the only severance benefits payable by C&N or C&N Bank to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by Law). The benefits payable to employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under C&N’s or C&N Bank’s severance policies or programs then in effect.
          (c) Intention regarding Future Employment. C&N shall use its reasonable best efforts to inform the employees of Citizens at least forty-five (45) days prior to the Effective Date of the likelihood of such employees having continued employment with C&N Bank following the Effective Date.
          (d) Retention Bonuses. Each employee of Citizens or CTC jointly designated in writing by mutual agreement of C&N and Citizens shall be entitled to receive a “retention” bonus from Citizens, CTC, C&N or a C&N Subsidiary, as the case may be, in an amount to be mutually agreed upon in writing by C&N and Citizens, which amount shall not exceed $7,500 per employee or $25,000 in the aggregate for all employees, in the event that such employee remains an employee of Citizens or CTC, or C&N or a C&N Subsidiary, as applicable, until the Effective Date (or in certain cases, a date, after the Effective Date, that the systems conversion occurs) provided that such employee is not terminated for Cause prior to the Effective Date or thereafter, if applicable. Except as otherwise agreed to by C&N, retention bonuses shall not be payable to any Citizens or CTC employee who is a party to an employment or other agreement that provides severance benefits or payments in the event of a termination of employment following a change in control of Citizens or CTC.
     Section 4.12 – Citizens Division; Advisory Board.
          (a) For a period of at least two (2) years after the Effective Date, C&N shall operate the former business of CTC as the Citizens Division of Citizens & Northern Bank, subject to such consolidations and/or closures of branch offices of C&N and CTC as deemed desirable by C&N (the “Citizens Division”) under the name “Citizens Trust Company, a division of Citizens & Northern Bank” or similar designation authorized by the PDB (and to which the FDIC has no objection).
          (b) On the Effective Date, C&N Bank shall establish the Citizens Advisory Board (the “Citizens Advisory Board”), which shall consist of all non-employee members of the CTC board of directors immediately before the Effective Date, but excluding the Citizens Designee. The Citizens Advisory Board shall be maintained for a term of at least two (2) years after the Effective Date. Each member of the Citizens Advisory Board shall be paid for his or her services in accordance with C&N’s standard compensation policy for advisory or divisional board members and shall be subject to C&N’s policies concerning advisory board membership, including mandatory retirement provisions.
     Section 4.13 — Affiliate Letter. Citizens shall deliver to C&N, concurrently with the execution of this Agreement, the Letter Agreement attached hereto as Exhibit 2 (the “Letter Agreement”), executed by each director and each executive officer of Citizens.
     Section 4.14 – Nasdaq Listing. C&N shall use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq Capital Market, the shares of C&N Common Stock to be issued in connection with the Merger.
ARTICLE V
CONDITIONS
     Section 5.01 — Conditions to Citizens’ Obligations under this Agreement. The obligations of Citizens hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Citizens pursuant to Section 7.03 hereof:
          (a) Corporate Proceedings. All action required to be taken by, or on the part of, C&N and C&N Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by C&N and C&N Bank; and Citizens shall have received certified copies of the resolutions evidencing such authorizations;
          (b) Covenants. The obligations and covenants of C&N required by this Agreement to be performed by C&N at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to C&N or C&N’s ability to perform its obligations hereunder;
          (c) Representations and Warranties. The representations and warranties of C&N set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to C&N;
          (d) Shareholder Approval. The shareholders of Citizens and CTC, respectively, shall have approved the Merger, the Bank Merger, this Agreement and the Bank Plan of Merger in accordance with their respective articles of incorporation, bylaws and applicable Law; provided, however, that the failure of this condition shall not excuse Citizens from any obligation it otherwise would have to pay to C&N the fee specified in Section 7.01(c) under the terms thereof.
          (e) Approvals of Regulatory Authorities. C&N shall have received all required approvals of Regulatory Authorities of the Merger and the Bank Merger and delivered copies thereof to Citizens; and all notice and waiting periods required thereunder shall have expired or been terminated;

          (f) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;
          (g) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to C&N;
          (h) Officer’s Certificate. C&N shall have delivered to Citizens a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;
          (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;
          (j) Listing of Shares. The shares of C&N Common Stock comprising the Stock Consideration shall have been approved for listing on the Nasdaq Capital Market.
          (k) Tax Opinion. Citizens shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;
          (l) Opinion of Counsel for C&N. Citizens shall have received an opinion dated the Closing Date from Rhoads & Sinon LLP, counsel to C&N, in substantially the form of Exhibit 4 hereto.
     Section 5.02 — Conditions to C&N’s Obligations under this Agreement. The obligations of C&N hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by C&N pursuant to Section 7.03 hereof:
          (a) Corporate Proceedings. All action required to be taken by, or on the part of, Citizens and CTC to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Citizens and CTC and C&N shall have received certified copies of the resolutions evidencing such authorizations;
          (b) Covenants. The obligations and covenants of Citizens, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Citizens or on Citizens’ ability to perform its obligations hereunder;
          (c) Representations and Warranties. The representations and warranties of Citizens set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Citizens;
          (d) Approvals of Regulatory Authorities. C&N and Citizens shall have received all required approvals or consents of Regulatory Authorities for the Merger and the Bank Merger; all notice and waiting periods required thereunder shall have expired or been terminated; and, no such approval or consent shall have imposed any condition or requirement which the C&N board of directors reasonably determines would, following the Effective Time, be expected to cause a Material Adverse Effect as to C&N;
          (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;
          (f) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to Citizens;

          (g) Officer’s Certificate. Citizens shall have delivered to C&N a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;
          (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;
          (i) Tax Opinion. C&N shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;
          (j) Opinion of Counsel for Citizens. C&N shall have received an opinion dated the Closing Date from Cohen & Grigsby, P.C., counsel to Citizens, substantially to the effect of that set forth on Exhibit 5 attached hereto;
          (k) Phase I Environmental Audit Results. The results of any “phase I environmental audit” conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to C&N; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) C&N must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of all such environmental audits and (iii) C&N may not terminate this Agreement under this Section 5.02(k) unless the results of such audits result in a Material Adverse Effect on C&N; and
          (l) Fairness Opinion. C&N shall have received an opinion from its financial advisor, Sandler O’Neill & Partners, L.P., as of the date of this Agreement that the Merger Consideration is fair to shareholders of C&N from a financial point of view.
ARTICLE VI
TERMINATION, WAIVER AND AMENDMENT
     Section 6.01 — Termination. This Agreement may be terminated on or at any time prior to the Closing Date:
          (a) By the mutual written consent of the Parties hereto;
          (b) By C&N or Citizens:
     (i) if the Closing Date shall not have occurred on or before August 31, 2007; or
     (ii) if either Party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent is required that such approval or consent will not be granted;
unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be proximately contributed to by the Party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such Party on or before the Closing Date.
          (c) By Citizens or C&N if Citizens’ shareholders fail to approve this Agreement at the meeting of Citizens shareholders called for that purpose or such meeting is cancelled by Citizens;
          (d) By Citizens, no later than 5:00 p.m. prevailing time on the Business Day immediately preceding the Closing Date, following a determination that both:
     (i) the Average Closing Price is less than $17.62; and
     (ii) the C&N Ratio is less than the Index Ratio by more than 20%.

     For purposes of this Section 6.01(d), the following terms shall have the meanings indicated:
          “Determination Date” means the Business Day which is three (3) Business Days immediately prior to the Closing Date.
          “Determination Period” means the twenty (20) trading days ending on the Determination Date.
          “Starting Date Price” shall mean the market value of a share of C&N Common Stock on the Starting Date, which by agreement of the parties hereto is determined to be $22.03.
          “C&N Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Closing Price by the Starting Date Price.
          “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Period Index Price by the Starting Date Index Price.
          “Index Group” shall mean the 20 bank or thrift holding companies listed on Exhibit 6 hereto, the common stocks of all of which shall be publicly traded; provided, however, that there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer’s market capitalization, in which case the company or companies shall be excluded form the Index Group. In the event that any such company or companies are removed from the Index Group, the respective weightings of the companies remaining in the Index Group shall be adjusted for purposes of determining the Index Price and the Starting Date Index Price shall be redetermined with respect to the reconstituted Index Group.
          “Index Price” shall mean the weighted average (which weights have been determined based upon relative market capitalization as of the Starting Date) of the closing sales prices per share of the companies comprising the Index Group.
          “Starting Date” shall mean November 10, 2006.
          “Starting Date Index Price” shall mean the Index Price on the Starting Date, which by agreement of the parties hereto is determined to be $38.72.
          “Determination Period Index Price” shall mean the average of the Index Prices for each of the days in the Determination Period.
     (iv) If any company within the Index Group or C&N effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or C&N shall be appropriately adjusted for purposes of this Section 6.01(d).
          (e) By C&N if Citizens or CTC enters into any letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise.
          (f) By Citizens prior to the Citizens shareholder meeting in circumstances where the board of directors of Citizens failed to publicly recommend that the shareholders vote in favor of this Agreement and the transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation to the extent permitted by Section 4.10(a)(i) or in order to enter concurrently into any agreement to engage in any transaction described in (e) above that is a Superior Proposal and with respect to which Citizens has followed the procedures set forth in Section 4.06.
          (g) By C&N at any time prior to the Closing Date if (i) Citizens shall have breached the provisions of Section 4.06 of this Agreement in any respect materially adverse to C&N, (ii) the board of directors of Citizens shall have failed to recommend and endorse this Agreement and the transactions contemplated hereby, or withdrawn or modified its approval or recommendation of this Agreement and the Merger, or (iii) the board of directors of Citizens shall have failed to call, give notice of, convene or hold a meeting of shareholders to approve the Merger prior to June 30, 2007.

          (h) At any time at or prior to the Effective Date, by Citizens in writing if C&N has, or by C&N in writing if Citizens has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by C&N would have a Material Adverse Effect on C&N or its ability to consummate the transactions contemplated hereby and in case of a breach referred to in subclause (i) or (ii) above by Citizens would have a Material Adverse Effect on Citizens or its ability to consummate the transactions contemplated hereby, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date, but not if on such date such breach no longer causes such a Material Adverse Effect.
     Section 6.02 — Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.11(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability hereunder on the part of C&N or Citizens to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.01 – Expenses and Other Fees.
          (a) Except as set forth in Section 7.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.
          (b) If this Agreement is terminated pursuant to Section 6.01(h) upon the willful or intentional breach of a Party hereto, such Party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other Party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount that either Party shall be liable to the other Party for Expenses pursuant to this Section 7.01(b) shall be $250,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.
          (c) Citizens shall immediately pay C&N a fee of nine hundred thousand dollars ($900,000) in immediately available funds if:
     (i) This Agreement is terminated pursuant to Section 6.01(g) and Citizens authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding with a Person other than C&N or an Affiliate of C&N pursuant to which such Person or any Affiliate of such Person would:
          (A) Merge or consolidate, or enter into any similar transaction with Citizens or CTC;
          (B) Acquire all or substantially all of the assets or liabilities of Citizens or CTC; or
          (C) Acquire beneficial ownership of securities representing, or the rights to acquire beneficial ownership of or to vote securities representing, 20% or more of the then outstanding shares of Citizens Common Stock ; or
     (ii) This Agreement is terminated pursuant to Section 6.01(c) and:
          (A) At or prior to the meeting of Citizens’ shareholders, the Citizens board of directors shall have withdrawn or modified its recommendation that Citizens shareholders approve the Merger and adopt this Agreement; or

          (B) There has been an announcement by a Person other than C&N or an Affiliate of C&N, of an offer or proposal to acquire 20% or more of the Citizens Common Stock then outstanding, or to acquire, merge, or consolidate with Citizens, or to purchase all or substantially all of Citizens’ assets and, within twelve (12) months of such announcement Citizens enters into an agreement with such Person, or any Affiliate of such Person, for such Person or Affiliate to acquire, merge, or consolidate with Citizens or to purchase all or substantially all of Citizens’ assets.
     (iii) This Agreement is terminated pursuant to Section 6.01(e) or Section 6.01(f);
     (iv) This Agreement is terminated pursuant to Section 6.01(g) and within twelve (12) months of such termination, Citizens enters into an agreement to engage in or there has otherwise occurred a transaction of the type described in clause (ii)(B) above.
     Section 7.02 — Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(e), 1.02(j), 4.05, and 4.12 which will survive the Merger, shall terminate at the Effective Time.
     Section 7.03 — Amendment, Extension and Waiver. Subject to applicable Law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of Citizens have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Citizens Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Citizens without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Section 7.04 — Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(e), 1.02(j), 4.05, 4.11 and 4.12.
     Section 7.05 — No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.
     Section 7.06 — Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:
          (a) If to C&N, to:
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, Pennsylvania 16901
Attention: Craig G. Litchfield, Chairman, President & CEO
Facsimile No.: (570) 723-8097

with a copy to:
Rhoads & Sinon LLP
One South Market Square, 12th Floor
Harrisburg, Pennsylvania 17108-1146
Attention: Charles J. Ferry, Esquire
                              Carl D. Lundblad, Esquire
Facsimile No.: (717) 231-6669
          (b) If to Citizens, to:
Citizens Bancorp, Inc
10 North Main Street
Coudersport, Pennsylvania 16915
Attention: Charles H. Updegraff, Jr., Chairman, President and CEO
Facsimile No.: (814) 274-0401
with copies to:
Cohen & Grigsby, P.C.
11 Stanwix Street, 15th Floor
Pittsburgh, Pennsylvania 15222
Attention: Charles C. Cohen, Esquire
Facsimile No.: 412-209-0672
     Section 7.07 — Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
     Section 7.08 — Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
     Section 7.09 — Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     Section 7.10 — Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CITIZENS & NORTHERN CORPORATION
By:	/s/ Craig G. Litchfield
Craig G. Litchfield, Chairman, President and CEO

CITIZENS BANCORP, INC.
By:	/s/ Charles H. Updegraff, Jr.
Charles H. Updegraff, Jr., Chairman, President and CEO

Exhibit 1
FORM OF BANK PLAN OF MERGER
BANK PLAN OF MERGER
     THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of December 21, 2006, is by and between CITIZENS & NORTHERN BANK, a Pennsylvania bank and trust company (“C&N Bank”), and CITIZENS TRUST COMPANY, a Pennsylvania bank and trust company (“CTC”).
BACKGROUND
     1. C&N Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”). The authorized capital stock of C&N Bank consists of 550,000 shares of common stock, par value $5.00 per share (“C&N Bank Common Stock”), of which at the date hereof 526,052 shares are issued and outstanding.
     2. CTC is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Citizens Bancorp, Inc. (“Citizens”). The authorized capital stock of CTC consists of 500,000 shares of common stock, par value $1.25 per share (“CTC Common Stock”), of which at the date hereof 305,060 shares are issued and outstanding.
     3. The respective Boards of Directors of C&N Bank and CTC deem the merger of CTC with and into C&N Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.
     4. The respective Boards of Directors of C&N Bank and CTC have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of C&N and Citizens have adopted resolutions approving an Agreement and Plan of Merger dated as of December ___, 2006 (the “Agreement”), between C&N and Citizens, pursuant to which this Bank Plan of Merger is being executed by C&N Bank and CTC.
AGREEMENT
     In consideration of the premises and of the mutual covenants and agreements herein contained, C&N Bank and CTC, intending to be legally bound hereby, agree:
ARTICLE I
MERGER; BUSINESS
     1.1 Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): CTC shall merge with and into C&N Bank; the separate existence of CTC shall cease; and C&N Bank shall be the surviving bank under the name and title “Citizens & Northern Bank” (such transaction referred to herein as the “Bank Merger” and C&N Bank, as the surviving bank in the Merger, referred to herein as the “Surviving Bank”).
     1.2 Business. The business of the Surviving Bank shall be conducted at the main office of C&N Bank, and shall be located at 90-92 Main Street, Wellsboro, Pennsylvania 16901, and its legally established branches, which shall include the main office and all of the branch offices of CTC.
ARTICLE II
ARTICLES OF INCORPORATION AND BY-LAWS
     On and after the Effective Date of the Merger, the articles of incorporation and by-laws of C&N Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

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ARTICLE III
BOARD OF DIRECTORS AND OFFICERS
     3.1 Board of Directors. On and after the Effective Date of the Merger, the Board of Directors of C&N Bank as the Surviving Bank in the Merger shall consist of those persons who were the directors of C&N Bank immediately prior to the Effective Date and Charles H. Updegraff, Jr. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and by-laws of the Surviving Bank. The names and addresses of the directors are:

Name	Residence Address
Dennis F. Beardslee	155 Chestnut Street, Troy, PA 16947
R. Robert DeCamp	53 Central Avenue, Wellsboro, PA 16901
Jan E. Fisher	101 Greenbrair Drive, Wellsboro, PA 16901
R. Bruce Haner	204 Warren Street, Sayre, PA 18840
Susan E. Hartley	1293 Hoffman Hollow Road, Lowman, NY 14861
Karl W. Kroeck	R.R. #1, Box 990, Knoxville, PA 16928
Leo F. Lambert	P.O. Box 345, 213 Academy Terrace, Dushore, PA 18614
Edward L. Learn	111 Legion Heights Road, Elkland, PA 16920
Craig G. Litchfield	33 West Avenue, Wellsboro, PA 16901
Edward H. Owlett, III	894 Dean Hill Road, Wellsboro, PA 16901
Leonard Simpson	3 Cherry Street – Drawer W, Laporte, PA 18626
James E. Towner	1116 Oakmont Road, Clarks Summit, PA 18411
Ann Tyler	278 Bluebird Lane, Cogan Station, PA 17728
Charles H. Updegraff, Jr.	28 Prosser Hollow Road, Coudersport, PA 16915
     3.2 Officers. On and after the Effective Date of the Merger, the officers of C&N Bank duly elected and holding office immediately prior to such Effective Date and Charles H. Updegraff, Jr., as Executive Vice President and Chief Operating Officer, shall be the officers of C&N Bank, as the Surviving Bank in the Merger.
ARTICLE IV
CONVERSION OF SHARES
     4.1 Stock of C&N Bank. Each share of C&N Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.
     4.2 Stock of CTC. Each share of CTC Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefore.
ARTICLE V
EFFECTIVE DATE OF THE MERGER
     The Merger shall be effective on the date on which articles of merger executed by CTC and C&N Bank are filed with and endorsed by the Pennsylvania Department of Banking, unless a later date is specified in such articles of merger (the “Effective Date”).
ARTICLE VI
EFFECT OF THE MERGER
     On the Effective Date: The separate existence of CTC shall cease; the principal and branch offices of CTC shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of C&N Bank and CTC shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

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ARTICLE VII
CONDITIONS PRECEDENT
     The obligations of C&N Bank and CTC to effect the Merger shall be subject to (i) the approval of this Plan of Merger by Citizens and C&N in their capacities as the sole shareholder of CTC and C&N Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of CTC and the branch offices of CTC as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.
ARTICLE VIII
TERMINATION
     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.
ARTICLE IX
AMENDMENT
     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.
ARTICLE X
MISCELLANEOUS
     10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.
     10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.
     10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.
     10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
     10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

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     IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	CITIZENS & NORTHERN BANK

/s/ Jessica R. Brown	By:	/s/ Craig G. Litchfield

Secretary		Craig G. Litchfield, Chairman,
President & CEO

(SEAL)

ATTEST:	CITIZENS TRUST COMPANY

/s/ George Raup	By:	/s/ Charles H. Updegraff, Jr.

Secretary		Charles H. Updegraff, Jr., Chairman,
President & CEO
(SEAL)

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Exhibit 2
FORM OF AFFILIATE LETTER
                                        December ___, 2006
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
Gentlemen:
     Citizens & Northern Corporation (“C&N”) and Citizens Bancorp, Inc. (“Citizens”) desire to enter into an Agreement and Plan of Merger dated as of December ___, 2006 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Citizens will merge with and into C&N with C&N surviving the merger and (b) shareholders of Citizens will receive common stock of C&N and/or cash in exchange for common stock of Citizens outstanding on the closing date (the foregoing, collectively, referred to herein as the “Merger”).
     C&N has required, as a condition to its execution and delivery to Citizens of the Agreement, that the undersigned, being a director and/or executive officer of Citizens, execute and deliver to C&N this Letter Agreement.
     The undersigned, in order to induce C&N to execute the Agreement, hereby irrevocably:
          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Citizens called to vote for approval of the Agreement and the Merger so that all shares of common stock of Citizens then owned by the undersigned or over which the undersigned exercises voting control (collectively, “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such Shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Citizens) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving Citizens and any other person other than C&N or an affiliate of C&N;
          (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Citizens, to approve or adopt the Agreement;
          (c) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled (as defined for purposes of Rule 144 under the Securities Act) by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of Citizens held in connection with the vote on the Agreement or a gift where the donee has agreed in writing to abide by the terms of this Letter Agreement in a form reasonably satisfactory to C&N;
          (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of C&N received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”) covering sales of such C&N common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to C&N or as described in a “no-action” or interpretive letter from the staff of the Securities and Exchange Commission issued to the undersigned or Citizens for such purpose, is not required to be registered under the Securities Act; and acknowledges and agrees that C&N is under no obligation to register the sale, transfer or other disposition of C&N common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

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          (e) Agrees that neither Citizens nor C&N shall be bound by any attempted sale of any shares of Citizens common stock or C&N common stock, respectively, and C&N’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of C&N common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;
          (f) Agrees to use reasonable efforts to cause the provisions of subparagraph (e) hereof to be observed with respect to shares of C&N common stock received in the Merger owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns 10% of any class of equity securities or of the equity interest; and
          (g) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.
     It is understood and agreed that the provisions of subparagraphs (a) and (b) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Citizens common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities and fiduciary duties as a director or officer of Citizens. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Citizens common stock held or controlled by the undersigned as of the date hereof.
     The obligations set forth herein shall terminate concurrently with any termination of the Agreement.
     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
     This Letter Agreement shall inure to the benefit of C&N, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.
     The undersigned agrees that, in the event of his or her breach of this Letter Agreement, C&N shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate C&N for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

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     Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and C&N by signing and returning to C&N a counterpart hereof.

Very truly yours,

Name:

Accepted as of this                      day of
December, 2006:
CITIZENS & NORTHERN CORPORATION

By:

Craig G. Litchfield, Chairman, President
& CEO

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EXHIBIT 3
FORM OF TAX OPINION
     C&N and Citizens shall each have received an opinion of Rhoads & Sinon LLP substantially to the effect that, under the provisions of the IRC:
     (1) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;
     (2) C&N and Citizens will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;
     (3) No gain or loss will be recognized by C&N or Citizens as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);
     (4) Citizens shareholders who receive only C&N common stock for their shares of Citizens stock will not recognize any gain or loss with respect to shares of C&N stock received (except with respect to cash received in lieu of a fractional interest in C&N common stock and any dividends paid out in advance of the Merger);
     (5) Each Citizens shareholder who receives C&N common stock and cash (other than cash in lieu of a fractional share interest in C&N common stock) in exchange for the shareholder’s shares of Citizens common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;
     (6) Each Citizens shareholder’s aggregate tax basis in any shares of C&N common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Citizens common stock the Citizens shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and
     (7) Each Citizens shareholder’s holding period in any shares of C&N common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of Citizens common stock surrendered in exchange therefor were held.
     In rendering such opinion, Rhoads & Sinon LLP will be entitled to receive and rely upon customary certificates and representations of officers of C&N and Citizens. Additionally, in rendering such opinion, the following disclaimer will be added to the opinion:
“To ensure compliance with requirements imposed by the Treasury Department and the IRS, we inform you that any federal tax advice contained in this communication (including attachments) is not intended or written to be used and cannot be used for the purpose of avoiding tax penalties that may be imposed under the Internal Revenue Code. Additionally, if the advice provided herein is used to promote, market or recommend to another person any transaction or matter addressed herein, then all such taxpayers, other than the recipient hereto, that review this information, should seek advice based upon that taxpayer’s circumstances from an independent tax advisor with respect to any federal tax or transaction matter discussed herein.”

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EXHIBIT 4
FORM OF OPINION OF CITIZENS & NORTHERN CORPORATION COUNSEL
     Citizens shall have received from counsel to C&N an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:
     1. C&N is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.
     2. C&N has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.
     3. C&N Bank is a validly existing commercial bank organized under the laws of the Commonwealth of Pennsylvania, duly authorized to conduct its business in the Commonwealth of Pennsylvania and own its property as described in the Prospectus/Proxy Statement.
     4. The deposit accounts of C&N Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act.
     5. The shares of common stock of C&N being issued to the shareholders of Citizens upon the consummation of the Merger are duly authorized, validly issued, fully paid and non-assessable.
     6. Each of C&N and C&N Bank has full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger, respectively. The execution and delivery of the Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of C&N and C&N Bank, as the case may be, and the Agreement and the Bank Plan of Merger constitute valid and legally binding obligations of C&N and C&N Bank, respectively, enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).
     7. To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for C&N and C&N Bank in order for each of C&N and C&N Bank to consummate the transactions contemplated by the Agreement have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.
     8. Based upon advice received from the Securities and Exchange Commission, the registration statement for the issuance of the common stock of C&N to the shareholders of Citizens is effective under the Securities Act and no stop order suspending the effectiveness has been issued under the Securities Act or proceedings therefore initiated by the Securities and Exchange Commission or, to our knowledge, any state securities commissions or administrators.
     9. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Bank Plan of Merger, nor compliance by C&N or C&N Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under the articles of incorporation or bylaws of C&N or C&N Bank, or (ii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the Pennsylvania Banking Code, the Federal Deposit Insurance Act, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such acts, or any other federal or state statute, rule or regulation applicable to C&N or C&N Bank which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Agreement.

A4-1

EXHIBIT 5
FORM OF OPINIONS OF CITIZENS BANCORP, INC. COUNSEL
     C&N shall have received from counsel to Citizens an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:
     1. Citizens is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.
     2. Citizens has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.
     3. CTC is a validly existing commercial bank organized under the laws of the Commonwealth of Pennsylvania, duly authorized to conduct its business in the Commonwealth of Pennsylvania and own its property as described in the Prospectus/Proxy Statement.
     4. Each of Citizens and CTC has full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger, respectively. The execution and delivery of the Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Citizens and CTC, as the case may be (including approval of its shareholders), and the Agreement and the Bank Plan of Merger constitute valid and legally binding obligations of Citizens and CTC, respectively, enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).
     5. Assuming the satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Bank Plan of Merger, nor compliance by Citizens or CTC with any of the respective provisions thereof, will conflict with or result in a breach or default under the articles of incorporation or bylaws of Citizens or CTC or any Law which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Agreement. The foregoing opinion does not extend to authorizations or approvals required to be received from Regulatory Authorities in connection with the transactions contemplated by the Agreement.

A5-1

EXHIBIT 6
Index Group

Company	% Weighting
ACNB Corp., Gettysburg, PA	2.73%
Alliance Financial Corp., Syracuse, NY	3.63%
AmeriServ Financial Inc., Johnstown, PA	2.54%
Arrow Financial Corp., Glens Falls, NY	6.55%
Bryn Mawr Bank Corp., Bryn Mawr, PA	4.77%
Canandaigua National Corp., Canandaigua, NY	3.84%
CNB Financial Corp., Clearfield, PA	3.01%
Financial Institutions Inc., Warsaw, NY	6.23%
First Chester County Corp., West Chester, PA	2.75%
First National Community Bncp, Dunmore, PA	8.65%
Franklin Financial Services, Chambersburg, PA	2.54%
Leesport Financial Corp., Wyomissing, PA	3.04%
Omega Financial Corp., State College, PA	9.79%
Orrstown Financial Services, Shippensburg, PA	5.52%
Pennsylvania Commerce Bancorp, Harrisburg, PA	3.83%
Royal Bancshares of PA, Narberth, PA	6.80%
Smithtown Bancorp Inc., Hauppauge, NY	6.04%
Suffolk Bancorp, Riverhead, NY	8.50%
Univest Corp. of Pennsylvania, Souderton, PA	9.24%

Total	100.00%

A6-1

ANNEX B
FAIRNESS OPINION OF RYAN BECK & CO., INC.
December 21, 2006
The Board of Directors
Citizens Bancorp, Inc.
10 North Main Street
Coudersport, PA 16915
Members of the Board:
You have requested our opinion that the consideration offered pursuant to the Agreement and Plan of Merger dated as of December 21, 2006 (the “Agreement”), by and among Citizens & Northern Corporation (“C&N”) and Citizens Bancorp, Inc. (“Citizens”), is fair to the holders of Citizens common stock (the “Citizens Common Stock”) from a financial point of view. Under the terms of the agreement (the “Merger”), Citizens will be merge with and into C&N and shareholders of Citizens will have the right to elect to receive, for each share of Citizens common stock they own (1) 1.297 shares of C&N common stock, or (2) $28.57 in cash, or (3) a mixed election of stock and cash, subject to pro-ration if either cash or stock is oversubscribed, based on an election process prior to closing. The Agreement further provides that, in the aggregate, 50% of the Citizens shares will be exchanged for C&N common stock, with the remainder exchanged for cash. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.
Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have spoken with members of senior management of both Citizens and C&N to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) C&N’s Annual Reports, including audited financial statements, on Form 10-K for the years ended December 31, 2005, 2004 and 2003; (iii) C&N’s quarterly reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006; (iv) Citizens’ annual reports to shareholders, including audited financial statements, for the years ended December 31, 2005, 2004 and 2003; (v) Citizens’ call reports for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006; (vi) certain other public and non-public information, primarily financial in nature, related to the respective businesses, earnings, assets and prospects of Citizens and C&N provided to Ryan Beck by management of the respective companies or obtained by Ryan Beck from other sources; (vii) the publicly available financial data of banking organizations which Ryan Beck deemed generally comparable to Citizens and C&N; (viii) the historical stock prices and trading volumes of Citizens’ and C&N’s common stock; and (ix) the terms of acquisitions of banking organizations which Ryan Beck deemed generally comparable in whole or in part to Citizens. Additionally, we conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate; analyzed the impact of the Merger on C&N; considered the future prospects of Citizens in the event it remained independent; and participated in meetings and telephone conferences with certain members of Citizens’ and C&N’s senior management to discuss Citizens’ and C&N’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies that may arise from the Merger.
In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Citizens and C&N that was publicly available or provided to Ryan Beck by Citizens and C&N. Ryan Beck is not an expert in the evaluation of loan portfolios or the allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Citizens or C&N as of September 30, 2006, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the management of Citizens and C&N. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Citizens or C&N nor did Ryan Beck review any loan files of Citizens or C&N. Ryan Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Citizens and C&N.
In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.
We have been retained by the Board of Directors of Citizens as an independent contractor to determine whether the consideration offered to Citizens shareholders in the Merger as provided and described in the Agreement is fair, from a financial point of view, as of this date. Ryan Beck will receive a fee for its services, a substantial portion of which is due upon consummation of the Merger.
Prior to this transaction, Ryan Beck did not have an investment banking relationship with Citizens or C&N. Ryan Beck may solicit investment banking business from C&N in the future. Ryan Beck acts as a market maker in the common stock of C&N. Ryan Beck does not act as a market maker in the common stock of Citizens. In the ordinary course of its business as a broker dealer, however, Ryan Beck may actively trade equity or other securities of Citizens or C&N for its own account and the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.
Our opinion is directed to the Board of Directors of Citizens and does not constitute a recommendation to any shareholder of Citizens as to how such shareholder should vote at any shareholder meeting held in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent.

Based upon and subject to the foregoing it is our opinion that, as of this date, the consideration offered to Citizens shareholders in the Merger, as provided and described in the Agreement, is fair to the holders of Citizens Common Stock from a financial point of view.
Very truly yours,
Ryan Beck & Co., Inc.

ANNEX C
SUBCHAPTER D OF CHAPTER 15 AND SECTION 1930
OF THE PENNSYLVANIA BUSINESS CORPORATION LAW
OF 1988 (15 Pa. C.S. §§1571-1580, 1930) AS AMENDED,
RELATING TO DISSENTERS RIGHTS
§ 1930. Dissenters rights
     (a) General rule.—If any shareholder of a domestic business corporation that becomes a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters right upon special treatment).
     (b) Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).
     (c) Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).
§ 1571. Application and effect of subchapter
     (a) General rule.—Except as otherwise provided in subsection (b) any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1930 (relating to dissenters rights).
Section 1931(d) (relating to dissenters rights in share exchanges).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 1952(d) (relating to dissenters rights in division).
Section 1962(c) (relating to dissenters rights in conversion).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure)
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b) Exceptions.—
          (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair market value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:
               (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or
               (ii) held of record by more than 2,000 persons.
          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
               (i) (Repealed.)

               (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.
               (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).
          (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
     (c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.
     (d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
          (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
          (2) a copy of this subchapter.
     (e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
     (f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.
     (g) Computation of Beneficial Ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust for two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
     (h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).
§ 1572. Definitions
     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
     “Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
     “Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
     “Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
     “Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

     “Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§ 1573. Record and beneficial holders and owners
     (a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
     (b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
§ 1574. Notice of intention to dissent
     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§ 1575. Notice to demand payment
     (a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
          (4) Be accompanied by a copy of this subchapter.
     (b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.
§ 1576. Failure to comply with notice to demand payment, etc.
     (a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
     (b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
     (c) Rights retained by shareholders.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares
     (a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
     (b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
     (c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
          (2) A statement of the corporation’s estimate of the fair value of the shares.
          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
     (d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefore or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
§ 1578. Estimate by dissenter of fair value of shares
     (a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
     (b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
§ 1579. Valuation proceedings generally
     (a) General rule.—Within 60 days after the latest of:
(1) effectuation of the proposed corporate action;
(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);
if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
     (c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
     (d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
     (e) Effect of corporation’s failure to file applications.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§ 1580. Costs and expenses of valuation proceedings
     (a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
     (b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
     (c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
          Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.
     Article VIII of the Registrant’s By-Laws provides as follows:
     Section 8.1. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
     Section 8.2. ADVANCEMENT OF EXPENSES. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.
     Section 8.3. NONEXCLUSIVITY. The indemnification provided by this Article VIII shall not be deemed exclusive of any other right to which persons seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Section 8.4. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII.
Item 21. Exhibits and Financial Statements.
     (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Citizens & Northern Corporation and Citizens Bancorp, Inc. dated as of December 21, 2006 (Included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement).

3.1	Articles of Incorporation of Citizens & Northern Corporation, as amended (Incorporated by reference to Exhibit 4.1 to registrant’s Form S-8 Registration Statement filed November 3, 2006).

3.2	Bylaws of Citizens & Northern Corporation, as amended (Incorporated by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K filed August 25, 2004).

5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.

8.1	Opinion of Rhoads & Sinon LLP as to certain tax matters.

10.1	Change in Control Agreement dated July 21, 2005 between the Corporation and Harold F. Hoose, III (Incorporated by reference to Exhibit 10.1 filed with the registrant’s Form 10-K on March 3, 2006)

10.2	Form of Stock Option and Restricted Stock Agreements dated January 3, 2005 between the Corporation and certain officers pursuant to the Citizens & Northern Corporation Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 filed with the registrant’s Form 10-K on March 3, 2006)

Exhibit No.	Description
10.3	Form of Stock Option and Restricted Stock Agreements dated January 3, 2005 between the Corporation and the Directors pursuant to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 filed with the registrant’s Form 10-K on March 3, 2006)

10.4	Form of Indemnification Agreements dated May 2004 between the Corporation and the Directors and certain officers (Incorporated by reference to Exhibit 10.1 filed with the registrant’s Form 10-K on March 14, 2005)

10.5	Change in Control Agreement dated December 31, 2003 between the Corporation and Thomas L. Rudy, Jr. (Incorporated by reference to Exhibit 10.2 filed with the registrant’s Form 10-K on March 14, 2005)

10.6	Change in Control Agreement dated December 31, 2003 between the Corporation and Craig G. Litchfield (Incorporated by reference to Exhibit 10.1 filed with the registrant’s Form 10-K on March 10, 2004)

10.7	Change in Control Agreement dated December 31, 2003 between the Corporation and Mark A. Hughes (Incorporated by reference to Exhibit 10.2 filed with the registrant’s Form 10-K on March 10, 2004)

10.8	Change in Control Agreement dated December 31, 2003 between the Corporation and Deborah E. Scott (Incorporated by reference to Exhibit 10.4 filed with the registrant’s Form 10-K on March 10, 2004)

10.9	Second Amendment to Citizens & Northern Corporation Stock Incentive Plan (Incorporated by reference to Exhibit 10.5 filed with the registrant’s Form 10-K on March 10, 2004)

10.10	First Amendment to Citizens & Northern Corporation Stock Incentive Plan (Incorporated by reference to Exhibit 10.6 filed with the registrant’s Form 10-K on March 10, 2004)

10.11	Citizens & Northern Corporation Stock Incentive Plan (Incorporated by reference to Exhibit 10.7 filed with the registrant’s Form 10-K on March 10, 2004)

10.12	Citizens & Northern Corporation Independent Directors Stock Incentive Plan (Incorporated by reference to Exhibit A to the registrant’s proxy statement dated March 19, 2001 for the annual meeting of stockholders held on April 17, 2001)

Exhibit No.	Description
10.13	Amendment #1 to Citizens & Northern Bank Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.2(b) filed with the registrant’s Form 10-K on March 19, 2001)

10.14	Amendment #2 to Citizens & Northern Bank supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.2(a) filed with the registrant’s Form 10-K on March 19, 2001)

10.15	Citizens & Northern Bank Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.2 filed with the registrant’s Form 10-K on March 19, 2001)

21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to registrant’s Form 10-K filed March 3, 2006 for the fiscal year ended December 31, 2005).

23.1	Consent of Parente Randolph, LLC

23.2	Consent of Ryan Beck & Co., Inc.

23.3	Consents of Rhoads & Sinon LLP (included in Exhibit 5.1 and 8.1).

24.1	Power of Attorney (contained on signature pages to this Registration Statement).

99.1	Opinion of Ryan Beck & Co., Inc. as to the fairness of the transaction (attached as Annex B to the Proxy Statement/Prospectus included in this Registration Statement).

99.2	Form of Proxy Card.
(b)	Financial Statement Schedules.
None required.
Item 22. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes as follows:
(1)	That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wellsboro, Pennsylvania, on this 12th day of February, 2007.

CITIZENS & NORTHERN CORPORATION (Registrant)
By:	/s/ Craig G. Litchfield
Craig G. Litchfield, Chairman,
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig G. Litchfield, Mark D. Hughes and Charles J. Ferry, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or either of them or any substitute of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Craig G. Litchfield Craig G. Litchfield	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2007

/s/ Mark A. Hughes Mark A. Hughes	Treasurer (Principal Accounting Officer)	February 12, 2007

/s/ Dennis f. Beardslee Dennis F. Beardslee	Director	February 12, 2007

/s/ R. Robert DeCamp R. Robert DeCamp	Director	February 12, 2007

/s/ Jan E. Fisher Jan E. Fisher	Director	February 12, 2007

/s/ R. Bruce Haner R. Bruce Haner	Director	February 12, 2007

Signature	Capacity	Date

/s/ Susan E. Hartley Susan E. Hartley	Director	February 12, 2007

/s/ Karl W. Kroeck Karl W. Kroeck	Director	February 12, 2007

/s/ Leo F. Lambert Leo F. Lambert	Director	February 12, 2007

/s/ Edward L. Learn Edward L. Learn	Director	February 12, 2007

/s/ Edward H. Owlett, III Edward H. Owlett, III	Director	February 12, 2007

/s/ Leonard Simpson Leonard Simpson	Director	February 12, 2007

/s/ James E. Towner James E. Towner	Director	February 12, 2007

/s/ Ann M. Tyler Ann M. Tyler	Director	February 12, 2007

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.

8.1	Opinion of Rhoads & Sinon LLP as to certain tax matters.

23.1	Consent of Parente Randolph, LLC

23.2	Consent of Ryan Beck & Co., Inc.

99.2	Form of Proxy Card